Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT*

DATED AS OF NOVEMBER 6, 2025

AMONG

Allure Global Solutions, Inc., a Georgia corporation (“AGS”), Creative Realities, Inc., a Minnesota corporation (“CRI”), Reflect Systems, Inc., a Delaware corporation (“RS”), and upon consummation of the Cineplex Share Purchase (as defined herein), Cineplex Digital Media US Inc., a Delaware corporation (“CDM US”), jointly and severally (AGS, CRI, RS and CDM US, collectively, the “U.S. Borrowers”, and each a “U.S. Borrower”), 1001372953 Ontario Inc., an Ontario corporation, and, upon consummation of the Cineplex Share Purchase, the Canadian Borrower (as defined herein),

THE OTHER LOAN PARTIES SIGNATORY HERETO,

as Loan Parties,

FIRST MERCHANTS BANK,

as Agent, L/C Issuer and Swing Line Lender,

THE LENDERS
FROM TIME TO TIME PARTY HERETO,

and

FIRST MERCHANTS BANK,

as Sole Lead Arranger and Sole Bookrunner

*

Exhibits and/or schedules have been omitted pursuant to Item 601(a)(5) and/or 601(b)(10)(iv) of Regulation S-K. The registrant hereby undertakes to furnish supplementally copies of any of the omitted exhibits and schedules upon request by the SEC; provided, however, that the registrant may request confidential treatment pursuant to Rule 24b-2 under the Exchange Act, for any exhibits or schedules so furnished.

i

	3.7.	Ownership of Property	61
	3.8.	No Default	61
	3.9.	Labor Matters	61
	3.10.	Regulated Entities	61
	3.11.	Margin Regulations	61
	3.12.	Compliance With Laws; Anti-Terrorism Laws.	61
	3.13.	Taxes	62
	3.14.	Compliance with ERISA.	62
	3.15.	Brokers	63
	3.16.	Material Contracts	63
	3.17.	Environmental Compliance.	63
	3.18.	Intellectual Property	64
	3.19.	Real Property Interests	65
	3.20.	Full Disclosure	65
	3.21.	Subordinated Debt	65
	3.22.	Reserved	65
	3.23.	Insurance	65
	3.24.	Deposit and Disbursement Accounts	65
	3.25.	Reserved	65
	3.26.	Customer and Trade Relations	65
	3.27.	Bonding; Licenses	65
	3.28.	Solvency	66
	3.29.	Affiliate Transactions	66
	3.30.	Representations and Warranties in Loan Documents	66
4.	AFFIRMATIVE COVENANTS		66
	4.1.	Maintenance of Existence and Conduct of Business	66
	4.2.	Payment of Charges.	66
	4.3.	Books and Records	67
	4.4.	Insurance; Damage to or Destruction of Collateral.	67
	4.5.	Compliance with Laws	68
	4.6.	Reserved.	68
	4.7.	Intellectual Property	68
	4.8.	Environmental Matters	68

	4.9.	Landlords’ Agreements, Mortgagee Agreements and Bailee and Processor Letters	69
	4.10.	Amalgamation	69
	4.11.	Cash Management Systems	69
	4.12.	Maintenance of Property; Material Contracts	69
	4.13.	Inspection of Property and Books and Records; Appraisals.	69
	4.14.	Use of Proceeds	69
	4.15.	Further Assurances.	70
5.	NEGATIVE COVENANTS		71
	5.1.	Asset Dispositions, Etc.	71
	5.2.	Investments; Loans and Advances	71
	5.3.	Indebtedness	72
	5.4.	Employee Loans and Affiliate Transactions	73
	5.5.	Capital Structure and Business	73
	5.6.	Contingent Obligations	74
	5.7.	Liens	74
	5.8.	Consolidations, Mergers and Amalgamations	75
	5.9.	ERISA	75
	5.10.	Hazardous Materials	76
	5.11.	Sale Leasebacks	76
	5.12.	Restricted Payments	76
	5.13.	Change of Corporate Name or Location; Change of Fiscal Year	76
	5.14.	No Restriction on Distributions; No Negative Pledges	76
	5.15.	Reserved	77
	5.16.	Amendments to Subordinated Debt	77
	5.17.	Affiliate Compensation and Fees	77
	5.18.	Margin Stock; Use of Proceeds	77
	5.19.	Sanctions; Use of Proceeds	77
	5.20.	Prepayments of Other Indebtedness	77
6.	FINANCIAL COVENANTS		78
	6.1.	Financial Covenants	78
7.	FINANCIAL STATEMENTS AND INFORMATION		78
	7.1.	Reports and Notices	78
	7.2.	Communication with Accountants	80

8.	CONDITIONS PRECEDENT.		80
	8.1.	Conditions to the Initial Advances	80
	8.2.	Further Conditions to Each Advance	81
9.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES		82
	9.1.	Events of Default	82
	9.2.	Remedies	84
	9.3.	Application of Proceeds	85
	9.4.	Actions in Concert	86
	9.5.	Waivers by Loan Parties	86
10.	EXPENSES AND INDEMNITY		86
	10.1.	Expenses	86
	10.2.	Indemnity	87
11.	AGENT		87
	11.1.	Appointment and Authorization	87
	11.2.	Agent and Affiliates	87
	11.3.	Action by Agent; Actions through Sub-Agents	88
	11.4.	Consultation with Experts	88
	11.5.	Liability of Agent	88
	11.6.	Indemnification	88
	11.7.	Right to Request and Act on Instructions	89
	11.8.	Credit Decision	89
	11.9.	Collateral Matters	89
	11.10.	Agency for Perfection	90
	11.11.	Notice of Default	90
	11.12.	Successor Agent	90
	11.13.	Disbursements of Term Loan and Revolving Credit Advances; Payment and Sharing of Payment	91
	11.14.	Reserved	93
	11.15.	Field Exam	93
	11.16.	Withholding Tax	93
	11.17.	Agent May File Proof of Claim	93
	11.18.	Agent in Individual Capacity	94
	11.19.	ERISA Fiduciary Representations and Warranties.	94
	11.20.	Acknowledgments Regarding Erroneous Payments	95

	11.21.	Appointment of Hypothecary Representative	96
12.	MISCELLANEOUS		97
	12.1.	Survival	97
	12.2.	No Waivers	97
	12.3.	Notices	97
	12.4.	Severability	98
	12.5.	Amendments and Waivers	98
	12.6.	Assignments; Participations; Replacement of Lenders	100
	12.7.	Headings	103
	12.8.	Confidentiality	103
	12.9.	Waiver of Consequential and Other Damages	104
	12.10.	Marshaling; Payments Set Aside	104
	12.11.	GOVERNING LAW; SUBMISSION TO JURISDICTION	104
	12.12.	WAIVER OF JURY TRIAL	105
	12.13.	Publication; Advertisement	105
	12.14.	Counterparts; Integration; Restatement; Release	105
	12.15.	No Strict Construction	106
	12.16.	USA PATRIOT Act Notification	106
	12.17.	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	107
	12.18.	Joinder of Cineplex DM and DDC Group	107
	12.19.	Joint and Several Liability	108
	12.20.	Judgment Currency	110

v

INDEX OF ANNEXES, EXHIBITS,
SCHEDULES AND APPENDICES

Annex A	-	Letters of Credit
Annex B	-	Cash Management System
Annex C	-	Commitments as of Closing Date

Exhibit 7.1(b)	-	Form of Borrowing Base Certificate [omitted]
Exhibit 12.6	-	Form of Assignment Agreement [omitted]
Exhibit D	-	Form of Compliance Certificate [omitted]

Schedule 3.17	-	Environmental Compliance [omitted]
Schedule 3.18	-	Intellectual Property [omitted]
Schedule 3.19	-	Real Property Interests [omitted]
Schedule 3.23	-	Insurance [omitted]
Schedule 3.24	-	Deposit and Disbursement Accounts [omitted]
Schedule 4.1	-	Corporate and Trade Names [omitted]
Schedule 5.3	-	Indebtedness [omitted]
Schedule 5.4	-	Employee Loans and Affiliate Transactions [omitted]
Schedule 5.6	-	Contingent Obligations [omitted]
Schedule 5.7	-	Liens [omitted]

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT dated as of November 6, 2025, among Allure Global Solutions, Inc., a Georgia corporation (“AGS”), Creative Realities, Inc., a Minnesota corporation (“CRI”), Reflect Systems, Inc., a Delaware corporation (“RS”), and, upon consummation of the Cineplex Share Purchase (as defined herein), Cineplex Digital Media US Inc., a Delaware corporation (“CDM US”), jointly and severally (AGS, CRI, RS and CDM US, collectively, the “U.S. Borrowers”, and each a “U.S. Borrower”), 1001372953 Ontario Inc., an Ontario corporation, and, upon consummation of the Cineplex Share Purchase, the Canadian Borrower (as defined herein), the other Loan Parties signatory hereto, as Loan Parties, the financial institutions or other entities from time to time parties hereto, each as a Lender, and FIRST MERCHANTS BANK, an Indiana bank, as Agent, L/C Issuer and Swing Line Lender.

RECITALS

WHEREAS, AGS, CRI and RS and First Merchants Bank are parties to that certain credit agreement dated as of May 23, 2024, (as amended and/or amended and restated prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, AGS, CRI and RS requested an increase and syndication to the credit facilities under the Existing Credit Agreement and in connection therewith have requested that the Lenders extend certain revolving and term loan credit facilities to Borrowers to provide funds necessary for the purpose of refinancing certain indebtedness of Borrowers and providing (a) working capital financing for Borrowers, (b) financing for a portion of the purchase price for the Cineplex Share Purchase, (c) funds for other general corporate purposes of Borrowers, and (d) funds for other purposes permitted hereunder; and

WHEREAS, on or prior to the Amalgamation Outside Date and following the completion of the Cineplex Share Purchase, BuyCo and DDC Group will amalgamate with the resulting corporation thereof then amalgamating with Cineplex DM to continue as Amalco under the name “Cineplex Digital Media Inc.” and thereafter such amalgamated entity will continue as the sole Canadian Borrower for purposes of this Agreement including, without limitation, as a borrower under all of the credit facilities hereunder.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.	DEFINITIONS

1.1.    Certain Defined Terms. For purposes of the Loan Documents, capitalized terms shall have the meanings as defined in this Agreement (including, as applicable, each Annex to this Agreement and Appendix A to this Agreement). The following terms when used herein shall have the following meanings:

“Account Debtor” means any Person who may become obligated to a Loan Party under, with respect to, or on account of, an Account, any Chattel Paper, any General Intangibles or any Intangibles (including a payment intangible).

“Accounts” means all rights, titles and interests of each Loan Party in all of such Loan Party’s “accounts,” as such term is defined in the Code or the PPSA, as applicable, whether now owned or existing or hereafter acquired or arising, including (a) all accounts receivable, other receivables, book debts and other forms of obligations, (including any such obligations that may be characterized as an account or contract right under the Code, or the PPSA, as applicable), (b) all of each Loan Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Loan Party’s rights to any Goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed Goods), (d) all rights to payment due to any Loan Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Loan Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Loan Party), (e) all healthcare insurance receivables, and (f) all Supporting Obligations, guarantees and indemnities and other collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.

“Adjusted EBITDA” means, for any period, net income from operations (and for the avoidance of doubt excluding the proceeds of Stock issuances) for such period, plus (a) without duplication and to the extent deducted in determining net income for such period, the sum of (i) interest expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation, depletion and amortization expense for such period (inclusive of non-cash amortization expenses resulting from the amortization of the Borrowers’ software platforms which may be classified as cost of goods sold instead of amortization expense in the Borrowers’ consolidated Statement of Operations), (iv) any extraordinary charges for such period consistent with those which the Borrowers have historically presented as adjustments to EBITDA in its calculation of “EBITDA” in its public filings with the Commission, (v) any other noncash charges for such period (but, excluding any non-cash charge in respect of an item that was included in net income in a prior period), and any other accepted adjustments between the Borrowers and Agent, minus (b) without duplication and to the extent included in net income, any extraordinary or non-recurring gains and any non-cash items of income for such period, all calculated in accordance with GAAP.

“Adjusted Term SOFR Rate” means, for any Interest Period, the Term SOFR Rate plus 0.11% (11 Basis Points); provided that, if the Adjusted Term SOFR Rate as so determined would be less than 1.00%, such rate shall be deemed to be equal to 1.00% for purposes of calculating such rate. The Adjusted Term SOFR Rate is subject to adjustment from time to time based on changes in the Term SOFR Rate.

“Advance” means any Revolving Credit Advance, Swing Line Advance, and/or the Term Loan, as the context may require.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” has the meaning ascribed to it in Section 12.6(c) of this Agreement.

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors (or managers) of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, members, managers, joint venturers and partners, and (d) in the case of a Loan Party, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of such Loan Party. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Agent, L/C Issuer, Swing Line Lender and each Lender.

“Agent” or “Administrative Agent” means First Merchants Bank, an Indiana bank, in its capacity as administrative agent under the Loan Documents or its successor appointed pursuant to Section 11.12 of this Agreement.

“Agreement” means this Amended and Restated Credit Agreement, dated as of the Closing Date, by and among Borrowers, the other Loan Parties party thereto, First Merchants Bank, as Agent, L/C Issuer and a Swing Line Lender, and the Lenders from time to time party thereto.

“Amalco” shall mean Cineplex Digital Media Inc., the corporation resulting from the Permitted Amalgamation described under clause (i) of the definition of Permitted Amalgamation.

“Amalgamation Outside Date” shall mean November 12, 2025, or such other date as may be agreed to in writing by CRI and Agent.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Applicable Margin” means, as of any date, the applicable per annum rate set forth below in the applicable column in the table below based on the then Senior Funded Debt to Adjusted EBITDA Ratio.

Pricing Grid Level	Senior Funded Debt to Adjusted EBITDA Ratio	Margin applicable to Revolving Credit Advances	Margin applicable to the Term Loan
I	< 2.50x	2.75%	3.00%
II	> 2.50x	3.25%	3.50%

For purposes of determining the Applicable Margins, the Senior Funded Debt to Adjusted EBITDA Ratio will, on and after the First Pricing Grid Determination Date, be determined as of the First Pricing Grid Determination Date and as of the end of each Fiscal Quarter of Borrowers ending on or after the First Pricing Grid Determination Date. The “First Pricing Grid Determination Date” occurring on and after the Closing Date will be December 31, 2025. On Agent’s receipt of the Financial Statements and Compliance Certificate for a Fiscal Quarter required to be delivered to Agent pursuant to the Agreement, the Applicable Margins will be subject to adjustment prospectively in accordance with the table set forth above based on the then Senior Funded Debt to Adjusted EBITDA Ratio so long as no Event of Default is existing as of the applicable effective date of adjustment (and, if any such Event of Default is then existing, any such adjustment to the Applicable Margins will be at Agent’s sole election). The foregoing adjustment, if applicable, will become effective on the Reset Date of the first calendar month after Agent’s receipt of the Financial Statements and Compliance Certificate required to be delivered to Agent pursuant to the Agreement until the next succeeding effective date of adjustment pursuant to this paragraph. Each of the Financial Statements and Compliance Certificate required to be delivered to Agent must be delivered to Agent in compliance with the Agreement. If, however, either the Financial Statements or the Compliance Certificate required to be delivered to Agent pursuant to the Agreement have not been delivered in accordance therewith, then, at Agent’s option or the Required Lenders’ written election to Agent, commencing on the date upon which such Financial Statements or Compliance Certificate should have been delivered in accordance with the Agreement and continuing until such Financial Statements or Compliance Certificate are actually delivered in accordance with the Agreement, for purposes of determining the Applicable Margins, the pricing and percentage associated with Pricing Grid Level II will be applicable. From the Closing Date until the first adjustment after the First Pricing Grid Determination Date in accordance with the terms hereof, the Applicable Margins shall be as set forth in Pricing Grid Level II. Notwithstanding that Pricing Grid Levels could include a Senior Funded Debt to Adjusted EBITDA Ratio that is in violation of the applicable ratio required by the Agreement (e.g., by providing for a Senior Funded Debt to Adjusted EBITDA Ratio in the table set forth above which is more than the then permitted covenant level set forth in the Credit Agreement), if Borrowers violate the Financial Covenant set forth in the Agreement for any Fiscal Quarter-end, then Agent may, without notice and in addition to any increase in the Applicable Margins pursuant to this paragraph, implement the Default Rate. This paragraph shall not limit the rights of Agent or the Lenders with respect to Section 2.4(c) and Section 9 hereof, and shall survive the termination of this Agreement until the payment in full in cash of the aggregate outstanding principal balance of the Advances.

“Applicable Rate” means: (a) with respect to Overadvances, Protective Advances, Revolving Credit Advances and Swing Line Advances, the Adjusted Term SOFR plus the Applicable Margin that then applies to the Revolving Credit Advances and (b) with respect to the Term Loan, the Adjusted Term SOFR plus the Applicable Margin that then applies to the Term Loan.

“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Commitment Termination Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and Proceeds of Collateral be applied pursuant to Section 9.3(b) of this Agreement.

“Approved Fund” means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Arranger” means First Merchants Bank, in its capacity as Sole Lead Arranger under this Agreement.

“Assignment Agreement” means an assignment and assumption agreement entered into by a Lender and an assignee and accepted by the Administrative Agent, substantially in the form of Exhibit 12.6 or any other form approved by the Agent.

“Availability” means, as of any date of determination, the lesser of (i) the Maximum Revolver Amount, as of such date and (ii) the Borrowing Base, as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing Law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other Law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms, or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product” means any of the following products, services or facilities extended to any Loan Party from time to time by Agent, any Lender or any of Affiliate of Agent or any Lender or any Person who was Agent, a Lender or an Affiliate of Agent or a Lender at the time it provided such products, services or facilities: (a) any services in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox services, stop payment services, and other treasury management services; (b) commercial credit card and merchant card services; and (c) other banking products or services as may be requested by any Loan Party, other than Letters of Credit and Rate Contracts; provided, that no such products, services or facilities provided by any Lender (other than any Lender that is also Agent or an Affiliate of Agent) or any of its respective Affiliates shall be deemed to be “Bank Products” hereunder until Agent has been notified in writing by the applicable Lender thereof.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Base Rate” means a variable per annum rate, as of any date of determination, equal to the Prime Rate. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. First Merchants Bank may make commercial loans or other loans at rates of interest at, above or below the Base Rate. Any change in the Base Rate shall be effective for purposes of this Agreement on the date of such change without notice to Borrowers.

“Benchmark” means, at any time, any index then used in the determination of an interest rate under the terms of this Agreement. The initial Benchmark is the Term SOFR Rate.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Term SOFR Rate:

(i)    a public statement or publication of information by or on behalf of the CME Term SOFR Administrator (or any successor administrator of the Term SOFR Rate, or the published component used in the calculation thereof) announcing that such CME Term SOFR Administrator has ceased or will cease to provide the Term SOFR Rate (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Term SOFR Rate (or such component thereof); or

(ii)    a public statement or publication of information by the NYFRB, the Federal Reserve Board, or, as applicable, the regulatory supervisor for the CME Term SOFR Administrator, an insolvency official with jurisdiction over the CME Term SOFR Administrator, a Resolution Authority with jurisdiction over the CME Term SOFR Administrator, or a court or an entity with similar insolvency or Resolution Authority over the CME Term SOFR Administrator, in each case, which states that the CME Term SOFR Administrator (or any successor administrator of the Term SOFR Rate, or the published component used in the calculation thereof) has ceased or will cease to provide the Term SOFR Rate (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Term SOFR Rate (or such component thereof); or

(iii)    a public statement or publication of information by the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, or the regulatory supervisor for the CME Term SOFR Administrator (or any successor administrator of the Term SOFR Rate, or the published component used in the calculation thereof), announcing that the Term SOFR Rate (or such component thereof) is no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to the Term SOFR Rate if a public statement or publication of information set forth above has occurred with respect to each then-current available tenor of the Term SOFR Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BIA” shall mean the Bankruptcy and Insolvency Act (Canada), as now and hereafter in effect and any successors to such statute, and any regulations promulgated thereunder, as in effect from time to time.

“Blocked Person” means any Person: (a) listed in the annex to, or otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower” shall mean each U.S. Borrower and the Canadian Borrower individually and “Borrowers” shall mean all of them collectively.

“Borrower Representative” means CRI.

“Borrowing Availability” means, as of any date of determination, Availability at such time, minus the aggregate Revolving Exposure at such time.

“Borrowing Base” means, as of any date of determination by Agent, from time to time, an amount equal to the sum at such time of:

(a)         up to 85% of the book value of each Borrower’s Eligible Accounts at such time; plus

(b)         up to 60% of the book value of each Borrower’s Eligible Inventory valued at cost (determined on a first in, first out basis); minus

(c)         Priority Payables; minus

(d)         Rent Reserves;

in each case, less any Reserves established by Agent at such time. Agent may, in its Permitted Discretion, reduce the advance rates set forth above, adjust Reserves or reduce one or more of the other elements used in computing the Borrowing Base.

“Borrowing Base Certificate” means a certificate to be executed and delivered from time to time by Borrowers in the form attached to this Agreement as Exhibit 7.1(b) to this Agreement or otherwise in form and substance acceptable to the Administrative Agent in its reasonable discretion.

“Business Day” means any day that commercial banks in Indianapolis, Indiana and Toronto, Ontario are required by law to be open for business; provided that, notwithstanding anything to the contrary in this definition of “Business Day”, at any time during which a Rate Contract with any Lender Party is then in effect with respect to all or a portion of the Obligations, then the definitions of “Business Day” and “Banking Day”, as applicable, pursuant to such Rate Contract shall govern with respect to all applicable notices and determinations in connection with such portion of the Obligations arising under such Rate Contract. Periods of days referred to in the Loan Documents will be counted in calendar days unless Business Days or U.S Government Securities Business Days are expressly prescribed.

“BuyCo” shall mean 1001372953 Ontario Inc., an Ontario corporation.

“Canada Pension Plan” means the compulsory retirement, death and disability benefit plan established, regulated and administered by the federal government of Canada.

“Canadian Anti-Terrorism Laws” shall mean the Criminal Code, R.S.C. 1985, c. C 46, The Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17, the Special Economic Measures Act, S.C. 1992, c.17, the Export and Import Permits Act, R.S.C., 1985, c.E-19, the Anti-Terrorism Act, S.C. 2001, c. 41, and the United Nations Act, R.S.C. 1985, c. U 2 or any similar Canadian legislation, together with all rules, regulations and interpretations thereunder or related thereto including, without limitation, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations Al Qaida and Taliban Regulations promulgated under the United Nations Act.

“Canadian Benefit Plans” shall mean all material employee benefit plans or arrangements maintained or contributed to by any Canadian Loan Party that are not Canadian Pension Plans, including all profit sharing, savings, supplemental retirement, retiring allowance, severance, pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock, legal services, supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plan and arrangements in which the employees or former employees of any Canadian Loan Party participate or are eligible to participate but excluding all stock option or stock purchase plans.

“Canadian Borrower” shall mean (x) prior to giving effect to clause (i) in the definition of Permitted Amalgamation, collectively BuyCo, DDC Group and Cineplex DM; (y) after giving effect to clause (i) in the definition of Permitted Amalgamation, Amalco; and (z) after giving effect to clause (ii) in the definition of Permitted Amalgamation, the amalgamated entity formed therefrom.

“Canadian Dollars” means the lawful currency of Canada.

“Canadian Excluded Property” shall have the meaning given such term in the Canadian Security Agreement.

“Canadian Guarantor” shall mean Creative Realities Canada, Inc., an Ontario corporation.

“Canadian Insolvency Laws” shall mean each of the BIA, the CCAA and the Winding-up and Restructuring Act (Canada), each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of claims of its creditors against it.

“Canadian Loan Parties” shall mean, collectively, the Canadian Borrower and the Canadian Guarantor.

“Canadian Pension Plans” shall mean each pension plan required or be registered under Canadian federal or provincial law that is maintained or contributed to by a Canadian Loan Party for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively or any pension plan which is a multiemployer pension plan as defined under the applicable Canadian pension standards legislation.

“Canadian Security Agreement” shall mean (i) the Security and Pledge Agreement (as supplemented by any joinder agreement(s) from time to time) dated as of the Closing Date made by and among Canadian Borrower, Canadian Guarantor and each other Loan Party organized under the laws of a province or territory of Canada or under the federal laws of Canada, that from time to time becomes a party thereto as a “Debtor” (as defined therein), and the Agent, and (ii) each other security agreement executed and delivered from time to time by any Canadian Loan Party to the Agent for the benefit of the Lenders to secure all or part of the Obligations in form and substance satisfactory to the Agent, in each case as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Capital Expenditures” means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than 1 year and that are required to be capitalized under GAAP.

“Capital Lease” means, at any time, any lease or other arrangement conveying the right to use of property (whether real, personal or mixed) with respect to which the lessee is required to classify and account for as a capital lease or finance lease on a balance sheet of such lessee under GAAP.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Cash Collateral” has the meaning ascribed to it on Annex A to this Agreement.

“Cash Dominion Period” means any period during which an Event of Default has occurred and is continuing.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; (b) domestic and Eurodollar certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations for any such deposits with a term of more than ninety (90) days); (c) shares of money market or similar funds having assets in excess of $100,000,000 and the investments of which are limited to investment grade securities (i.e., securities rated at least Baa by Moody’s Investors Service, Inc. or at least BBB by Standard & Poor’s Ratings Group); and (d) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by Standard & Poor’s Ratings Group, or P-1 (or better) by Moody’s Investors Service, Inc.; provided that the maturities of such Cash Equivalents shall not exceed 365 days.

“Cash Management Systems” has the meaning ascribed to it in Section 4.11 of this Agreement.

“CCAA” shall mean the Companies’ Creditors Arrangement Act (Canada), as now and hereafter in effect and any successors to such statute.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) compliance by the Administrative Agent or any Lender with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S., Canadian or other foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which, after the date of this Agreement:

(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity securities of a Borrower entitled to vote for members of the board of directors or equivalent governing body of such Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)    during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of a Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Charges” means all federal, provincial, state, county, city, municipal, local, foreign or other governmental Taxes (including Taxes owed to the PBGC at the time due and payable), levies, assessments, charges, Liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Loan Party, (d) any Loan Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Loan Party’s business.

“Chattel Paper” means all rights, titles and interests of each Loan Party in all of such Loan Party’s “chattel paper,” as such term is defined in the Code and the PPSA, as applicable, including electronic chattel paper, whether now owned or existing or hereafter acquired or arising, wherever located.

“Cineplex DM” shall mean (i) prior to giving effect to the Permitted Amalgamation, Cineplex Digital Media Inc., an Ontario corporation, and (ii) after giving effect to the Permitted Amalgamation, Amalco.

“Cineplex Share Purchase” shall mean the purchase of the common shares of DDC Group, and indirectly, of Cineplex DM as detailed in the Cineplex SPA.

“Cineplex SPA” shall mean the share purchase agreement by Cineplex Entertainment Limited Partnership (the seller), CRI (as parent), and BuyCo (as buyer) dated as of October 15, 2025, together with all schedules and exhibits thereto.

“Closing Date” means November 6, 2025.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (or a successor administrator).

“Code” and “Uniform Commercial Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of Indiana; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of Law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Indiana, the terms “Code” and “Uniform Commercial Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means the property covered by the Security Agreement, the Canadian Security Agreement and the other Collateral Documents and any other property, real or personal, tangible or intangible, whether now owned or existing or hereafter acquired or arising, that may at any time be or become subject to a Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations, but specifically excluding the Excluded Property.

“Collateral Documents” means the Security Agreement, the Canadian Security Agreement, the Guaranty, any Patent Security Agreements, any Trademark Security Agreements, any Copyright Security Agreements, any Industrial Design Security Agreements and all other agreements heretofore, now or hereafter entered into in favor of Agent or any Lender guarantying payment of, or granting a Lien upon property as security for payment of, the Obligations.

“Collateral Report(s)” means the reports with respect to the Collateral referred to in Section 7.1 to this Agreement.

“Collection Account” mean one or more deposit accounts of a Loan Party as may be specified in writing by Agent as a “Collection Account” for purposes of this Agreement.

“Commission” means the U.S. Securities and Exchange Commission.

“Commitment Letter” means the commitment letter dated October 12, 2025, issued by First Merchants Bank and Northwest Bank with respect to the Commitments.

“Commitment Termination Date” means the earliest of (a) November 6, 2028, (b) the date of termination of Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or permit existing Advances to remain outstanding pursuant to Section 9.2(b), and (c) the date of indefeasible prepayment in full by Borrowers of the Advances and the cancellation and return (or stand-by guaranty) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex A to this Agreement, and the termination and permanent reduction of the Revolving Loan Commitments to $0.

“Commitments” means the Revolving Loan Commitments, the Term Loan Commitments, or any combination thereof (as the context requires). “Commitment” means, when used with reference to a particular Lender, the Revolving Loan Commitment of such Lender, the Term Loan Commitment of such Lender, or any combination thereof (as the context requires). The aggregate principal amount of all Commitments as of the Closing Date is $58,500,000.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” has the meaning ascribed to it in Section 7.1(a) to this Agreement or otherwise in such form as Agent may request from time to time, signed by a Responsible Officer of each Borrower confirming that the most current Financial Statements provided by Borrowers to Agent were prepared in accordance with GAAP, and present fairly the financial position of Borrowers as of the dates thereof and the results of the operations of Borrowers for the periods covered, subject to normal year-end audit adjustments, and that since the date of the most current Financial Statements provided by Borrowers to Agent there has been no Material Adverse Effect. The Compliance Certificate shall further confirm that no Event of Default shall have occurred and be continuing as of the date of the Compliance Certificate or shall describe any such event which shall have occurred and be then continuing and the steps being taken by Borrowers to correct it. In addition, the Compliance Certificate shall demonstrate compliance with the financial covenants stated in this Agreement. Such Compliance Certificate shall relate the covenants to the quarter end figures shown in the latest quarterly Financial Statements furnished to Agent, and shall otherwise be in such form and provide such detail as may be reasonably satisfactory to Agent.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Rate Contracts; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

“Contracts” means all rights, titles and interests of each Loan Party in such Loan Party’s “contracts,” as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Loan Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

“Copyright License” means any and all rights now owned or hereafter acquired by any Loan Party under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyright Security Agreements” means, collectively, each Copyright Security Agreement made in favor of Agent, on behalf of itself and Lenders, by each applicable Loan Party.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by any Loan Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“CRI Canada” means Creative Realities Canada, Inc., an Ontario corporation.

“DDC Group” means DDC Group International, Inc., an Ontario corporation.

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning ascribed to it in Section 2.4(c) of this Agreement.

“Defaulting Lender” means, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two (2) Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies Agent and Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, any L/C Issuer, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Advances) within two (2) Business Days of the date when due, (b) has notified Borrowers, Agent or any L/C Issuer or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Agent or Borrowers, to confirm in writing to Agent and Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Event, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) upon delivery of written notice of such determination to Borrowers, each L/C Issuer, each Swing Line Lender, and each Lender.

“Deposit Accounts” means all “deposit accounts” as such term in defined in the Code, now or hereafter held in the name of any Loan Party.

“Disbursement Account” means a disbursement account specified by Agent to a Borrower Representative as the “Disbursement Account” from time to time.

“Documents” means all rights, titles and interests of each Loan Party in such Loan Party’s “documents,” as such term is defined in the Code or the PPSA, as applicable, whether now owned or existing or hereafter acquired or arising, wherever located.

“Dollars” or “$” means lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” means the Accounts of each Borrower which Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Credit Advances and Swing Line Advances and the issuance of Letters of Credit, reported in U.S. Dollars (calculations for any currency conversion for Accounts payable in any currency other than U.S. Dollars to be included with the schedules to each Borrowing Base Certificate). Without limiting Agent’s discretion provided herein, Eligible Accounts shall not include the following Accounts of Borrower:

(a)         Any Account that is not paid within sixty (60) days after the original due date;

(b)         Accounts that are the obligations of an Account Debtor if 25% or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under clause (a) of this definition;

(c)      Accounts that are the obligations of an Account Debtor located in a foreign country other than Canada unless such Accounts qualify as Eligible Foreign Accounts;

(d)        Accounts that are the obligation of an Account Debtor that is the United States or Canadian government, or any state, province, territory or political subdivision thereof, or by any department, agency, public body corporate or other instrumentality or agency of any of the foregoing, unless Agent, in its sole discretion, has agreed to the contrary in writing, or the applicable a Borrower has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, as amended, or the Financial Administration Act (Canada), as amended or with any comparable state or provincial or territorial law, as applicable or any county or municipal law restricting the assignment thereof with respect to such obligation;

(e)         Accounts to the extent a Borrower or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to such Borrower or any Subsidiary thereof but only to the extent of the potential offset;

(f)          Any Account to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account;

(g)         Accounts that arise from a sale to any employee or Affiliate of any Loan Party;

(h)       Accounts to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination exceed 15% of all Eligible Accounts (except with respect to Accounts owed to Canadian Borrower which threshold shall be increased from 15% to 25%);

(i)         Accounts with respect to which an invoice, reasonably acceptable to Agent in form and substance, has not been sent to the applicable Account Debtor;

(j)         Accounts where:

(i)         the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(ii)         a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy Law or any other federal, state, provincial, territorial or foreign receivership, insolvency relief or other Law or Laws for the relief of debtors;

(k)        (i) Accounts as to which a Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, (ii) Accounts which represent a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to a Borrower’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer, or (iii) Accounts which represent a pre-billing;

(l)          Accounts, other than Permitted U.S. Bill-and-Hold Accounts, that arise with respect to goods that are sold on a bill-and-hold basis;

(m)        Accounts that arise with respect to goods that are sold on a cash-on-delivery basis;

(n)       Accounts to the extent the Account Debtor exceeds any credit limit established by Agent, in its Permitted Discretion, following prior notice of such limit by Agent to Borrowers;

(o)         Accounts that are payable in any currency other than United States Dollars or Canadian Dollars;

(p)       Accounts that (i) are not owned by a Borrower or (ii) are subject to any right, claim, Lien or other interest of any other Person, other than Liens in favor of Agent, securing the Obligations;

(q)        Accounts that arise with respect to goods that are placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is conditional;

(r)          Accounts that are evidenced by a judgment, Instrument or Chattel Paper;

(s)         Accounts that are not true and correct statements of bona fide indebtedness incurred in the amount of such Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(t)       Accounts that do not arise from the sale of goods or the performance of services by a Borrower in the Ordinary Course of Business, including, without limitation, sales of Equipment and bulk sales;

(u)         Accounts that are not subject to a first priority perfected Lien in favor of Agent, on behalf of the Secured Parties; or

(v)         Accounts which consist (or to the extent consisting) of (i) deposits, (ii) vendor warranty claims, (iii) finance charges, service charges, or interest on delinquent Accounts, (iv) Proceeds of consigned Inventory, (v) debit memoranda, (vi) retainage, (vii) credit memos, (viii) unreconciled amounts, or (ix) any credit balances due the Account Debtor thereof that have been on Borrower’s books and records for ninety (90) or more days;

(w)       Accounts with respect to which any of the representations, warranties, covenants, and agreements contained in this Agreement, any Collateral Document or any of the other Loan Documents are incorrect as determined by Agent in its Permitted Discretion or have been breached;

(x)        Accounts which are owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit a Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless a Borrower has filed such report or qualified to do business in such jurisdiction; or

(y)         Accounts Agent otherwise deems to be ineligible in its Permitted Discretion.

If any Account at any time ceases to be an Eligible Account, Borrowers shall notify Agent as soon as practicable and no later than the date of the next Borrowing Base Certificate submitted to Agent, and such Account shall immediately be excluded from the calculation of Eligible Accounts.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person, a Loan Party or an Affiliate or Subsidiary of a Loan Party) approved by (i) Agent (such approval not to be unreasonably withheld, conditioned or delayed), (ii) Swing Line Lender and L/C Issuer (such approval not to be unreasonably withheld, conditioned or delayed), and (iii) unless an Event of Default has occurred and is continuing, Borrower Representative (such approval not to be unreasonably withheld, conditioned or delayed and shall be deemed provided unless expressly withheld by Borrower Representative within ten (10) Business Days of request therefor).

“Eligible Foreign Accounts” means Accounts that are the obligations of an Account Debtor located in a foreign country other than Canada, with respect to which payment thereof is fully backed by a letter of credit assigned and delivered to Agent, satisfactory to Agent as to form, amount and issuer or such Account is covered by trade credit insurance maintained by Borrower, and showing Agent as loss payee, satisfactory to Agent as to form, amount and issuer. If any applicable Account at any time ceases to be an Eligible Foreign Account, such Account shall immediately be excluded from the calculation of Eligible Foreign Accounts.

“Eligible Inventory” means the Inventory of each Borrower held for sale which Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Credit Advances and Swing Line Advances and the issuance of Letters of Credit, valued in the currency of the jurisdiction in which the Inventory is located provided that for the monthly Borrowing Base Certificate the value of all Inventory shall be converted to Dollars on the date of the applicable Borrowing Base Certificate (calculations for any currency conversion to be included with delivery of Borrowing Base Certificate). Without limiting Agent’s discretion provided herein Eligible Inventory shall not include the following Inventory of a Borrower:

(a)         which is not subject to a first priority perfected Lien in favor of the Administrative Agent;

(b)        which is subject to any Lien other than (i) Liens in favor of the Administrative Agent, and (ii) Permitted Encumbrances which do not have priority over the Lien in favor of the Administrative Agent;

(c)        which is, in Administrative Agent’s Permitted Discretion, materially slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or otherwise unacceptable due to age, type, category and/or quantity;

(d)        with respect to which any covenant, representation or warranty contained in this Agreement has been breached or is not true in any material respect and which does not conform to all standards imposed by any Governmental Authority;

(e)        in which any Person other than a Borrower shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f)       which is not finished goods, raw materials, or, to the extent permitted in the Administrative Agent’s Permitted Discretion, work in process in an aggregate amount not to exceed $100,000.00, or which constitutes subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g)        which is not located in the U.S. or Canada or such other jurisdictions as are approved by Agent in its sole discretion or is in transit with a common carrier from vendors and suppliers;

(h)        which is located in any location not owned by a Borrower unless (i) the lessor has delivered to the Administrative Agent a Lien Waiver Agreement acceptable to the Administrative Agent in its reasonable discretion or (ii) a Reserve for rent, charges and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;

(i)         which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) unless (i) it is not evidenced by a negotiable document and (ii) such warehouseman or bailee has delivered to the Administrative Agent a bailee letter or other access agreement acceptable to the Administrative Agent in its Permitted Discretion; provided, however, Inventory temporarily located at a customer site in the ordinary course of business for installation, staging, testing or delivery purposes shall not be deemed ineligible solely by reason of being located at such customer site;

(j)        which is being processed offsite at a third-party location or outside processor, or is in transit to or from such third party location or outside processor, unless such Inventory is held by an approved processor pursuant to an access or acknowledgment agreement acceptable to Agent; provided, however, Inventory temporarily located at a customer site in the ordinary course of business for installation, staging, testing or delivery purposes shall not be deemed ineligible solely by reason of being located at such customer site;

(k)        which is a discontinued product or component thereof, except to the extent the aggregate amount thereof is less than $250,000 at any time and it is reasonably be expected to be merchantable notwithstanding its status as discontinued;

(l)          which is the subject of a consignment by a Borrower as consignor;

(m)        which is perishable;

(n)        which contains or bears any intellectual property rights licensed to such Borrower unless the Administrative Agent, acting reasonably, is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties, other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(o)         for which reclamation rights have been asserted by the seller; or

(p)         which has been acquired from a Sanctioned Person; and

(q)         Inventory Agent otherwise deems to be ineligible in its Permitted Discretion.

If any Inventory at any time ceases to be Eligible Inventory, Borrowers shall notify Agent as soon as practicable and no later than the date of the next Borrowing Base Certificate submitted to Agent, and such Inventory shall immediately be excluded from the calculation of Eligible Inventory.

“Eligible Swap Counterparty” means Agent, any Affiliate of Agent, any Lender and/or any Affiliate of any Lender that (a) at any time it occupies such role or capacity (whether or not it remains in such capacity) enters into (or has entered into), at the time such Person (or such Person’s Affiliate) becomes a Lender under this Agreement, a Rate Contract permitted hereunder with a Borrower or any Subsidiary of such Borrower and (b) in the case of a Lender or an Affiliate of a Lender (other than an Affiliate of Agent), maintains a reporting system acceptable to Agent with respect to Rate Contract exposure and agrees with Agent to provide regular reporting to Agent in form and substance reasonably satisfactory to Agent, with respect to such exposure. In addition thereto, any Affiliate of a Lender shall, upon Agent’s request, execute and deliver to Agent a letter agreement pursuant to which such Affiliate designates Agent as its agent and agrees to share, pro rata, all expenses relating to liquidation of the Collateral for the benefit of such Affiliate.

“Environmental Laws” means all applicable federal, state, provincial, territorial municipal, local and foreign Laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include CERCLA; the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, provincial, territorial, municipal, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable and documented out of pocket fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means all rights, titles and interests of each Loan Party in such Loan Party’s “equipment,” as such term is defined in the Code or the PPSA, as applicable, whether now owned or existing or hereafter acquired or arising, wherever located and, in any event, including all such Loan Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded Software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and Proceeds thereof and condemnation awards and insurance Proceeds with respect thereto.

“Equivalent Amount” shall mean, at any time, as determined by Agent (which determination shall be conclusive absent manifest error), with respect to an amount of any currency (the “Reference Currency”) which is to be computed as an equivalent amount of another currency (the “Equivalent Currency”), the amount of such Equivalent Currency converted from such Reference Currency at Agent’s spot selling rate (based on the market rates then prevailing and available to Agent) for the sale of such Equivalent Currency for such Reference Currency at a time determined by Agent on the second Business Day immediately preceding the event for which such calculation is made.

“Equivalent Currency” shall have the meaning specified in the definition of Equivalent Amount.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Loan Party, any trade or business (whether or not incorporated) that, together with such Loan Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect to any Loan Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Loan Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Loan Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Loan Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within thirty (30) days; (g) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Qualified Plan’s qualification or tax exempt status; or (j) the termination of an ERISA Plan described in Section 4064 of ERISA.

“ERISA Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which any Loan Party maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the IRC or Title IV of ERISA, to which a Borrower or any ERISA Affiliate may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding 5 years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning ascribed to it in Section 9.1 of this Agreement.

“Evergreen Letter of Credit” has the meaning ascribed to it in clause (b) of Annex A to this Agreement.

“Excess Cash Flow” means, without duplication, for each of Borrowers’ Fiscal Years, Adjusted EBITDA for such period, minus Borrowers’ cash taxes and Restricted Payments made in cash for such period to the extent such Restricted Payments are permitted hereunder, minus cash interest paid during such period, minus all Unfinanced Capital Expenditures by Borrowers during such period minus scheduled and prepayments of the Term Loan made during such period and applied in accordance with Section 2.3(b).

“Excess Cash Flow Payment” has the meaning ascribed to it in Section 2.2(b)(v) of this Agreement.

“Excluded Leases” means those contractual obligations of any Borrower to pay any minimum guaranteed amounts (MAG) to any property owners or operators, including any related principal or interest components recognized under IFRS 16 or ASC 842.

“Excluded Property” means, collectively, (i) any permit, license or contractual obligation entered into by any Loan Party (x) to the extent that any such permit, license or contractual obligation or any requirement of Law applicable thereto prohibits the creation of a Lien thereon (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity), (y) which would be abandoned, invalidated, or unenforceable as a result of the creation of a Lien in favor of Agent (other than to the extent that any such consequences set forth in this clause (y) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity), or (z) to the extent that the creation of a Lien in favor of Agent would result in a breach or termination pursuant to the terms of or a default under any such permit, license or contractual obligation (other than to the extent that any such consequences set forth in this clause (z) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity); (ii) property owned by any Loan Party that is subject to a purchase money Lien or a Capital Lease if the contractual obligation pursuant to which such Lien is granted (or in the document providing for such Capital Lease) prohibits or requires the consent of any Person other than a Loan Party or its Affiliates which has not been obtained as a condition to the creation of any other Lien on such equipment; (iii) any “intent to use” Trademark applications for which a statement of use has not been filed (but only until such statement is filed) and (iv) Canadian Excluded Property.

“Excluded Swap Obligation” means, with respect to any Person that has guaranteed a Swap Obligation, including the grant of a Lien to secure the guaranty of such Swap Obligation, any Swap Obligation if, and to the extent that, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or grant of such Lien becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Swap Obligation or security interest is or becomes illegal.

“Excluded Taxes” mean any of the following Taxes imposed on or with respect to Agent, any Lender or any other recipient of a payment under any Loan Document or required to be withheld or deducted from a payment to such recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes in each case, (i) by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office or, in the case of any Lender in which its applicable lending office is located or (ii) that are Other Connection Taxes; (b) in the case of a Foreign Lender, any United States federal withholding Tax that is imposed on amounts payable to or for the account of such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office, other than a designation made at the request of any Loan Party), except to the extent that such Foreign Lender (or its assignor or seller of a participation, if any) was entitled, immediately before such Foreign Lender became a party hereto or designated a new lending office (or assignment or sale of a participation), to receive additional amounts from Loan Parties with respect to such withholding tax pursuant to Section 2.9(a) of this Agreement; (c) any United States federal withholding Taxes that would not have been imposed but for such recipient’s failure to comply with Section 2.9(c) of this Agreement, (d) any United States federal withholding Taxes imposed under FATCA, and (e) any Canadian withholding Tax arising as a result of (i) such Person or the recipient of a payment under any Loan Document not dealing at arm’s length (as defined for the purposes of the ITA) with a Loan Party at the time of such payment, (ii) such Person being a “specified non-resident shareholder” (as defined in subsection 18(5) of the ITA) of a Loan Party or a non-resident person not dealing at arm’s length with a “specified shareholder” of a Loan Party (as defined in subsection 18(5) of the ITA), or (iii) a Loan Party being a “specified entity” (as defined in subsection 18.4(1) of the ITA) in respect of the Person, as the case may be, other than, in the case of (i) through (iii), where the Person is not dealing at arm’s length with the Loan Party, is a “specified non-resident shareholder” of the Loan Party or does not deal at arm’s length with a “specified shareholder” of the Loan Party, or the Loan Party being a “specified entity” in respect of the Person, as applicable, solely as a result of the Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced a Loan Document.

“Executive Oder No. 13224” means Executive Order No. 13224 (effective September 24, 2001).

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any intergovernmental agreements entered into by the United States with respect thereto, current or future regulations or official interpretations thereof, in each case implementing such IRC Sections, and any agreement entered into pursuant to Section 1471(b)(1) of the IRC.

“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee Letter” means collectively, each fee letter, dated as of November 6, 2025, between a Lender and/or Agent and Borrowers with respect to certain Fees to be paid from time to time by Borrowers to such Lender and/or Agent.

“Fees” means any and all fees payable to Agent or any Lender pursuant to this Agreement or any of the other Loan Documents.

“Financial Covenants” means the financial covenants set forth in Section 6.1 to this Agreement.

“Financial Statements” means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Borrowers and their Subsidiaries delivered in accordance with Section 7.1 of this Agreement.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

“Fiscal Month” means any of the monthly accounting periods of the Loan Parties.

“Fiscal Quarter” means any of the quarterly accounting periods of the Loan Parties, ending on March 31st, June 30th, September 30th and December 31st of each year.

“Fiscal Year” means any of the annual accounting periods of the Loan Parties ending on December 31st of each year.

“Fixed Charges” means, with respect to the applicable testing period, principal payments of Indebtedness and capitalized leases paid or scheduled to be paid during such period, plus any prepayments on Indebtedness and capitalized leases owed to any Person and paid during such period, plus cash interest expense paid or scheduled to be paid during such period, all in accordance with GAAP on a combined basis for the Borrowers and without duplication of any expense deducted in the calculation of net income; provided however, (a) the following are excluded from the calculation of Fixed Charges: (i) principal payments made with respect to the Revolving Credit Advances and the Excluded Leases and (ii) each Excess Cash Flow Payment and other prepayments of the Term Loan made and applied in accordance with Section 2.2(b), and (b) principal and interest payments on the Term Loan will be included on an annualized basis using the quarterly amortization amount and estimated quarterly interest on the Term Loan for each Fiscal Quarter after the Closing Date until four (4) Fiscal Quarters of payments have been made.

“Fixed Charge Coverage Ratio” means, with respect to the applicable testing period, the ratio of (i) (x) Pro-Forma Adjusted EBITDA for measurements on or before September 30, 2026 and (y) Adjusted EBITDA for the measurements on and after December 31, 2026, minus Unfinanced Capital Expenditures, provided that the foregoing calculations under (x) and (y) shall exclude (a) any Unfinanced Capital Expenditures for capital projects related to Parkland or Ivanhoe Cambridge in an amount up to 7,000,000 Canadian Dollars, and (b) any payments required under Excluded Leases, minus income taxes paid, minus, without duplication, Restricted Payments made in cash, all for such period in accordance with GAAP on a combined basis for the Borrowers, to (ii) Fixed Charges.

“Fixtures” means all rights, titles and interests of each Loan Party in such Loan Party’s “fixtures” as such term is defined in the Code or as determined under applicable law in connection with the PPSA, as applicable, whether now owned or existing or hereafter acquired or arising, wherever located.

“Foreign Lender” has the meaning ascribed to it in Section 2.9(c) of this Agreement.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is a “controlled foreign corporation” under Section 957 of the IRC, excluding the Canadian Borrower and the Canadian Guarantor.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Swing Line Lender or L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Exposure or Letter of Credit Obligations, respectively, other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“General Intangibles” means all rights, titles and interests of each Loan Party in such Loan Party’s “general intangibles,” as such term is defined in the Code or “intangibles” as such term is defined in the PPSA, as applicable, whether now owned or existing or hereafter acquired or arising, including all right, title and interest that such Loan Party may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, Industrial Designs, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, chooses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Loan Party or any computer bureau or service company from time to time acting for such Loan Party.

“Goods” means all rights, titles and interests of each Loan Party in such Loan Party’s “goods” as defined in the Code or the PPSA, as applicable, whether now owned or existing or hereafter acquired or arising, wherever located, including embedded software to the extent included in “goods” as defined in the Code or the PPSA, as applicable, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Governmental Authority” means the government of the United States of America or Canada or any other nation, or of any political subdivision thereof, whether state, provincial, territorial, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supranational bodies such as the European Union or the European Central Bank).

“Guarantors” means the Canadian Guarantor, and each other Person, if any, that guaranties any of the Obligations after the Closing Date.

“Guaranty” means the Amended and Restated Canadian Guarantee of even date herewith entered into by the Canadian Guarantor in favor of Agent, on behalf of itself and Lenders.

“Hazardous Material” means (a) any “hazardous substance” as defined in CERCLA, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, (c) asbestos, (d) polychlorinated biphenyls, (e) petroleum, its derivatives, by products and other hydrocarbons, (f) mold, (g) as applicable, any asbestos, petroleum, petroleum by-products, flammable explosives, radioactive materials, PCB’s, lead and any hazardous or toxic materials, as defined in the Environmental Protection Act, R.S.O. 1990 c. E. (the “EPA”) and any substance as defined in the EPA or any other federal, provincial, or municipal laws, statutes, ordinances, by-laws, regulations, orders, directives, decisions or enactments, and regulated by any Environmental Law that if added to any water or emitted into the air, soil or any part of any structures located on any property located in Canada that is occupied by a Loan Party, would cause, directly or indirectly, damage to such water, air, soil or building that is detrimental to its use, is hazardous to the health, safety and welfare or persons on and/or in the vicinity of any property located in Canada that is occupied by a Loan Party, or causes damage or injury to persons, animals or plant life on and/or in the vicinity of the any property located in Canada that is occupied by a Loan Party (h) any other pollutant, toxic, radioactive, caustic or otherwise hazardous substance regulated under Environmental Laws.

“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

“Indebtedness” means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations (excluding any obligations related to the Excluded Leases) and the present value (discounted at the Base Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Stock in such Person or any other Person or any warrant, right or option to acquire such Stock, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (i) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (j)  earnouts, to the extent required to be reflected as a liability on the balance sheet in accordance with GAAP, and (k) the Obligations.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning ascribed to it in Section 10.2 of this Agreement.

“Industrial Design License” means rights under any written agreement now owned or hereafter acquired by any Loan Party granting any right with respect to any invention on which an Industrial Design is in existence.

“Industrial Design Security Agreements” means, collectively, each Industrial Design Security Agreement made in favor of Agent, on behalf of itself and Lenders, by each applicable Loan Party.

“Industrial Designs” means all of the following in which any Loan Party now holds or hereafter acquires any interest: (a) all industrial designs of Canada or any other country, all registrations and recordings thereof, and all applications for industrial designs of Canada or of any other country, including registrations, recordings and applications in the Canadian Intellectual Property Office or in any similar office or agency of Canada, any Province or Territory, or any other country, and (b) all reissues, continuations, continuations in part or extensions thereof.

“Insolvency Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided, that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Instruments” means all rights, titles and interests of each Loan Party in such Loan Party’s “instruments,” as such term is defined in the Code or the PPSA, as applicable, whether now owned or existing or hereafter acquired or arising, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all Licenses, Patents, Industrial Designs, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

“Intercompany Notes” has the meaning ascribed to it in Section 5.3 of this Agreement.

“Interest Payment Date” means, all as determined by Agent in accordance with the Loan Documents and Agent’s loan systems and procedures periodically in effect, the first (1st) Business Day of each calendar month; provided that, in addition to the foregoing, each of (x) the date upon which all of the Revolving Loan Commitments have been terminated and the Advances have been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest and any applicable Unused Line Fee that has then accrued under this Agreement.

“Interest Period” means each period commencing on the last day of the immediately preceding Interest Period and ending on the same day of the month that interest is due one (1) month thereafter; provided (a) the first Interest Period shall commence on the date of the first Advance hereunder and end on the first Reset Date thereafter; (b) any Interest Period that ends in a month for which there is no day which numerically corresponds to the last day of the immediately preceding Interest Period shall end on the last day of the month; and (c) any Interest Period that would otherwise extend past the Commitment Termination Date shall end on the Commitment Termination Date.

“Inventory” means all rights, titles and interest of each Loan Party in such Loan Party’s “inventory,” as such term is defined in the Code or the PPSA, as applicable, whether now owned or existing or hereafter acquired or arising, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Loan Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Loan Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), including any transfer of assets pursuant to statutory division, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Property” means all rights, titles and interests of each Loan Party in such Loan Party’s “investment property” as such term is defined in the Code or the PPSA, as applicable, whether now owned or existing or hereafter acquired or arising, wherever located, including (a) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (b) all securities entitlements of any Loan Party, including the rights of such Loan Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (c) all securities accounts of any Loan Party; (d) all commodity contracts of any Loan Party; and (e) all commodity accounts held by any Loan Party.

“IRC” means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service.

“ISP” has the meaning ascribed to it in clause (k) of Annex A to this Agreement.

“ITA” shall mean the Income Tax Act (Canada), as amended, and any successor thereto and any regulations promulgated thereunder.

“Law” and “Laws” means any and all federal, state, provincial, municipal, local and foreign statutes, laws, judicial decisions, regulations, guidances, guidelines, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect.

“L/C Issuer” means First Merchants Bank, in its capacity as the issuer of Letters of Credit for a Borrower’s account as contemplated by this Agreement.

“L/C Sublimit” has the meaning ascribed to it in Annex A to this Agreement.

“Lender Parties” means, collectively, each Lender, each provider of Bank Products and each provider of Rate Contracts.

“Lenders” means each of (a) each Person party hereto as a lender (including the Term Loan Lenders), (b) each other Eligible Assignee that becomes a party hereto pursuant to Section 12.6 of this Agreement, (c) Agent, to the extent of any Revolving Credit Advances made by Agent which have not been settled among Lenders pursuant to Section 12.6 of this Agreement, and (d) the respective successors of each of the foregoing, and “Lenders” means all of the foregoing. In addition to the foregoing, solely for the purpose of identifying the Persons entitled to share in payments and collections from the Collateral as more fully set forth in this Agreement and the Collateral Documents, the term “Lender” shall include Eligible Swap Counterparties and any provider of Bank Products. In connection with any such distribution of payments and collections, Agent shall be entitled to assume that no amounts are due to any Eligible Swap Counterparty or provider of Bank Products in respect of Rate Contracts, other Swap Contracts or Bank Products unless such Eligible Swap Counterparty or provider of Bank Products has notified Agent of the amount of any such liability owed to it prior to such distribution.

“Letter of Credit Fee” has the meaning ascribed to it in Section 2.4(e)(iii) of this Agreement.

“Letter of Credit Obligations” means all outstanding obligations incurred by Agent, Lenders and L/C Issuer at the request of a Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by L/C Issuer or the purchase of a participation as set forth in Annex A to this Agreement with respect to any Letter of Credit. The amount of the Letter of Credit Obligations at any time shall equal the maximum amount that may be payable by L/C Issuer, Agent or Lenders thereupon or pursuant thereto.

“Letters of Credit” means commercial or standby letters of credit issued for the account of a Borrower by the L/C Issuer, for which Agent and Lenders have incurred Letter of Credit Obligations.

“License” means any Copyright License, Patent License, Industrial Design License, Trademark License or other license of rights or interests now held or hereafter acquired by any Loan Party.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or the PPSA, as applicable, or comparable Law of any jurisdiction).

“Litigation” means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.

“Loan(s)” means the Revolving Loan, Term Loan, Swing Line Advance, and any and all other loans and financial accommodations made by the Lenders to Borrowers pursuant to this Agreement; “Loan” means each of the Loans individually.

“Loan Account” has the meaning ascribed to it in Section 2.8 of this Agreement.

“Loan Documents” means, collectively, this Agreement, the Collateral Documents, the Fee Letter, the Notes, the Perfection Certificate, each agreement entered into in respect of Bank Products, each Rate Contract with an Eligible Swap Counterparty, and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, and delivered to Agent or any Lender in connection with this Agreement or the transactions contemplated thereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, amendments and restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, the Borrowers, the Guarantors, and any other Person identified as a Loan Party on the signature pages hereto or who becomes a party to this Agreement and their respective successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.

“Lock Boxes” has the meaning ascribed to it in Annex B to this Agreement.

“Margin Stock” has the meaning ascribed to it in Regulation U of the Federal Reserve Board.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent) or financial condition of the Borrowers and their Subsidiaries taken as a whole; or (b) a material adverse effect on (i) the ability of the Loan Parties to perform the Obligations, (ii) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party or (iii) the rights, remedies and benefits available to, or conferred upon, Agent’s or any Lender’s rights and remedies under this Agreement and the other Loan Documents.

“Material Contracts” has the meaning ascribed to it in Section 3.16 of this Agreement.

“Maximum Lawful Rate” has the meaning ascribed to it in Section 2.4(d) of this Agreement.

“Maximum Revolver Amount” means, as of any date of determination, an amount equal to the Revolving Loan Commitment of all Lenders as of that date minus Reserves established by Agent at such time in its Permitted Discretion.

“Multiemployer Plan” means a multiemployer plan, that is intended to meet the definition set forth in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate may have any liability.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Extension Notice Date” has the meaning ascribed to it in clause (b) of Annex A to this Agreement.

“Note” has the meaning given to it in Section 2.14 of this Agreement.

“Notice of Borrowing” shall mean a notice of borrowing with respect to any Advance hereunder, which notice shall be in form and substance, and delivered by a Borrower to Agent in a manner, acceptable to Agent in its sole discretion.

“Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Loan Party to Agent, any Lender, the Swing Line Lender or the L/C Issuer, or any Affiliate of Agent, any Lender, the Swing Line Lender or the L/C Issuer, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether direct or indirect (including acquired by assignment), related or unrelated, absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, and whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under this Agreement, any of the other Loan Documents, any Rate Contracts entered into with any Eligible Swap Counterparty and all agreements entered into in respect of Bank Products. The term “Obligations” includes all principal, interest, Fees, expenses, attorneys’ fees and any other sum chargeable to any Loan Party under, or arising out of, this Agreement, any of the other Loan Documents or any agreement entered into in respect of Bank Products, all reimbursement and other obligations related to Letters of Credit, and all Rate Contract Obligations (including all amounts that accrue after the commencement of any case or proceeding by or against any Loan Party in bankruptcy, whether or not allowed in such case or proceeding). Notwithstanding the foregoing, “Obligations” of a Guarantor shall not include Excluded Swap Obligations with respect to such Guarantor.

“OFAC” has the meaning ascribed to it in Section 3.12(b) of this Agreement.

“Ordinary Course of Business” means, in respect of any transaction involving any Loan Party, the ordinary course of such Loan Party’s business, as conducted by such Loan Party in accordance with past practices.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement).

“Other Connection Taxes” means with respect to any recipient of a payment under this Agreement or any Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or other Loan Document, or sold or assigned an interest in any Obligation, this Agreement or other Loan Document).

“Other Taxes” means all present or future stamp, transfer, excise, value added, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, other than Other Connection Taxes that are imposed on an assignment by a Lender after the date hereof, other than any assignment made at the request of any Loan Party or following an Event of Default under Section 9.1(a), (h), (i) or (k) of this Agreement.

“Overadvance” has the meaning ascribed to it in Section 2.1(b) of this Agreement.

“Participant” has the meaning ascribed to it in Section 12.6(b) of this Agreement.

“Participant Register” has the meaning ascribed to it in Section 12.6(b) of this Agreement.

“Patent License” means rights under any written agreement now owned or hereafter acquired by any Loan Party granting any right with respect to any invention on which a Patent is in existence.

“Patent Security Agreements” means, collectively, each Patent Security Agreement made in favor of Agent, on behalf of itself and Lenders, by each applicable Loan Party.

“Patents” means all of the following in which any Loan Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations in part or extensions thereof.

“Payment” has the meaning ascribed to it in Section 11.20(a) of this Agreement.

“Payment Notice” has the meaning ascribed to it in Section 11.20(b) of this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means an ERISA Plan described in Section 3(2) of ERISA.

“Perfection Certificate” means collectively, each certificate entitled “Perfection Certificate” dated on or about the date hereof, completed, signed and delivered by a Responsible Officer of a Borrower to the Agent.

“Permits” has the meaning ascribed to it in Section 3.1 of this Agreement.

“Permitted Amalgamation” shall mean the amalgamation of (i) Buyco and DDC Group pursuant to the Ontario Business Corporations Act followed by the amalgamation of such resulting entity with Cineplex DM, pursuant to the Ontario Business Corporations Act, to form Amalco, and (ii) Amalco and CRI Canada on or about January 1, 2026 pursuant to the Ontario Business Corporations Act, in each case subject to such amalgamation having been completed in accordance with Section 5.8(ii) of this Agreement.

“Permitted U.S. Bill-and-Hold Accounts” shall mean Accounts which the Agent determines, in its sole discretion, meet all of the following criteria:  (a) Borrower has in its possession (and will provide to Agent upon request) written evidence from the Account Debtor confirming that the sale of goods related to the Account is to occur on a bill-and-hold basis and the Account Debtor has a substantial business purpose for ordering the goods on such basis, (b) no portion of the Account relates to services yet to be provided with respect to such goods, (c) the goods related to the Account have been segregated from the Borrowers’ Inventory and are not available to fulfill orders of other customers, (d) the Account is otherwise an Eligible Account excepting only the requirement that the goods giving rise to such Account have been shipped to the Account Debtor, and (e) the Accounts constituting Permitted U.S. Bill-and-Hold Accounts do not exceed $2,500,000 in the aggregate.

“Permitted Contest” means a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; provided, that compliance with the obligation that is the subject of such contest is effectively stayed during such challenge.

“Permitted Discretion” means a determination made in good faith and in the exercise (from the perspective of a secured asset-based lender) of commercially reasonably business judgment.

“Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 4.2(b) of this Agreement; (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability Laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Loan Party is a party as lessee made in the Ordinary Course of Business; (d) inchoate and unperfected workers’, mechanics’ or similar Liens arising in the Ordinary Course of Business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e) landlords’, carriers’, warehousemen’s, suppliers’ or other similar possessory Liens arising in the Ordinary Course of Business and securing liabilities that are not yet due and payable (unless such liabilities are being contested in good faith by appropriate proceedings and appropriate reserves have been established in accordance with GAAP), so long as such Liens attach only to Inventory; (f) cash deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Loan Party is a party; (g) any attachment or judgment Lien not constituting an Event of Default under Section 9.1(j) of this Agreement; (h) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (i) presently existing or hereafter created Liens in favor of Agent, on behalf of the Secured Parties; and (j) other Liens securing obligations in an aggregate amount not to exceed $50,000 at any time.

“Permitted Preferred Stock Offering” means the offering of Preferred Stock contemplated by that certain Securities Purchase Agreement dated October 15, 2025 by and between CRI and the investors listed on the Schedule of Buyers attached thereto.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, provincial, territorial, municipal, county, city, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Petty Cash Account(s)” has the meaning ascribed to it in Section 5.2(b) of this Agreement.

“PPSA” shall mean the Personal Property Security Act (Ontario) and the regulations thereunder, as from time to time in effect, provided, however, if attachment, perfection or priority of the security interests of the Agent (or its agent), on behalf of itself and the other Lenders in any collateral are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws in such other jurisdiction of Canada (including the Civil Code of Quebec and the regulations thereunder, in the case of Quebec) for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Preferred Stock” means Stock consisting of an aggregate of 30,000 shares of Series A Convertible Preferred Stock to be issued in the Permitted Preferred Stock Offering.

“Presentments” has the meaning ascribed to it in Section 2.3(b) of this Agreement.

“Prime Rate” means, as of any date, the greater of: (a) 3.25% or (b) the rate of interest as reported each Business Day in the “Money Rates” section of The Wall Street Journal (print edition) as the “Prime rate” of interest. If The Wall Street Journal (print edition) shall cease to so designate a prime rate, there shall be substituted therefore the prime rate of any major bank in New York, New York as selected by the Agent in the exercise of its reasonable business judgment. In the event The Wall Street Journal (print edition) publishes a range of “prime rates”, the Prime Rate shall be the highest of the “prime rates”. Such rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any Lender may make commercial loans or other loans at rates of interest at, above or below its index rate or prime rate.

“Principal Payment Date” means, with respect to the Term Loan, all as determined by Agent in accordance with the Loan Documents and Agent’s loan systems and procedures periodically in effect: (a) the first (1st) Business Day of each calendar month to occur while the Term Loan is outstanding, and (b) the Commitment Termination Date.

“Prior Lender” means First Merchants Bank.

“Prior Lender Obligations” means the obligations of U.S. Borrowers to Prior Lender as set forth in that certain Existing Credit Agreement.

“Priority Payables” shall mean (without duplication) (a) the full amount of the obligations, liabilities or indebtedness of any Canadian Loan Party which (i) have a trust, deemed trust or statutory lien imposed to provide for payment or a Lien, choate or inchoate, ranking or would reasonably be expected to be capable of ranking senior to or pari passu with Liens securing the Obligations on any Collateral under any applicable Requirements of Law or (ii) have a right imposed to provide for payment ranking or would reasonably be expected to be capable of ranking senior to or pari passu with the Obligations under any applicable Requirements of Law, including, but not limited to, claims for unremitted and/or accelerated rents, utilities, Taxes (including sales taxes and goods and services taxes and harmonized sales taxes and withholding taxes), amounts payable to an insolvency administrator, wages, employee withholdings or deductions and vacation pay, severance and termination pay, government royalties and pension fund obligations (including any amounts representing any unfunded liability, solvency deficiency or wind-up deficiency with respect to a Canadian Pension Plan or a Canadian Benefit Plan) and (b) the amount equal to the aggregate value of the Inventory which Agent, in good faith, and on a reasonable basis, considers is or may be subject to retention of title by a supplier or a right of a supplier to recover possession thereof, where such supplier’s right has priority over the Liens securing the Obligations, including, without limitation, Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the BIA or any other applicable Requirements of Laws granting revendication or similar rights to unpaid suppliers or any similar Requirements of Law of Canada or any other applicable jurisdiction.

“Proceeds” means all “proceeds,” as such term is defined in the Code or the PPSA, as applicable, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Loan Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Loan Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Loan Party against third parties (i) for past, present or future infringement of any Patent, Patent License Industrial Design or Industrial Design License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Loan Party against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

“Pro-Forma Adjusted EBITDA” means, for any period, (1) net income for such period (and for the avoidance of doubt excluding the proceeds of Stock issuances), plus (a) without duplication and to the extent deducted in determining net income for such period, the sum of (i) interest expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation, depletion and amortization expense for such period (inclusive of non-cash amortization expenses resulting from the amortization of the Borrowers’ software platforms which may be classified as cost of goods sold instead of amortization expense in the Borrowers’ consolidated Statement of Operations), (iv) any extraordinary charges for such period consistent with those which the Borrowers have historically presented as adjustments to EBITDA in its calculation of “EBITDA” in its public filings with the Commission, (v) any other noncash charges for such period (but, excluding any non-cash charge in respect of an item that was included in net income in a prior period), and any other accepted adjustments between the Borrowers and Agent, minus (b) without duplication and to the extent included in net income, any extraordinary or non-recurring gains and any non-cash items of income for such period, all calculated in accordance with GAAP, plus (2) allowed Synergy Adjustments plus (3) (x) standard one-time acquisition related charges and (y) standard non-cash acquisition related charges, in each case to the extent they have reduced Borrowers’ trailing four Fiscal Quarter Adjusted EBITDA, in an amount not to exceed $5,000,000 in the aggregate unless otherwise approved by Agent in its Permitted Discretion.

“Pro Rata Share” means, with respect to all matters relating to any Lender: (a) with respect to Revolving Credit Advances, Swing Line Exposure, Protective Advances, Overadvances or Letter of Credit Obligations, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders, (b) with respect to all Revolving Credit Advances on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Advances held by that Lender, by (ii) the outstanding principal balance of the Advances held by all Lenders, and (c) with respect to the Term Loan, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Term Loan held by that Lender, by (ii) the outstanding principal balance of the Term Loan held by all Lenders.

“Projections” means the forecasted consolidated and consolidating of the Loan Parties and their Subsidiaries: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on an entity-by-entity or division-by-division basis, if applicable, and otherwise consistent with the historical Financial Statements of the Loan Parties and their Subsidiaries, together with appropriate supporting details and a statement of underlying assumptions.

“Protective Advances” has the meaning ascribed to it in Section 2.1(d) of this Agreement.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Plan” means an ERISA Plan that is intended to be tax qualified under Section 401(a) of the IRC.

“Rate Contract” means any agreement, device or arrangement providing for payments which are related to fluctuations of commodities, currencies, or interest rates, exchange rates, forward rates, or equity prices, including Dollar denominated or cross currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including any ISDA Master Agreement (including any Existing ISDA Master Agreement), and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

“Rate Contract Obligations” means any and all obligations of a Loan Party to an Eligible Swap Counterparty, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under or in connection with (a) any and all Rate Contracts between a Loan Party and an Eligible Swap Counterparty, and (b) any and all cancellations, buy-backs, reversals, terminations or assignments of any such Rate Contract, including the Existing Rate Contract Obligations.

“Real Estate” means each of, and collectively, (a) the real estate listed on Schedule 3.19 of this Agreement and (b) each parcel of real estate acquired by a Loan Party after the Closing Date.

“Reference Currency” shall have the meaning specified in the definition of Equivalent Amount.

“Refinancing” means the repayment in full by Borrowers of the Prior Lender Obligations on the Closing Date.

“Register” has the meaning ascribed to it in Section 12.6(a)(iii) of this Agreement.

“Reimbursement Obligations” means, at any date, the obligations of Borrowers then outstanding to reimburse the L/C Issuer, for payments made by L/C Issuer under a Letter of Credit.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, manager, member, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Section 8 below) and other consultants and agents of or to such Person or any of its Affiliates.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Remittances” means all checks, drafts, money orders, and other items and all cash, electronic transfers, and other remittances of every kind due a Loan Party on its Accounts or other Collateral.

“Rent Reserve” means, without duplication of any other reserve, a reserve equal to up to three (3) months’ rent (or other similar monthly charges of a Person holding possession of any Collateral) (or such fewer months’ rent or chargers agreed to by Agent) unless, in the Permitted Discretion of Agent, the applicable landlord, lessor, warehouseman, processor, consignee or other such Person has executed a landlord’s agreement in accordance with Section 4.9 of this Agreement. Notwithstanding the foregoing, for the avoidance of doubt, the Excluded Leases shall not be included in any Rent Reserve calculation.

“Replacement Lender” has the meaning ascribed to it in Section 12.6(c) of this Agreement.

“Required Lenders” means Lenders having (a) more than 66⅔% of the Revolving Loan Commitments of all Lenders and the outstanding principal balance of the Term Loan held by all Lenders, or (b) if the Revolving Loan Commitments have been terminated, more than 66⅔% of the aggregate outstanding amount of the Revolving Exposure and the Term Loan held by all Lenders; provided however, (x) if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders and (y) if there are more than two (2) Lenders, Required Lenders must include at least two (2) Lenders.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation, amalgamation or continuance, as applicable, the articles of incorporation, amalgamation or continuance as applicable, articles or bylaws, as applicable, the partnership agreement, unanimous shareholder agreement, declaration or other organizational or governing documents of such Person and any Law, treaty, rule or regulation or determination of an arbitration or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, as of any date of determination, an amount or a percent of a specified category or item that the Administrative Agent establishes from time to time to (a) to reflect the impediments to the Administrative Agent’s or the Lenders’ ability to realize upon the Collateral, (b) to reflect sums that any Loan Party may be required to pay under this Agreement or any other Loan Document (including taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, including Rent Reserves, (c) to reflect amounts for which claims may be reasonably expected to be asserted against the Collateral or the Administrative Agent or the Lenders, (d) to reflect sums that any Loan Party may be required to pay in respect of employee liabilities and employee withholdings or (e) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party, in each case in the Administrative Agent’s Permitted Discretion.

“Reset Date” means the first (1st) day of each calendar month.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means any of the Chief Executive Officer, Chief Financial Officer or any other officer of a Borrower designated by a Borrower and acceptable to Agent.

“Restricted Payment” means, with respect to any Loan Party or Subsidiary (a) the declaration or payment of any dividend or distribution or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Loan Party’s or Subsidiary’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Loan Party or Subsidiary now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Loan Party’s or Subsidiary’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Loan Party or Subsidiary other than payment of compensation in the Ordinary Course of Business to Stockholders who are employees of such Loan Party or Subsidiary; and (g) any transfer or other distribution of property to any Person other than a Loan Party pursuant to a statutory division.

“Revolving Credit Advance” has the meaning ascribed to it in Section 2.1(a) of this Agreement and may, as the context may require, include Protective Advances and Overadvances.

“Revolving Exposure” means, (a) with respect to any Lender at any time, the sum of (i) the outstanding principal amount of such Lender’s Revolving Credit Advances at such time, plus (ii) such Lender’s Pro Rata Share of the aggregate Letter of Credit Obligations outstanding at such time, plus (iii) such Lenders’ Pro Rata Share of the aggregate principal amount of all Swing Line Advances outstanding at such time, plus (iv) such Lender’s Pro Rata Share of the aggregate principal amount of Protective Advances outstanding at such time, plus (v) such Lender’s Pro Rata Share of the aggregate principal amount of Overadvances outstanding at such time, and (b) with respect to all Lenders at any time, the sum of (i) the aggregate outstanding principal amount of Revolving Credit Advances at such time, plus (ii) the aggregate Letter of Credit Obligations outstanding at such time, plus (iii) the aggregate principal amount of all Swing Line Advances outstanding at such time, plus (iv) the aggregate principal amount of Protective Advances outstanding at such time, plus (v) the aggregate principal amount of Overadvances outstanding at such time.

“Revolving Loan” means, at any time, the sum of (a) the aggregate amount of Revolving Credit Advances outstanding plus (b) the aggregate Letter of Credit Obligations. Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loan shall include the outstanding balance of Letter of Credit Obligations.

“Revolving Loan Commitment” means (a) as to any Lender, the aggregate commitment of such Lender to make Revolving Credit Advances, incur (or participate in) Letter of Credit Obligations and participate in Swing Line Advances, as set forth on Annex C to this Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Advances, incur (or participate in) Letter of Credit Obligations and participate in Swing Line Advances, which aggregate commitment shall be Twenty-Two Million Five Hundred Thousand and No/100 Dollars ($22,500,000) on the Closing Date, as such amount may be increased, reduced or adjusted, if at all, from time to time in accordance with this Agreement.

“Sanctioned Person” means a Person subject to any Sanctions.

“Sanctions” has the meaning ascribed to it in Section 3.12(b) of this Agreement.

“SDN List” has the meaning ascribed to it in Section 3.12(b) of this Agreement.

“Secured Parties” means each of, and collectively, (a) Agent, (b) the Lenders, and (c) each Affiliate of Agent or any Lender with respect to Bank Products and/or Rate Contract Obligations pursuant to, and in accordance with, the terms of this Agreement.

“Security Agreement” means the Amended and Restated Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, and each Loan Party that is a signatory thereto.

“Senior Funded Debt to Adjusted EBITDA Ratio” means, with respect to a trailing four (4) Fiscal Quarter period, a ratio, the numerator of which is total interest-bearing Indebtedness of the Borrowers’ and their Subsidiaries on a consolidated basis less Subordinated Debt as at the end of such trailing four (4) Fiscal Quarter period, and the denominator of which is the Borrowers’ and their Subsidiaries on a consolidated basis (x) Pro-Forma Adjusted EBITDA for measurements on or before September 30, 2026 and (y) Adjusted EBITDA for the measurements on and after December 31, 2026, for such trailing four (4) Fiscal Quarter period.

“Settlement Date” has the meaning ascribed to it in Section 11.13(a)(ii) of this Agreement.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the NYFRB (or a successor administrator of the secured overnight financing rate).

“Software” means all rights, titles and interests of each Loan Party in such Loan Party’s “software” as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Spot Currency Exchange Rate” means the rate of exchange between the applicable currency and Dollars, as applicable, at the rate quoted by the Agent or, if the Agent does not quote a rate of exchange on such currency, by a known dealer in such currency reasonably acceptable to CRI and the Agent.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests, units or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Subordinated Creditor” means RSI Exit Corporation, a Texas corporation.

“Subordinated Debt” means the Indebtedness of Borrowers to Subordinated Creditor evidenced by the Subordinated Note.

“Subordinated Note” means that certain Promissory Note, dated March 14, 2025, in the principal amount of Four Million and No/100 Dollars ($4,000,000.00) made by Borrowers in favor of Subordinated Creditor.

“Subordination Agreement” means that certain Amended and Restated Subordination Agreement, dated effective as of the date hereof, by and among the Borrowers, the Agent and the Subordinated Creditor.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Loan Party.

“Supporting Obligations” means all “supporting obligations” as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

“Swap Contract” means any “swap agreement”, as defined in Section 101 of the Bankruptcy Code.

“Swap Obligation” means any obligation in respect of a Swap Contract that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, as amended from time to time.

“Swing Line Advance” has the meaning ascribed to it in Section 2.3 of this Agreement.

“Swing Line Exposure” means, at any time, (a)  in the case of the Swing Line Lender, the aggregate principal amount of all Swing Line Advances outstanding at such time, and (b) in the case of any Lender, its Pro Rata Share of the total Swing Line Exposure at such time.

“Swing Line Lender” means First Merchants Bank.

“Swing Line Maximum Amount” means, as to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Advances as set forth on Annex C to this Agreement, which commitment constitutes a subfacility of the Revolving Loan Commitment of the Swing Line Lender.

“Synergy Adjustments” means the amounts set forth below for the corresponding period, which, for the avoidance of doubt, shall not exceed 55% of the Pro-Forma Adjusted EBITDA during the applicable period of determination:

Period Ending	Maximum Synergy Adjustments
December 31, 2025	$8,007,750
March 31, 2026	$6,005,812
June 30, 2026	$4,003,875
September 30, 2026	$2,001,938

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning given in Section 2.1(e) of this Agreement.

“Term Loan Commitment” means (a) as to any Lender, such Lender’s obligation to make the Term Loan, or a portion thereof as set forth on Annex C to this Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Term Loan, which aggregate commitment shall be Thirty-Six Million and No/100 Dollars ($36,000,000) on the Closing Date, as such amount may be increased, reduced or adjusted, if at all, from time to time in accordance with this Agreement and which aggregate commitment shall terminate on the Closing Date in accordance with the terms of this Agreement.

“Term Loan Lender” means: (a) on the date hereof, each Lender having Term Loan Commitments on Annex C and (b) thereafter, each Lender from time to time holding the Term Loan, or a portion thereof, after giving effect to any assignments thereof permitted by the terms of this Agreement.

“Term SOFR” or “Term SOFR Rate” means, for any Interest Period, the 1-month Term SOFR published by the CME Term SOFR Administrator (or a successive administrator designated by the relevant authority) for the date that is two (2) U.S. Government Securities Business Days prior to the Reset Date.

“Termination Date” means the date on which (a) the Advances have been indefeasibly repaid in full, (b) all other Obligations under this Agreement and the other Loan Documents have been completely discharged, (c) all Letter of Credit Obligations have been cash collateralized, cancelled or backed by standby letters of credit in accordance with Annex A to this Agreement, and (d) all Revolving Loan Commitments under this Agreement have been terminated and Borrowers shall not have any further right to borrow any monies or request any further extensions of credit under this Agreement.

“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that any Loan Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Loan Party granting any right to use any Trademark.

“Trademark Security Agreements” means, collectively, each the Trademark Security Agreement made in favor of Agent, on behalf of Lenders, by each applicable Loan Party.

“Trademarks” means all of the following now owned or hereafter adopted or acquired by any Loan Party: (a) all trademarks, trade names, corporate (and, as applicable, limited liability company) names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“UCP” has the meaning ascribed to it in clause (k) of Annex A to this Agreement.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfinanced Capital Expenditures” means Capital Expenditures which are not funded from Indebtedness permitted under Section 5.7(c).

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the IRC.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act, Title III of Pub. L. 107-56 signed into law October 26, 2001).

“Wholly-Owned Subsidiary” of a Person means any Subsidiary of such Person, all of the Stock of which (other than directors’ qualifying shares required by law) are owned by such Person, either directly or through one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2.      Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including determinations made pursuant to the exhibits hereto) shall be made, and all Financial Statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the most recent audited consolidated Financial Statements of the Loan Parties and their Subsidiaries delivered to Agent and Lenders on or prior to the Closing Date. If at any time any change in GAAP would, in either case, affect the computation of any financial ratio or financial requirement set forth in any Loan Document, and any of Agent, Borrowers or Required Lenders shall so request, Agent, Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the final approval of Agent and Required Lenders); provided, that until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Loan Parties shall provide to Agent and Lenders Financial Statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, further, that (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party at “fair value”, as defined therein shall be disregarded for the purposes of computing any financial ratios and requirements herein and (ii) the effect of any changes to GAAP that would require leases which are, or would have been, classified as operating leases under GAAP as it exists on the Closing Date to be classified and accounted for as capital leases under the revised GAAP (including by reason of adoption of FASB Accounting Standards Update 2016-02) shall be disregarded for the purposes of computing any financial ratios and requirements herein. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Loan Parties shall not, without the prior written consent of Agent, cause or permit any change in application of GAAP, or any method of GAAP utilized, by the Loan Parties in their Financial Statements after the Closing Date.

1.3.     Other Definitional Provisions and References. References in this Agreement to “Sections”, “Annexes”, “Exhibits”, “Appendices” or “Schedules” shall be to Sections, Annexes, Exhibits, Appendices or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation.” Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. The references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively. References in any Loan Document to the knowledge (or an analogous phrase) of any Loan Party are intended to signify that such Loan Party has actual knowledge or awareness of a particular fact or circumstance or that such Loan Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance. References in any Loan Document to “federal” shall include United States federal and Canadian federal governments and legislative branches. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among parties hereto shall be made in lawful money of the United States and in immediately available funds. Time is of the essence in each Borrower’s and each other Loan Party’s performance under this Agreement and all other Loan Documents. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. Except as otherwise specified or limited herein, references to any statute or act shall include all related regulations, rules and orders and all amendments and supplements and any successor or replacement statutes, acts and regulations. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States. References to any agreement, instrument or document (including the Loan Documents and any Organizational Document) shall include all schedules, exhibits, annexes, appendices and other attachments thereto and shall be construed as referring to such agreement, instrument or document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented (subject to any restrictions on such amendments, amendments and restatements, modifications, extensions, restatements, replacements and supplements set forth herein or in any other Loan Document).

1.4.      Currency Calculations. All financial statements, Borrowing Base Certificates and Compliance Certificates shall be set forth in Dollars. For purposes of preparing the financial statements, calculating financial covenants and determining compliance with covenants expressed in Dollars, Canadian Dollars shall be converted to Dollars on a Spot Currency Exchange Rate in accordance with GAAP; provided that if any basket, ratio, threshold or other amount is exceeded solely as a result of fluctuations in applicable currency exchange rates after the applicable date of determination, Agent may, in its sole discretion, waive any Default or Event of Default arising therefrom if Agent determines that such breach is solely based on the applicable Spot Currency Exchange Rate and not reflective of the weighted average of exchange rates to convert Canadian Dollars to Dollars during the applicable period of determination.

1.5.       Interest Act (Canada). For purposes of the Interest Act (Canada), whenever any interest or fee under this Agreement is calculated using a rate based on a year of 360 days or any other period of time less than a calendar year, as the case may be, the rate used pursuant to such calculation, when expressed as an annual rate, is equivalent to (a) the applicable rate based on a year of 360 days or such other period of time, as the case may be, (b) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (c) divided by 360 or 365, as the case may be. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement, and the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields. Each Loan Party confirms that it understands and is able to calculate the rate of interest applicable to Advances based on the methodology for calculating per annum rates provided for herein. Each Loan Party irrevocably agrees not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to this Agreement or any Loan Documents, that the interest payable hereunder and the calculation thereof has not been adequately disclosed to the Borrowers as required pursuant to Section 4 of the Interest Act (Canada). For the avoidance of doubt, this Section 1.5 applies only with respect to the Canadian Borrower, and does not amend, modify or in any way change the calculation of interest or fees payable by the U.S. Borrowers or any one of them.

1.6.     Limitation on Interest. If and only to the extent applicable, if any provision of this Agreement or of any of the other Loan Documents would obligate any Canadian Loan Party to make any payment of interest or other amount payable to the Lenders in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lenders of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lenders of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to the Lenders under Section 2.4 and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lenders which would constitute ‘‘interest’’ for purposes of Section 347 of the Criminal Code (Canada).

Notwithstanding the foregoing, if and only to the extent Section 347 of the Criminal Code (Canada) applies, after giving effect to all adjustments contemplated in the foregoing paragraph, if the Lenders shall have received an amount in excess of the maximum permitted by Section 347 of the Criminal Code (Canada), the Loan Parties shall be entitled, by notice in writing to the Agent, to obtain reimbursement from the Lenders in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Lenders to the Borrowers. Any amount or rate of interest referred to in Section 2.4 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable credit remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of ‘‘interest’’ (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be prorated over the period from the Closing Date to the applicable maturity date, and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Agent shall be conclusive for the purposes of such determination.

1.7.       Canadian Interpretation.

(a)        Where the context so requires, (i) any term defined in this Agreement by reference to the UCC shall also have any extended, alternative or analogous meaning given to such term in the Personal Property Security Act of each applicable province or territory of Canada and the Civil Code of Québec and (ii) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under applicable Canadian personal property security laws.

For purposes of the interpretation or construction of this Agreement pursuant to the laws of the Province of Quebec, for purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of any other Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, a “reservation of ownership”, “prior claim” and a “resolutory clause,” (f) all references to filing, registering or recording under the PPSA or the UCC shall be deemed to include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to an “opposable” or “set up” Liens as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary,” (k) “construction liens” shall be deemed to include “legal hypothecs in favour of persons having taken part in the construction or renovation of an immovable”, (l) “joint and several” shall be deemed to include “solidary” and “jointly and severally” shall be deemed to include “solidarily” (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary”, (o) “legal title” shall be deemed to include “holding title on behalf of an owner as mandatary or prête-nom”, (p) “easement” shall be deemed to include “servitude”, (q) “priority” shall be deemed to include “prior claim” or “rank”, as applicable, (r) “survey” shall be deemed to include “certificate of location and plan”, (s) “fee simple title” and “fee title” shall be deemed to include “right of ownership”, (t) “foreclosure” shall be deemed to include “the exercise of a hypothecary right”, (u) “leasehold interest” shall be deemed to include “valid rights resulting from a lease”, (v) “lease” for personal or movable property shall be deemed to include a “contract of leasing (crédit-bail)”, (x) “deposit account” shall include a “financial account” as defined in Article 2713.6 of the Civil Code of Québec, and (y) “guarantee” and “guarantor” shall include “suretyship” and “surety”, respectively. The parties hereto confirm that it is their wish that this Agreement and any other Loan Document be drawn up in the English language only and that all other documents contemplated hereunder or relating hereto, including notices, shall also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de credit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisages par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

2.	ADVANCES AND LETTERS OF CREDIT

2.1.       Revolving Credit Advances, Term Loan, and Borrowings.

(a)     Subject to the terms and conditions hereof, each Lender severally (and not jointly) agrees to make available to Borrowers from time to time until the Commitment Termination Date its Pro Rata Share of advances pursuant to its Revolving Loan Commitment (each, a “Revolving Credit Advance”); provided, that the aggregate principal amount of such Revolving Credit Advances will not result in (i)  such Lender’s Revolving Exposure exceeding such Lender’s Revolving Loan Commitment or (ii) the aggregate Revolving Exposure of all Lenders exceeding the lesser of (x) the Maximum Revolver Amount and (y) the Borrowing Base, subject in all cases to Agent’s authority, in its Permitted Discretion, to make Protective Advances and Overadvances pursuant to Section 2.1(b) and 2.1(c). Until the Commitment Termination Date, Borrowers may from time to time borrow, repay and reborrow under this Section 2.1(a).

(i)    Borrower Representative shall deliver to Agent a Notice of Borrowing with respect to each proposed borrowing of a Revolving Credit Advance (other than Revolving Credit Advances made pursuant to Section 2.1(c) or Section 2.3(b)), such Notice of Borrowing to be delivered no later than 11:00 a.m. (Indianapolis, Indiana local time) two (2) Business Days prior to the requested funding date. Notices received after 11:00 a.m. (Indianapolis, Indiana local time) shall be deemed received on the next Business Day. Once given, a Notice of Borrowing shall be irrevocable and Borrowers shall be bound thereby.

(b)      Any provision of this Agreement to the contrary notwithstanding, at the request of Borrowers, Agent may, in its discretion (but shall have absolutely no obligation to) and with the consent of all Lenders, make Revolving Credit Advances to Borrowers on behalf of Lenders in amounts that cause the outstanding balance of the aggregate Revolving Exposure of all Lenders to exceed the Borrowing Base (any such excess Revolving Credit Advances are herein referred to collectively as “Overadvances”); provided, that (i) no such event or occurrence shall cause or constitute a waiver of Agent’s, the Swing Line Lender’s or Lenders’ right to refuse to make any further Overadvances, Swing Line Advances or Revolving Credit Advances, or incur any Letter of Credit Obligations at any time that an Overadvance exists, and (ii) no Overadvance shall result in a Default or Event of Default due to a Borrower’s failure to comply with Section 2.2(b)(i) for so long as Agent permits such Overadvance to remain outstanding, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the conditions to lending set forth in Section 8.2 have not been met. All Overadvances may in Agent’s sole election (or otherwise at the written request of Required Lenders, shall) bear interest at the Default Rate, and shall be payable on the earlier of demand or the Commitment Termination Date. The authority of Agent to make Overadvances is limited to an aggregate amount for all such Overadvances and Protective Advances not to exceed 10% of the aggregate Revolving Loan Commitment of all Lenders. No Overadvances may remain outstanding for more than thirty (30) days and no Overadvance shall cause any Lender’s Revolving Exposure to exceed its Revolving Loan Commitment. Upon the making of an Overadvance by Agent, each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Agent, without recourse or warranty, an undivided interest and participation in such Overadvance in proportion to its Pro Rata Share of the Revolving Loan Commitment. Agent may, at any time, require the Lenders to fund such participations; provided that the Revolving Exposure of any Lender after giving effect to any such participations in Overadvances shall not exceed such Lender’s Revolving Loan Commitment. From and after the date, if any, on which any Lender is required to fund its participation in any Overadvance purchased hereunder, Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest and all Proceeds of Collateral received by Agent in respect of such Overadvance.

(c)        Subject to the limitations set forth below, Agent is authorized by Borrowers and the Lenders, from time to time in Agent’s sole discretion (but Agent shall have absolutely no obligation), to make Advances to Borrowers, on behalf of all Lenders, which Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by a Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 10.1) and other sums payable under the Loan Documents (any of such advances are herein referred to as “Protective Advances”); provided, that the aggregate amount of Protective Advances and Overadvances outstanding at any time shall not at any time exceed 10% of the aggregate Revolving Loan Commitment of all Lenders; provided, further, that (A) the aggregate Revolving Exposure of all Lenders after giving effect to the Protective Advances being made shall not exceed the aggregate Revolving Loan Commitments and (B) the Revolving Exposure of any Lender after giving effect to the Protective Advances being made shall not exceed such Lender’s Revolving Loan Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 8.2 have not been satisfied. The Protective Advances shall constitute Obligations hereunder. Any such revocation must be in writing and shall become effective prospectively upon Agent’s receipt thereof. At any time that there is sufficient Borrowing Availability and the conditions precedent set forth in Section 8.2 have been satisfied, Agent may request the Lenders to make a Revolving Credit Advance to repay a Protective Advance. At any other time Agent may require the Lenders to fund their risk participations as described in this Section 2.1(c). Upon the making of a Protective Advance by Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Pro Rata Share of the Revolving Loan Commitment. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest and all Proceeds of Collateral received by Agent in respect of such Protective Advance.

(d)       The making of each Advance by Agent or any Lender, whether under Section 2.1(a) or Section 2.1(c) or Section 2.3, will be deemed to be a representation by each Borrower that (i) the Advance will not violate the terms of Section 2.1(a) or Section 2.1(c) or Section 2.3 and (ii) all Eligible Accounts and Eligible Inventory then comprising the Borrowing Base meet all of Agent’s criteria for Eligible Accounts and Eligible Inventory, respectively. Neither Agent nor any Lender shall have any duty to follow, or any liability for, the application by any Borrower of any proceeds of any Advance.

(e)        Subject to the other terms and conditions of this Agreement, on the Closing Date, each Term Loan Lender, severally and not jointly, agrees to make a term loan to Borrowers in an aggregate principal amount equal to Thirty-Six Million and No/100 Dollars ($36,000,000) (the “Term Loan”); provided that, after giving effect to the making of such Term Loan, the portion of the Term Loan advanced by any Term Loan Lender shall not exceed the Term Loan Commitment of such Term Loan Lender. No part of the Term Loan made to Borrowers may, on the repayment thereof, be redrawn or reborrowed.

2.2.        Prepayments/Commitment Termination .

(a)         Termination of Revolving Loan Commitments.

(i)       Borrowers may at any time on at least ten (10) days’ prior written notice to Agent terminate the Revolving Loan Commitments of all the Lenders; provided that, upon such termination, all Advances and other Obligations shall be immediately due and payable in full and all Letter of Credit Obligations shall be cash collateralized or otherwise satisfied in accordance with Annex A. Upon any such termination of the Revolving Loan Commitments, each Borrower’s right to request Revolving Credit Advances, or request that Letter of Credit Obligations be incurred on its behalf, or request Swing Line Advances, shall simultaneously be permanently terminated.

(ii)       All of the Obligations shall, if not sooner paid or required to be paid pursuant to this Agreement or any other Loan Document, be due and payable in full on the Commitment Termination Date.

(b)        Mandatory Prepayments.

(i)       Subject to Section 2.1(b), if at any time the outstanding balance of the aggregate Revolving Exposure exceeds Availability, Borrowers shall immediately repay the aggregate outstanding Revolving Credit Advances and/or Swing Line Advances to the extent required to eliminate such excess. If any such excess remains after repayment in full of the aggregate outstanding Revolving Credit Advances and Swing Line Advances, Borrowers shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Annex A to the extent required to eliminate such excess. Any such prepayment shall be applied in accordance with Section 2.2(c) (but disregarding any requirement therein for prepayment of the Term Loan). Notwithstanding the foregoing, any Overadvance made pursuant to Section 2.1(b) shall be repaid in accordance with Section 2.1(b).

(ii)        Subject to Section 2.2(e), within two (2) Business Days after receipt by any Loan Party or Subsidiary of cash Proceeds (including insurance proceeds and proceeds from casualty losses or condemnations) of any voluntary or involuntary sale or disposition of, or any casualty or condemnation event with respect to, any property or assets of any Loan Party or Subsidiary (determined exclusive of any proceeds of sales of Inventory in the Ordinary Course of Business solely for purposes of this Section 2.2(b)(ii)), Borrowers shall notify Agent of such Loan Party’s receipt of such cash Proceeds and shall prepay the Advances (and cash collateralize Letter of Credit Obligations) in an amount equal to all such cash Proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrowers in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, (C) amounts payable to holders of Liens that are senior to the Liens of Agent created under the Loan Documents on such assets (to the extent such Liens constitute Permitted Encumbrances hereunder), and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith (it being understood that to the extent any such reserve is reversed or abandoned, the amount so reversed or abandoned shall constitute cash Proceeds payable pursuant to this Section). Any such prepayment shall be applied in accordance with Section 2.2(c); provided, that so long as (1) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (2) Borrowers shall have given Agent prior written notice of Borrowers’ intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of such Loan Party or, in the case of Proceeds from casualty losses or condemnation, to the cost of repair and restoration of the affected assets, (3) the monies are held in a Deposit Account in which Agent has a perfected first-priority security interest, and (4) such Loan Party completes such replacement, purchase, or construction within 180 days (or 365 days in the case of any involuntary disposition resulting from a casualty loss or condemnation) after the initial receipt of such monies, then the Loan Party whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of such assets or the costs of purchase or construction of other assets useful in the business of such Loan Party or, in the case of Proceeds from casualty losses or condemnation, to the cost of repair and restoration of the affected assets, unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, such net cash proceeds not so applied shall be paid to Agent and applied in accordance with Section 2.2(c). Notwithstanding the foregoing, to the extent any insurance proceeds (including business interruption insurance) are contractually required to be paid to any third party (including customers, vendors or other stakeholders) as a result of an operational disruption or casualty, such proceeds shall not be deemed available for mandatory prepayment under the Agreement.

(iii)     If any Loan Party issues Stock in exchange for cash (other than the Permitted Preferred Stock Offering or cash payments to exercise any securities convertible into Stock) or receives a capital contribution in cash, no later than the Business Day following the date of receipt of the Proceeds thereof, Borrowers shall notify Agent of such Loan Party’s receipt of such Proceeds and shall prepay the Advances (and cash collateralize Letter of Credit Obligations) in an amount equal to all such Proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with Section 2.2(c).

(iv)       If any Loan Party incurs Indebtedness not permitted under the terms of this Agreement, no later than the Business Day following the date of receipt of the Proceeds thereof, Borrowers shall notify Agent of such Loan Party’s receipt of such Proceeds and shall prepay the Advances (and cash collateralize Letter of Credit Obligations) in an amount equal to all such Proceeds, net of reasonable costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with Section 2.2(c).

(v)       Commencing for the fiscal year end December 31, 2026 and continuing annually thereafter, Borrowers shall prepay the Obligations on the date that is thirty (30) Business Days after the earlier of (i) the date on which Borrowers’ annual audited Financial Statements for the immediately preceding fiscal year are delivered or (ii) the date on which such annual audited Financial Statements were required to be delivered pursuant to this Agreement in an amount equal to (each an “Excess Cash Flow Payment”): (I) zero percent (0.00%) of Borrowers’ Excess Cash Flow for the immediately preceding fiscal year if Borrowers’ Senior Funded Debt to Adjusted EBITDA Ratio is less than 1.50 to 1, (II) twenty-five percent (25.00%) of Borrowers’ Excess Cash Flow for the immediately preceding fiscal year if Borrowers’ Senior Funded Debt to Adjusted EBITDA Ratio is greater than or equal to 1.50 to 1 but less than 2.50 to 1 and (III) fifty percent (50.00%) of Borrowers’ Excess Cash Flow for the immediately preceding fiscal year if Borrowers’ Senior Funded Debt to Adjusted EBITDA Ratio is greater than or equal to 2.50 to 1. Each Excess Cash Flow Payment shall be accompanied by a certificate signed by a financial officer of a Borrower certifying the manner in which Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be in form and substance satisfactory to Agent.

(c)        Application of Certain Mandatory Prepayments. So long as no Event of Default or Application Event has occurred and is continuing, any prepayments made by Borrowers (except for Excess Cash Flow Payments which shall be applied to the outstanding principal balance of the Term Loan first) pursuant to Section 2.2(b) shall be applied as follows: first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, second to prepay the outstanding principal balance of the Term Loan, to the remaining principal installments thereof in the inverse order of maturity (including the “bullet” payment at maturity with respect thereto), third to prepay any Swing Line Advances that may be outstanding, fourth to prepay the remaining Advances without a corresponding reduction in the Revolving Loan Commitments, and fifth to cash collateralize outstanding Letter of Credit Obligations in the manner set forth on Annex A. If any Event of Default has occurred and is continuing, but an Application Event is not in existence, such amounts shall be applied as provided in Section 9.3(b). If an Application Event has occurred and is continuing, such amounts shall be applied as provided in Section 9.3(c).

(d)        Currency of Advances and All Payments. All Advances by the Lenders and all payments of interest, principal and fees by a Borrower are to be made in Dollars.

(e)      No Implied Consent. Nothing in this Section 2.2 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not expressly permitted by other provisions of this Agreement or the other Loan Documents or a waiver of any Event of Default arising therefrom.

2.3.       Swing Line Advances.

(a)       Swing Line Lender may, from time to time, at its sole election and without prior notice to or consent by any Lender or Borrowers, convert any request or deemed request by Borrowers for a Revolving Credit Advance into a request for an advance made by, and for the account of, Swing Line Lender in accordance with the terms of this Agreement (each such advance, a “Swing Line Advance”). Each Swing Line Advance shall be advanced by Swing Line Lender in the same manner as Revolving Credit Advances are advanced hereunder, in accordance with the provisions of Section 2.1 or as otherwise permitted to Section 2.3(b), provided, that no Swing Line Advances shall be made at any time that an Event of Default under Sections 9.1(a), (h) or (i) has occurred and is continuing. The aggregate amount of Swing Line Advances outstanding shall not exceed at any time the lesser of (A) the Swing Line Maximum Amount or (B) an amount that results in (i) any Lender’s Revolving Exposure exceeding such Lender’s Revolving Loan Commitment or (ii) the aggregate Revolving Exposure of all Lenders exceeding the lesser of (x) the Maximum Revolver Amount and (y) the Borrowing Base. If at any time the outstanding Swing Line Advances exceed the Swing Line Maximum Amount, then, on the next succeeding Business Day, Borrowers shall repay Swing Line Advances, in an aggregate amount equal to such excess.

(b)       Each Borrower hereby irrevocably authorizes Agent and Swing Line Lender, in each case without any further written or oral request of any Borrower, to transfer funds automatically from the Collection Account to the Disbursement Account in amounts necessary for the payment of checks and other items drawn on, and debits by Agent of, the Disbursement Account as such checks and other items (“Presentments”) are presented to Agent or any of its Affiliates for payment, and debits are made by Agent, subject to the terms and conditions of this Agreement, and without the need for a Notice of Borrowing as provided in Sections 2.1(a) and 2.3(a). Each such funds transfer shall be deemed to be a Swing Line Advance requested by a Borrower for all purposes under this Agreement. If any Presentments in the Disbursement Account are paid by Agent in excess of funds available in the Collection Account for any reason, the amounts so paid by Agent will be deemed to be a Swing Line Advance for all purposes of this Agreement and are hereby ratified and approved by Borrowers; provided, that under no circumstances will Agent have any obligation to pay any Presentments in the Disbursement Account in excess of funds available in the Collection Account. Notwithstanding anything to the contrary in this Section 2.3(b), Agent may, in its discretion, at any time hereafter upon written notice to Borrowers, elect to discontinue the automatic sweeping of funds from the Collection Account to the Disbursement Account, including if Borrowing Availability is less than five precent (5.00%) of the lesser of (x) the Revolving Loan Commitments and (y) the Borrowing Base. Furthermore, Agent reserves the right to discontinue providing Disbursement Accounts to its customers, including Borrowers.

(c)        Swing Line Lender shall give Agent prompt notice of each Swing Line Advance made by Swing Line Lender. In the event that on any Business Day Swing Line Lender desires that all or any portion of the outstanding Swing Line Advances should be reduced, in whole or in part, Swing Line Lender shall notify Agent to that effect and indicate the portion of the Swing Line Advance to be so reduced. Swing Line Lender hereby agrees that it shall notify Agent to reduce the Swing Line Advance to zero at least once every week. Agent agrees to transmit to Lenders the information contained in each notice received by Agent from Swing Line Lender regarding the reduction of outstanding Swing Line Advances and shall concurrently notify such Lenders of each such Lender’s Pro Rata Share of the obligation to make a Revolving Credit Advance to repay outstanding Swing Line Advances (or the applicable portion thereof). Each Lender hereby unconditionally and irrevocably agrees to fund to the Loan Account, for the benefit of Swing Line Lender, not later than noon (Indianapolis, Indiana time) on the Business Day immediately following the Business Day of such Lender’s receipt of such notice from Agent (provided, that if any Lender shall receive such notice at or prior to 10:00 a.m. (Indianapolis, Indiana time) on a Business Day, such funding shall be made by such Lender on such Business Day), such Lender’s Pro Rata Share of a Revolving Credit Advance (which Revolving Credit Advance shall be deemed to be requested by Borrowers) in the principal amount equal to the portion of the Swing Line Advance which is required to be paid to Swing Line Lender under this Section 2.3. The proceeds of any such Revolving Credit Advances so funded shall be immediately paid over to Agent for the benefit of Swing Line Lender for application against then-outstanding Swing Line Advances. For purposes of this Section 2.3 Swing Line Lender shall be conclusively entitled to assume that, at the time of the advance of any Swing Line Advance, each Lender will fund its Pro Rata Share of the Revolving Credit Advances provided for in this Section 2.3.

(d)       In the event that, at any time any Swing Line Advances are outstanding, either (i) an Event of Default pursuant to Section 9.1(h) or 9.1(i) has occurred or (ii) the Revolving Loan Commitment has been suspended or terminated in accordance with the provisions of this Agreement, then in either case, each Lender (other than Swing Line Lender) shall be deemed to have irrevocably and immediately purchased and received from Swing Line Lender, without recourse or warranty, an undivided interest and participation in the Swing Line Advances in an aggregate amount equal to such Lender’s Pro Rata Share of each Swing Line Advance outstanding. Any purchase obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstances whatsoever. In the event that on any Business Day Swing Line Lender desires to effect settlement of any such purchase, Swing Line Lender shall promptly notify Agent to that effect and indicate the payment amounts required by each Lender to effect such settlement. Agent agrees to transmit to Lenders the information contained in each notice received by Agent from Swing Line Lender and shall concurrently notify such Lenders of each such Lender’s Pro Rata Share of the required payment settlement amount. Each such Lender shall effect such settlement upon receipt of any such notice by transferring to Agent’s account specified by Agent to Lenders from time to time not later than noon (Indianapolis, Indiana) on the Business Day immediately following the Business Day of receipt of such notice (provided, that if any such Lender shall receive such notice at or prior to 10:00 a.m. (Indianapolis, Indiana) on a Business Day, such funding shall be made by such Lender on such Business Day), an amount equal to such Lender’s participation in the Swing Line Advance.

(e)       In the event any Lender fails to make available to Agent when due the amount of such Lender’s participation in the Swing Line Advances, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest at the Federal Funds Rate, for the first three (3) days following the due date, and thereafter at the Applicable Rate in respect of Swing Line Advances. Any Lender’s failure to make any payment requested under this Section 2.3 shall not relieve any other Lender of its obligations hereunder, but no Lender shall be responsible for the failure of any other Lender to make available to Agent such other Lender’s required payment hereunder. The obligations of Lenders under this Section 2.3 shall be deemed to be binding upon Agent, Swing Line Lender and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to Borrowers or any other Loan Party.

2.4.       Interest and Applicable Margins; Fees; Term Loan Principal Payments.

(a)        Subject to Sections 2.1(b), 2.1(c), 2.4(c) and 2.4(d), each Advance shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the Applicable Rate. Each determination of an interest rate by Agent shall be conclusive and binding on Borrowers and the Lenders in the absence of manifest error. All computations of Fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed, except that interest computed by reference to the Base Rate shall be computed on the basis of a 365-day year (366 days in the case of a leap year) and actual days elapsed. Interest and Fees shall accrue during each period during which interest or such Fees are computed from (and including) the first day thereof to (but excluding) the last day thereof.

(b)       All as determined by Agent in accordance with the Loan Documents and Agent’s loan systems and procedures periodically in effect, interest shall be paid in arrears (i) on each Interest Payment Date and (ii) on the date of each payment or prepayment of Advances on and after the Commitment Termination Date. Agent may estimate the amount of interest that Borrowers will owe on Borrowers’ periodic statements and Agent may adjust the amount of interest owed on each subsequent statement provided to Borrowers to reflect any differential between the estimated amount of interest shown on Borrowers’ preceding statement and the actual amount of interest determined to have been due by Agent on the preceding Interest Payment Date. Borrowers agree to pay the amount shown due on the Interest Payment Date on each of Borrowers’ periodic statements on each Interest Payment Date.

(c)        At the election of Agent or the Required Lenders while any Event of Default exists (or automatically while any Event of Default under Section 9.1(a), 9.1(h) or 9.1(i) exists), interest (after as well as before entry of judgment thereon to the extent permitted by Law) on the Advances and the Letter of Credit Fees shall increase, from and after the date of occurrence of such Event of Default, to a rate per annum which is determined by adding 2.0% per annum to the Applicable Margin or Letter of Credit Fee, as applicable, then in effect for such Advances or Letter of Credit Obligations, as applicable (the “Default Rate”). All such interest shall be payable on demand of Agent or the Required Lenders.

(d)       Anything herein to the contrary notwithstanding, the obligations of Borrowers hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any Law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event Borrowers shall pay such Lender interest at the highest rate permitted by applicable Law (“Maximum Lawful Rate”) for such period; provided, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

(e)         Fees.

(i)        Agent’s Fees. Borrowers agree to pay to Agent, for its own account and the account of other Lenders, as applicable, Fees payable in the amounts and at the times as set forth in the Fee Letter.

(ii)       Unused Line Fees. Borrowers agree to pay to the Agent for the benefit of the Lenders, a non-usage Fee (the “Unused Line Fee”), which shall accrue at the 0.375% per annum on the average daily amount of the undrawn portion of the Revolving Loan Commitment during the period from and including the Closing Date to the date on which the Revolving Loan Commitments terminate; it being understood that the outstanding amount of Letter of Credit Obligations of a Lender shall be included and the Swing Line Exposure of a Lender shall be included in the drawn portion of the Revolving Loan Commitment of such Lender for purposes of calculating the non-usage fee. The accrued Unused Line Fee shall be assessed on the first (1st) day of every month, and payable in arrears on each subsequent Interest Payment Date, all as determined by Agent in accordance with the Loan Documents and Agent’s loan systems and procedures periodically in effect. Accruals of the Unused Line Fee shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed during the applicable period (including the first day but excluding the last day of such period).

(iii)      Letter of Credit Fees. Borrowers agree to pay to Agent:

(A)     For the account of each Lender according to its Pro Rata Share of the Revolving Loan Commitments, as compensation to such Lenders for their participation interest in the Letter of Credit Obligations incurred hereunder with respect to Letters of Credit (each a “Letter of Credit Fee”), with respect to each commercial Letter of Credit, a Fee in an amount equal to the Applicable Margin for Revolving Credit Advances in effect on such date of issuance on the stated amount of such Letter of Credit, which Fee shall be payable (as more specifically determined pursuant to the applicable Loan Documents with respect to such Letter of Credit and otherwise as determined by Agent in accordance with the Loan Documents and Agent’s loan systems and procedures periodically in effect) in advance on the date of issuance of such Letter of Credit.

(B)     For the account of L/C Issuer, on demand, such Fees (including all current issuance, opening, closing, transfer, amendment, draw, renewal, negotiation and other letter of credit administration fees) and other charges and expenses of L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued. Borrowers further agree to pay to Agent and each Lender all costs and expenses incurred by Agent or any Lender on account of any Letter of Credit Obligations.

All such Fees are fully earned by the applicable Lenders when paid and non-refundable. The Letter of Credit Fee will be calculated on the basis of the actual number of days elapsed in a 360-day year. If any Letter of Credit is cancelled for any reason before the stated expiry date thereof, the Letter of Credit Fee or any other Fee paid in advance will not be refunded and will be retained by the applicable Lenders solely for their account.

(iv)     NSF Fees. In addition to, and without limiting, any other provision of this Agreement or the other Loan Documents, Agent may impose a non-sufficient funds fee for any check that is presented for payment that is returned for any reason.

(f)        Borrowers hereby promise to pay to Agent, on each Principal Payment Date until the Term Loan has been paid in full, the unpaid principal balance of the Term Loan in monthly installments equal to $300,000; provided that the last installment of principal of the Term Loan shall be due and payable on the Termination Date applicable to the Term Loan (if not earlier paid) and shall be in an amount sufficient to pay in full the entire unpaid principal amount of the Term Loan. Borrowers may from time to time optionally prepay the principal balance of the Term Loan; provided that (i) Borrowers shall provide advance written notice to Agent of such prepayment at the latest by noon (Indianapolis, Indiana time) on the Business Day prior to the prepayment and (ii) each voluntary prepayment of the Term Loan shall be in a minimum principal amount of $1,000,000 and in integral multiples of $50,000 (or such lesser amount as may be agreed by Agent). Any voluntary prepayment of the Term Loan will be applied to the last to mature of the payments required under this Agreement.

2.5.      Inability to Determine Rates; Illegality. If the Administrative Agent determines in good faith (which determination shall be conclusive, absent manifest error) or is advised by the Required Lenders that: (i) adequate and fair means do not exist for ascertaining the Adjusted Term SOFR Rate; (ii) the Adjusted Term SOFR Rate does not accurately reflect the cost to the Administrative Agent or the Lenders of the Loans; or (iii) a Change in Law shall, in the reasonable determination of the Administrative Agent or the Required Lenders, make it unlawful or commercially unreasonable for the Administrative Agent or the Lenders to use the Adjusted Term SOFR Rate as the index for purposes of determining the Applicable Rate, then: (A) the Adjusted Term SOFR Rate shall be replaced with an alternative or successor rate or index chosen by the Administrative Agent in its reasonable discretion; and (B) the Applicable Margin may also be adjusted by the Administrative Agent in its reasonable discretion, giving due consideration to market convention for determining rates of interest on comparable loans and any related changes to any Rate Contracts. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event has occurred, the Administrative Agent may, by notice to the Borrowers and the Lenders, amend this Agreement to establish an alternate rate of interest for the Benchmark that gives due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) the then-evolving or prevailing market convention for determining a benchmark rate as a replacement for the then current Benchmark at such time (the “Alternate Rate”); Borrowers and the Lenders acknowledge that the Alternate Rate may include a mathematical adjustment using any then-evolving or prevailing market convention or method for determining a spread adjustment for the replacement of the Benchmark (which may include, if any Benchmark already contains such a spread, adding that spread to the Alternate Rate). The Administrative Agent may further amend this Agreement by such notice to Borrowers and the Lenders to make technical, administrative or operational changes (including, without limitation, changes to the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, the timing of prepayment or conversion notices, the length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of the Alternate Rate. The Alternate Rate, together with all such technical, administrative and operational changes as specified in any notice, shall become effective at the later of (i) the fifth Business Day after the Administrative Agent has provided notice (including without limitation for this purpose, by electronic means) to the Borrowers and the Lenders (the “Objection Date”) and (ii) a date specified by the Administrative Agent in the notice, without any further action or consent of the Borrowers or the Lenders, so long as the Administrative Agent has not received, by 5:00 pm Eastern time on the Objection Date, written notice of objection to the Alternate Rate from the Required Lenders. If, on the date the Benchmark actually becomes permanently unavailable pursuant to a Benchmark Transition Event, an Alternate Rate has not been established in this manner, Advances will, until an Alternate Rate is so established, bear interest at the “prime rate” as publicly announced by the Administrative Agent. In no event shall the Alternate Rate be less than 1.00%.

2.6.      Letters of Credit. Subject to and in accordance with the terms and conditions contained herein and in Annex A, Borrowers shall have the right to request, and Lenders agree to incur, or purchase participations in, Letter of Credit Obligations in respect of Borrowers and its Subsidiaries.

2.7.      General Provisions Regarding Payment. Borrowers shall make each payment under this Agreement not later than 2:00 p.m. (Indianapolis, Indiana) on the day when due in immediately available funds in Dollars to the Collection Account. For purposes of computing interest and Fees and determining Borrowing Availability as of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received in the Collection Account prior to noon Indianapolis, Indiana time. Payments received in the Collection Account after noon Indianapolis, Indiana time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day so long as such funds are available funds. Each Borrower hereby irrevocably authorizes the Administrative Agent to charge any Borrower’s deposit accounts maintained with the Administrative Agent for the amounts from time to time necessary to pay any then due Obligations; provided that each Borrower acknowledges and agrees that the Administrative Agent shall not be under an obligation to do so and the Administrative Agent shall not incur any liability to any Borrower or any other Person for the Administrative Agent’s failure to do so.

2.8.     Loan Account. Agent shall maintain a loan account (the “Loan Account”) on its books in accordance with the Register to record all Advances, all payments made by Borrowers, and all other debits and credits as provided in this Agreement with respect to the Advances or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrowers; provided, that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay the Obligations. Agent shall render to Borrowers a monthly accounting of transactions with respect to the Advances setting forth the balance of the Loan Account for the immediately preceding month. Each and every such accounting shall be presumptive evidence of all matters reflected therein absent manifest error.

2.9.       Taxes.

(a)       Gross-up for Taxes. All payments of principal and interest on the Advances and all other amounts payable hereunder or any other Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Law. If any withholding or deduction from any payment to be made by any Loan Party hereunder or under any other Loan Document is required in respect of any Taxes pursuant to any applicable Law, then the applicable Loan Party will (i) pay directly to the relevant authority the full amount required to be so withheld or deducted, (ii) promptly forward to Agent and any applicable Lender an official receipt or other documentation satisfactory to Agent or such Lender evidencing such payment to such authority, and (iii) if the Tax is an Indemnified Tax, pay to Agent for the account of Agent and each applicable Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by Agent and each Lender will equal the full amount Agent and such Lender would have received had no such withholding or deduction been required. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes. If any Indemnified Taxes are directly asserted against Agent or any Lender (or any of its Affiliates) with respect to a payment received hereunder or any other Loan Document or with respect to, or arising from, the obligations of the Loan Parties under any Loan Document, the Loan Parties shall jointly and severally indemnify Agent or such Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Agent or such Lender and any reasonable, out-of-pocket expenses arising therefrom or with respect thereto (including reasonable, out-of-pocket attorneys’ or tax advisor fees and expenses), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive and binding absent manifest error.

(b)        Interest and Penalties. If any Borrower or any other applicable Loan Party fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Agent, for the account of Agent and the respective Lenders, the required receipts or other required documentary evidence, Borrowers and the other Loan Parties shall jointly and severally indemnify Agent and Lenders for any incremental Taxes, interest or penalties and reasonable, out-of-pocket costs and expenses (including attorneys’ and tax advisor fees and expenses) that may become payable by Agent or any Lender (or any of its Affiliates) as a result of any such failure.

(c)       Withholding Documentation. Each Lender that is organized under the Laws of a jurisdiction other than the United States and is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 12.6(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a “Foreign Lender”) shall execute and deliver to each of Borrowers and Agent (as Borrowers or Agent may reasonably request) one or more United States Internal Revenue Service Forms W-8ECI, W-8BEN, W-8BEN-E, or W-8IMY (with applicable attachment), as applicable, and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested by Agent certifying as to such Lender’s entitlement to an exemption from, or reduction of, withholding or deduction of U.S. federal withholding Taxes. Each Lender that is a U.S. Person on the Closing Date or purports to become an assignee of an interest pursuant to Section 12.6(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall execute and deliver to each of Borrowers and Agent (as Borrowers or Agent may reasonably request) one or more United States Internal Revenue Service Form W-9. In addition, if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Borrowers and Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrowers or Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Borrowers or Agent as may be necessary for Borrowers and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrowers and Agent in writing of its legal inability to do so.

(d)       Treatment of Certain Refunds. If any Lender or Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.9 (including by the payment of additional amounts pursuant to this Section 2.9(d)), it shall, so long as no Event of Default is occurring, pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender, Agent or their respective Affiliates and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Loan Parties, upon the request of such indemnified party, shall repay to such Lender or Agent the amount paid over pursuant to this Section 2.9(d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender, Agent or their respective Affiliates is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.9(d), in no event will any Lender or Agent be required to pay any amount to a Loan Party pursuant to this Section 2.9(d) the payment of which would place such Person (or its Affiliates) in a less favorable net after-Tax position than such Person (or its Affiliates) would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.9(d) shall not be construed to require any Lender, Agent, or their Affiliates to make available its respective Tax returns (or any other information relating to its Taxes that it deems confidential) to a Loan Party or any other Person.

(e)      Usage of Terms. For the purposes of this Section 2.9 and the definitions of Excluded Tax, Indemnified Tax, Taxes, and Other Taxes used therein, “Lender” means any Lender, Swing Line Lender, L/C Issuer, and, subject to Section 12.6(b), any Participant.

2.10.     Capital Adequacy; Increased Costs.

(a)        If any Lender or any Person controlling such Lender shall reasonably determine that any Change in Law has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such Change in Law, then from time to time, upon demand by such Lender, Borrowers shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction.

(b)         If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, the Administrative Agent, or any Lender (except any such reserve requirement reflected in the Adjusted Term SOFR Rate); or

(ii)     impose on the Administrative Agent, or any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by the Administrative Agent, or any Lender or any Letter of Credit; or

(iii)     subject the Administrative Agent, the or any Lender to any Taxes other than (A) Indemnified Taxes, and (B) the imposition of, or any change in the rate of, Excluded Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; and the result of any of the foregoing shall be to increase the cost to the Administrative Agent, or such Lender of making, continuing, converting into or maintaining any Advance (or of maintaining its obligation to make any such Advance) or to increase the cost to the Administrative Agent, or such Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Administrative Agent, or such Lender, hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to the Administrative Agent, or such Lender, as applicable, such additional amount or amounts as will compensate the Administrative Agent or such Lender for such additional costs incurred or reduction suffered.

(c)      If the Administrative Agent, or any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Administrative Agent, or such Lender’s capital or on the capital of such party’s holding company, if any, as a consequence of this Agreement, the Commitments of or the Advances made by, such Lender, or the Letters of Credit issued by a Lender, to a level below that which the Administrative Agent, or any Lender or their respective holding companies would have achieved but for such Change in Law (taking into consideration such party’s policies and the policies of such party’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to the Administrative Agent, or such Lender such additional amount or amounts as will compensate the Administrative Agent, or such Lender or their respective holding companies for any such reduction suffered.

(d)       A certificate of the Administrative Agent, or any Lender setting forth the amount or amounts necessary to compensate it or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay the Administrative Agent, or such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Failure or delay on the part of the Administrative Agent, or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such party’s right to demand such compensation; provided that the Borrowers shall not be required to compensate the Administrative Agent, or any Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that the Administrative Agent, or any applicable Lender notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such party’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.11.    Mitigation Obligations. If any Lender requests compensation under Section 2.10, or requires Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.9, then, upon the written request of Borrowers, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder (subject to the provisions of Section 12.6) to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or materially reduce amounts payable pursuant to any such Section, as the case may be, in the future, (b) would not subject such Lender to any unreimbursed cost or expense, and (c) would not otherwise be disadvantageous to such Lender (as determined in its sole discretion). Without limitation of the provisions of Section 10.1, Borrowers hereby agree to pay all costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.12.     Defaulting Lenders.

(a)       Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)      Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 12.5(d).

(ii)     Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 of this Agreement or otherwise) or received by Agent from a Defaulting Lender pursuant to a right of setoff available with respect to such Defaulting Lender shall be applied at such time or times as may be determined by Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or Swing Line Lender hereunder; third, to cash collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with this Agreement; fourth, as Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; fifth, if so determined by Agent and Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (y) cash collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrowers as a result of any judgment of a court of competent jurisdiction obtained by Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 8.2 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and Letter of Credit Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in Letter of Credit Obligations and Swing Line Advances are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)      Fees.

(A)     No Defaulting Lender shall be entitled to receive any Fee (other than its portion of the Letter of Credit Fee) for any period during which that Lender is a Defaulting Lender (and Borrowers shall not be required to pay any such Fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)     Each Defaulting Lender shall be entitled to receive its portion of the Letter of Credit Fee for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to this Agreement.

(C)     With respect to any Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swing Line Advances that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer and Swing Line Lender, as applicable, the amount of any such Fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Fee.

(iv)     Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swing Line Advances shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Revolving Loan Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Loan Commitment. Subject to Section 12.17, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)     Cash Collateral, Repayment of Swing Line Advances. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Advances in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, cash collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in this Agreement.

(b)       Defaulting Lender Cure. If Borrowers, Agent and each Swing Line Lender and L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit and Swing Line Advances to be held pro rata by the Lenders in accordance with the Revolving Loan Commitments (without giving effect to paragraph (a)(iv) above), whereupon, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)        New Swing Line Advances/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) no Swing Line Lender shall be required to fund any Swing Line Advances unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Advance and (ii) no L/C Issuer shall be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.13.    Termination of Defaulting Lender. Borrowers may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than ten (10) Business Days’ prior notice to Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.12(a)(ii) will apply to all amounts thereafter paid by Borrowers for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim Borrowers, Agent, any L/C Issuer, the Swing Line Lender or any Lender may have against such Defaulting Lender.

2.14.    Notes. Any Lender may request that Advances made by it be evidenced by a promissory note (a “Note”). In such event, Borrowers shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by Agent. Thereafter, subject to Section 2.8, the Advances evidenced by such Notes and interest thereon shall at all times (including after assignment pursuant to Section 12.6) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if any such Note is a registered note, to such payee and its registered assigns).

3.	REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Advances and to incur Letter of Credit Obligations, the Loan Parties executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lender as of the Closing Date, as of the date of the making of each Advance (or other extension of credit), as of the date any Advance is accepted by a Borrower, and as of any other date such representations and warranties are deemed made pursuant to the terms of the other Loan Documents, each and all of which shall survive the execution and delivery of this Agreement.

3.1.      Existence and Power; Affected Financial Institution. Each Loan Party is a limited liability company or corporation duly formed and validly existing under the laws of the jurisdiction of its formation. Each Loan Party is qualified to do business in every other jurisdiction in which: (i) the nature of the business conducted by it or the character or location of properties owned or leased by it make such qualification necessary; and (ii) failure so to qualify would reasonably be expected to result in a Material Adverse Effect. To each Loan Party’s knowledge, no jurisdiction in which any Loan Party is not qualified to do business has asserted that such Loan Party is required to be qualified therein.

3.2.      Organization and Authorization; No Contravention. The execution and delivery of this Agreement, the borrowings hereunder, the execution and delivery of all of the other Loan Documents and the performance by each Loan Party of its obligations under this Agreement and all of the other Loan Documents are within the organizational powers of such Loan Party, have been duly authorized by all necessary organizational action, have received any required governmental or regulatory agency approvals and do not and will not contravene or conflict with any provision of law other than such contravention or conflict that would not reasonably be expected to result in a Material Adverse Effect or of the Organizational Documents of such Loan Party or of any agreement binding upon such Loan Party other than such contravention or conflict that would not reasonably be expected to result in a Material Adverse Effect.

3.3.      Binding Effect. Each of the Loan Documents to which any Loan Party is a party constitutes a valid and binding agreement or instrument of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar Laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

3.4.       Reserved.

3.5.       Financial Information.

(a)       Audited Statements. The consolidated balance sheet of the Loan Parties and the related consolidated statements of operations, stockholders’ or, as applicable, members’ equity and cash flows for the Fiscal Year then ended, in each case reported on in the case of consolidated financials by an independent certified public accounting firm of national standing reasonably acceptable to Agent, copies of which have been delivered to Agent from time to time pursuant to the terms of this Agreement, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of the Loan Parties as of such date and their consolidated results of operations, changes in stockholders’ or, as applicable, members’ equity and cash flows for such period.

(b)       Unaudited Statements. The unaudited consolidated balance sheet of the Loan Parties and the related unaudited consolidated statements of operations and cash flows for the applicable period then ended, copies of which have been delivered to Agent from time to time pursuant to the terms of this Agreement, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of the Loan Parties as of such date and their consolidated results of operations and cash flows for the fiscal quarter then ended (subject to normal year-end adjustments and the absence of footnote disclosures).

(c)        Borrowing Base Certificate. The information contained in the most recently delivered Borrowing Base Certificate is true, complete and correct.

3.6.     Litigation. No litigation, arbitration proceedings or governmental proceedings are pending or to any Borrower’s knowledge threatened in writing against any Borrower or any of its Subsidiaries, which would reasonably be expected to, if adversely determined, result in a Material Adverse Effect. No Borrower or any of its Subsidiaries has any material, contingent liabilities not provided for or disclosed in the Financial Statements referred to in Section 3.5 above.

3.7.      Ownership of Property. Each Loan Party and each Subsidiary is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all properties and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person, except as may have been disposed of in the Ordinary Course of Business or otherwise in compliance with the terms hereof.

3.8.     No Default. No Default or Event of Default has occurred and is continuing. No Loan Party or any Subsidiary is in breach or default, nor has any Loan Party received any notice stating a breach or default may exist, under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected.

3.9.      Labor Matters. As of the Closing Date, there are no strikes or other labor disputes pending or, to any Loan Party’s knowledge, threatened against any Loan Party or any Subsidiary. Hours worked and payments made to the employees of the Loan Parties and the Subsidiaries have not been in material violation of the Fair Labor Standards Act or the Employment Standards Act, 2000 (Ontario) or any other applicable Law dealing with such matters. All payments due from the Loan Parties and the Subsidiaries, or for which any material claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. The consummation of the transactions contemplated by the Loan Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

3.10.    Regulated Entities. No Loan Party or any Subsidiary is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.

3.11.    Margin Regulations. None of the proceeds from the Advances have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which could reasonably be expected to cause any of the Advances to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

3.12.     Compliance With Laws; Anti-Terrorism Laws.

(a)        Laws Generally. Each Loan Party and each Subsidiary is in compliance in all material respects with the requirements of all applicable Laws.

(b)       Foreign Assets Control Regulations and Anti-Money Laundering. Each Loan Party and each Subsidiary and their respective directors, officers and employees and, to the best knowledge of each of them, their agents, is in compliance in all material respects with all applicable sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the Canadian government or any province or territory thereof, or other relevant sanctions authority, and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it (collectively, “Sanctions”). No Loan Party and no Subsidiary or Affiliate of a Loan Party, including, to their knowledge, any director, officer, employee or agent, is an individual or an entity that is (i) a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons or under any Canadian Anti-Terrorism Law (the “SDN List”) with which a U.S. Person cannot deal or otherwise engage in business transactions, (ii) a Person who is otherwise the target of Sanctions such that a Person cannot deal or otherwise engage in business transactions with such Person, or (iii) is controlled by (including by virtue of such person being a director (or manager) or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of Sanctions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under Law.

(c)        USA Patriot Act. The Loan Parties, each Subsidiary and each of their Affiliates are in compliance with the Trading with the Enemy Act, and each of the foreign assets control regulations of the U.S. Treasury Department and any other enabling legislation or executive order relating thereto, the USA Patriot Act, and any other federal or state Laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Advance will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

(d)      None of the funds of any Loan Party that are used to repay any obligation under this Agreement shall constitute property of, or shall be beneficially owned directly or indirectly by, any Person that is the subject of Sanctions.

3.13.     Taxes. All federal, state, provincial, territorial, municipal, and all other material Tax returns, reports and statements required to be filed by or on behalf of each Loan Party and Subsidiary have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest, all Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof owing by a Loan Party or a Subsidiary have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof.

3.14.     Compliance with ERISA.

(a)       ERISA Plans. Each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy the requirements of, applicable Law including ERISA and the IRC in all material respects. Each ERISA Plan which is intended to be qualified under Section 401(a) of the IRC is so qualified, and the IRS has issued a favorable determination or opinion letter with respect to each such ERISA Plan which may be relied on currently. No Loan Party or any Subsidiary has incurred liability for any material excise tax under any of Sections 4971 through 5000A of the IRC.

(b)        Pension Plans and Multiemployer Plans. During the thirty-six (36) month period prior to the Closing Date or the making of any Advance or the issuance of any Letter of Credit, (i) no steps have been taken to terminate any Pension Plan that could reasonably be expected to result in a material payment liability to any Loan Party or any Subsidiary and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under ERISA or the IRC. No condition exists or event or transaction has occurred with respect to any ERISA Plan or Multiemployer Plan which could result in the incurrence by any Loan Party or any Subsidiary of any material liability, fine, Tax or penalty. No Loan Party or any Subsidiary has incurred liability to the PBGC (other than for current premiums) with respect to any Pension Plan or Multiemployer Plan. Except as could not reasonably be expected to result in a material payment liability to any Loan Party or any Subsidiary, all contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Loan Party, any Subsidiary or any ERISA Affiliate under the terms of the plan or of any collective bargaining agreement or by applicable Law. No Loan Party, Subsidiary or any ERISA Affiliate has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan. No Loan Party, Subsidiary or any ERISA Affiliate has received any notice with respect to any Multiemployer Plan, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise Tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the IRC, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

(c)       ERISA Compliance. No Loan Party is as of the Closing Date, or will become on or after the Closing Date, (a) an employee benefit plan subject to Part 4 of Subtitle B of Title I of ERISA, (b) a plan or account subject to Section 4975 of the IRC, (c) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the IRC, as determined pursuant to Section 3(42) of ERISA, or (d) a “governmental plan” within the meaning of Section 3(32) of ERISA.

(d)       Canadian Pension and Benefit Plans. For any existing Canadian Pension Plan, each Canadian Loan Party shall ensure that such plan retains its registered status under and is administered in a timely manner in all material respects in accordance with the applicable pension plan text, funding agreement, the Income Tax Act (RSC, 1985, c. 1 (5th Supp.)) (the “ITA”) and all other applicable laws. For any Canadian Pension Plan hereafter adopted or contributed to by a Canadian Loan Party which is required to be registered under the ITA or any other applicable laws, such Canadian Loan Party shall use its best efforts to seek and receive confirmation in writing from the applicable regulatory authorities to the effect that such plan is unconditionally registered under the ITA and such other applicable laws. For any existing Canadian Pension Plan and Canadian Benefit Plan hereafter adopted or contributed to by a Canadian Loan Party, such Canadian Loan Party shall in a timely fashion perform in all material respects all obligations (including fiduciary, funding, investment and administration obligations) required to be performed in connection with such plan and the funding therefore.

3.15.     Brokers. Except for fees contractually incurred by a Loan Party or Affiliate of a Loan Party and payable in full on or prior to the Closing Date, no Loan Party or Affiliate of a Loan Party has any obligation to any broker, finder or other intermediary in respect of any finder’s or brokerage fees in connection with any Loan Document.

3.16.    Material Contracts. No Borrower or any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default would reasonably be expected to cause or result in a Material Adverse Effect.

3.17.     Environmental Compliance.

(a)       Hazardous Materials. Except in each case as set forth on Schedule 3.17, to any Loan Party’s knowledge, (i) no Hazardous Materials are located on any properties now or previously owned, leased or operated by any Loan Party or any Subsidiary or have been released into the environment, or deposited, discharged, placed or disposed of at, on, under or near any of such properties in a manner that would require the taking of any action under any Environmental Law and have given rise to, or could reasonably be expected to give rise to, remediation costs and expenses on the part of the Loan Parties in excess of $250,000; (ii) no portion of any such property is being used for the disposal, storage, treatment, processing or other handling of Hazardous Materials in violation of any Environmental Law nor is any such property affected by any Hazardous Materials Contamination; and (iii) all oral or written notifications of a release of Hazardous Materials required to be filed by or on behalf of any Loan Party or any Subsidiary under any applicable Environmental Law have been filed or are in the process of being timely filed by or on behalf of the applicable Loan Party or Subsidiary.

(b)     Notices Regarding Environmental Compliance. Except in each case as set forth on Schedule 3.17, to any Loan Party’s knowledge, no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, and no penalty has been assessed and no investigation or review is pending or threatened by any Governmental Authority or other Person with respect to, in any such case, any (i) alleged violation by any Loan Party or any Subsidiary of any Environmental Law, (ii) alleged failure by any Loan Party or any Subsidiary to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials, or (iv) release of Hazardous Materials.

(c)        Properties Requiring Remediation. Except in each case as set forth on Schedule 3.17, to any Loan Party’s knowledge, no property now owned or leased by any Loan Party or any Subsidiary and, to the knowledge of each Loan Party, no such property previously owned or leased by any Loan Party, to or any Subsidiary which any Loan Party or any Subsidiary has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to any Loan Party’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state, provincial, territorial, municipal or local enforcement actions or, to the knowledge of any Loan Party, other investigations which may lead to claims against any Loan Party or any Subsidiary for clean-up costs, remedial work, damage to natural resources or personal injury claims, including claims under CERCLA.

(d)       Underground Storage Tanks. Except in each case as set forth on Schedule 3.17, to any Loan Party’s knowledge, there are no underground storage tanks located on any property owned or leased by any Loan Party or any Subsidiary that are not properly registered or permitted under applicable Environmental Laws or that are leaking or disposing of Hazardous Materials.

(e)        Environmental Liens. Except in each case as set forth on Schedule 3.17, to any Loan Party’s knowledge, there are no Liens under or pursuant to any applicable Environmental Laws on any real property or other assets owned or leased by any Loan Party or any Subsidiary, and no actions by any Governmental Authority have been taken or are in process which could subject any of such properties or assets to such Liens.

For purposes of this Section 3.17, each Loan Party and each Subsidiary shall be deemed to include any business or business entity (including a corporation) which is, in whole or in part, a predecessor of such Loan Party.

3.18.    Intellectual Property. Except as set forth on Schedule 3.18, each Loan Party owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is material to the condition (financial or other), business or operations of such Loan Party. All Intellectual Property of the Loan Parties and their Subsidiaries existing as of the Closing Date and registered with any United States, Canadian or other foreign Governmental Authority is set forth on Schedule 3.18. All Intellectual Property of each Loan Party is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances. To any Loan Party’s knowledge, each Loan Party and each Subsidiary conducts its business without infringement or claim of infringement of any Intellectual Property rights of others and there is no infringement or claim of infringement by others of any Intellectual Property rights of any Loan Party or any Subsidiary.

3.19.    Real Property Interests. Except for leasehold interests and ownership or other interests set forth on Schedule 3.19, no Loan Party or Subsidiary has, as of the Closing Date, any ownership, leasehold or other interest in real property.

3.20.    Full Disclosure. None of the information (financial or otherwise) furnished by or on behalf of any Loan Party or any Subsidiary to Agent or any Lender pursuant to the Loan Documents or in connection with the consummation of the transactions contemplated by the Loan Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made. All Projections delivered to Agent and Lenders have been prepared on the basis of the assumptions stated therein. Such Projections represent the Loan Parties’ best estimate of the future financial performance of the Loan Parties and their Subsidiaries and such assumptions are believed by the Loan Parties to be fair and reasonable in light of current business conditions; provided, that the Loan Parties can give no assurance that such Projections will be attained. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

3.21.    Subordinated Debt. As of the Closing Date, Borrowers have delivered to Agent a complete and correct copy of the documented evidencing the Subordinated Debt (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). All Obligations, including the Reimbursement Obligations, constitute Indebtedness entitled to the benefits of the subordination provisions contained in the Subordination Agreement.

3.22.     Reserved.

3.23.    Insurance. Schedule 3.23 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Loan Party and Subsidiary, as well as a summary of the terms of each such policy. Each Loan Party and each Subsidiary thereof currently maintains all insurance that is required to be maintained pursuant to Section 4.4 hereof.

3.24.    Deposit and Disbursement Accounts. Schedule 3.24 lists all banks and other financial institutions at which any Loan Party maintains deposit or other accounts as of the Closing Date and Schedule 3.24 correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.25.     Reserved.

3.26.     Customer and Trade Relations. As of the Closing Date, there exists no actual or, to the knowledge of any Loan Party, threatened termination or cancellation of, or any material adverse modification or change in: the business relationship of any Loan Party or any Subsidiary with any customer or group of customers whose purchases during the preceding 12 months caused them to be ranked among the ten largest customers of such Loan Party or Subsidiary; or the business relationship of any Loan Party or any Subsidiary with any supplier essential to its operations.

3.27.     Bonding; Licenses. As of the Closing Date, no Loan Party or any Subsidiary is a party to or bound by any surety bond agreement or bonding requirement with respect to products or services sold by it or any trademark or patent license agreement with respect to products sold by it.

3.28.    Solvency. Both before and after giving effect to, as applicable with respect to any date of determination pursuant to the terms of this Agreement: (a) the Advances and Letter of Credit Obligations to be made or incurred on the Closing Date or such other date as Advances and Letter of Credit Obligations requested hereunder are made or incurred, (b) the disbursement of the proceeds of such Advances pursuant to the instructions of Borrowers, (c) the Refinancing and the incurrence of the Subordinated Debt, and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Loan Parties taken as a whole are and will be Solvent.

3.29.    Affiliate Transactions. As of the date of this Agreement there are no existing or proposed agreements, arrangements, understandings, or transactions between any Loan Party and any of the officers, members, managers, directors, stockholders, parents, other interest holders, employees, or Affiliates (other than Subsidiaries) of any Loan Party or any members of their respective immediate families, and none of the foregoing Persons is directly or indirectly indebted to or has any direct or indirect ownership, partnership, or voting interest in any Affiliate of any Loan Party or any Person with which any Loan Party has a business relationship or which competes with any Loan Party.

3.30.     Representations and Warranties in Loan Documents. All representations and warranties made by each Loan Party in the Loan Documents are true and correct in all material respects as of the date of this Agreement, the Closing Date, the date of making of each Loan (or other extension of credit) and as of any date that any Loan Party is expressly obligated to confirm the same under this Agreement or any other Loan Document.

4.	AFFIRMATIVE COVENANTS

Each Loan Party executing this Agreement jointly and severally agrees as to all Loan Parties that from and after the date hereof and until the Termination Date:

4.1.      Maintenance of Existence and Conduct of Business. Each Loan Party shall and shall cause its Subsidiaries to: do or cause to be done all things necessary to preserve and keep in full force and effect its corporate and, as applicable, limited liability company or other organizational existence and its material rights and franchises; continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and transact business only in such corporate (or, as applicable, limited liability company or other organizational) and trade names as are set forth in Schedule 4.1 (or otherwise set forth in any relevant joinder documentation or otherwise notified to Agent in writing).

4.2.       Payment of Charges.

(a)       Subject to Section 4.2(b), each Loan Party shall, and shall cause each of its Subsidiaries to, pay and discharge or cause to be paid and discharged promptly all Charges payable by it, when due including (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to Tax, social security, Canada Pension Plan, and unemployment withholding with respect to its employees, (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen, processors and bailees, in each case, before any thereof shall become past due, except in the case of clauses (ii) and (iii) where the failure to pay or discharge such Charges would not result in a Material Adverse Effect on such Loan Party.

(b)      Each Loan Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 4.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Loan Party, in accordance with GAAP; (ii) no Lien shall be imposed to secure payment of such Charges that is superior to any of the Liens securing payment of the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges, (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest, and (iv) such Loan Party shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Loan Party or the conditions set forth in this Section 4.2(b) are no longer met.

4.3.       Books and Records. Each Loan Party shall, and shall cause each of its Subsidiaries to, keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements delivered to Agent on or prior to the Closing Date.

4.4.       Insurance; Damage to or Destruction of Collateral.

(a)       The Loan Parties shall, and shall cause each of their Subsidiaries to, at their sole cost and expense, maintain the policies of insurance described on Schedule 3.23 as in effect on the date hereof or otherwise in form and amounts and with insurers reasonably acceptable to Agent. Such policies of insurance (or the lender’s loss payable and additional insured endorsements delivered to Agent) shall contain provisions pursuant to which the insurer agrees to provide thirty (30) days (or ten (10) days in the case of non-payment) prior written notice to Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy. If any Loan Party or any such Subsidiary at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent deems advisable. Agent shall have no obligation to obtain insurance for any Loan Party or any such Subsidiary or pay any premiums therefor. By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from the failure of such Loan Party or Subsidiary to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrowers to Agent and shall be additional Obligations hereunder secured by the Collateral.

(b)       Each Loan Party shall deliver to Agent, in form and substance reasonably satisfactory to Agent, endorsements to (i) all special form (“all risk”) and business interruption insurance naming Agent, on behalf of itself and Lenders, as lender loss payee, and (ii) all general liability and other liability policies naming Agent, on behalf of itself and Lenders, as additional insured. Each Loan Party irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Event of Default has occurred and is continuing or the anticipated insurance Proceeds exceed $100,000, or the Equivalent Amount in Canadian Dollars, as applicable, as each Loan Party’s true and lawful attorney in fact for the purpose of making, settling and adjusting claims under such special form policies of insurance, endorsing the name of each Loan Party on any check or other item of payment for the Proceeds of such special form policies of insurance and for making all determinations and decisions with respect to such special form policies of insurance. Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. The Loan Parties shall promptly notify Agent of any loss, damage, or destruction to the Collateral in the amount of $100,000 (or the Equivalent Amount in Canadian Dollars, as applicable) or more, whether or not covered by insurance.

4.5.      Compliance with Laws. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all federal, state, provincial, territorial, municipal, local and foreign Laws and regulations applicable to it, including ERISA, labor Laws, and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Loan Party and each Subsidiary will maintain in effect policies and procedures reasonably designed to ensure compliance by them and their respective directors, officers, employees and agents with applicable Sanctions. Each Loan Party and each Subsidiary will comply with commercially reasonable requests by the Lender for information or documentation necessary to ensure that each Loan Party and Subsidiary is compliant with any applicable federal, state, provincial or territorial laws and not engaged in any act or omission that would cause the Lender to be in breach of any applicable Law. Notwithstanding the foregoing, no representations, warranties and covenants hereunder shall require Canadian Loan Parties to take action or refrain from taking any action, to the extent such representations, warranties and covenants would otherwise contravene, or require any notification to the Attorney General of Canada under the Foreign Extraterritorial Measures (United States) Order, 1992, by Canadian Loan Parties and this Agreement, including, without limitation, Section 4.5, Section 3.12(b) and Section 5.19, shall be limited and interpreted accordingly.

4.6.       Reserved.

4.7.      Intellectual Property. Each Loan Party will, and will cause each of its Subsidiaries to, conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect and shall comply in all material respects with the terms of its Licenses.

4.8.      Environmental Matters. Each Loan Party shall and shall cause each of its Subsidiaries to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate in all material respects; (c) notify Agent promptly after such Loan Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that would reasonably be expected to result in Environmental Liabilities in excess of $125,000 (or the Equivalent Amount in Canadian Dollars, as applicable) and (d) promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by such Loan Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $125,000 (or the Equivalent Amount in Canadian Dollars, as applicable) in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Loan Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then each Loan Party shall, upon Agent’s written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at the Loan Parties’ expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Agent deems appropriate, including subsurface sampling of soil and groundwater. The Loan Parties shall reimburse Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

4.9.     Landlords’ Agreements, Mortgagee Agreements and Bailee and Processor Letters. To the extent required by Agent in each case, each Loan Party shall use commercially reasonable efforts to obtain a landlord’s agreement, mortgagee agreement or bailee or processor letter agreement, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, which agreement or letter shall, to the extent required by Agent in each case, contain a waiver or subordination of all Liens or claims that the landlord, mortgagee, bailee or processor may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent. Each Loan Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location, public warehouse or processor location where any Collateral is or may be located.

4.10.      Amalgamation. Canadian Borrower shall cause the Permitted Amalgamation to occur on or before the Amalgamation Outside Date.

4.11.     Cash Management Systems. On or prior to the Closing Date, the Loan Parties will establish and will maintain until the Termination Date, the cash management systems described on Annex B (the “Cash Management Systems”).

4.12.    Maintenance of Property; Material Contracts. Each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The Loan Parties will notify Agent in writing, within ten (10) Business Days after the earlier of when a Loan Party learns, or is notified of the occurrence, of any breach by a Loan Party of, a notice of termination or acceleration of, or any demand for adequate assurances under, any Material Contract.

4.13.     Inspection of Property and Books and Records; Appraisals.

(a)       Each Loan Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent shall have access at any and all times during the continuance thereof): (i) provide access to such property to Agent and any of its Related Persons, as frequently as Agent determines to be appropriate; and (ii) permit Agent and any of its Related Persons to conduct field examinations, audit, inspect and make extracts and copies from all of such Loan Party’s books and records, and evaluate and make physical verifications of the Inventory and other Collateral in any manner and through any medium that Agent considers advisable, in each instance, at the Loan Parties’ expense; provided, the Loan Parties shall only be obligated to reimburse Agent for the expenses for two (2) such field examinations, audits and inspections per year or more frequently if an Event of Default has occurred and is continuing. Any Lender may accompany Agent or its Related Persons in connection with any inspection at such Lender’s expense.

4.14.     Use of Proceeds. Borrowers shall use the proceeds of the Advances solely as follows: (a) to refinance, on the Closing Date, the Prior Lender Obligations, (b) to finance a portion of the purchase price for the Cineplex Share Purchase, (c) to pay costs and expenses required to be paid pursuant to Section 10.1, and (d) for working capital, Capital Expenditures and other general corporate and, as applicable, limited liability company purposes not in contravention of any requirement of Law and not in violation of this Agreement or the other Loan Documents.

4.15.     Further Assurances.

(a)        Each Loan Party shall, and shall cause each of its Subsidiaries to, ensure that all written information, exhibits and reports furnished to Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(b)        Promptly upon request by Agent, the Loan Parties shall and, subject to the limitations set forth herein and in the Collateral Documents, shall cause each of their Subsidiaries to take such additional actions and execute such documents as Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document. Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, the Loan Parties shall cause each of their Subsidiaries and any Person formed or created as a result of a statutory division of a Loan Party, within thirty (30) days (or such longer period to which Agent consents in its sole discretion) after formation, creation or acquisition thereof, to guaranty the Obligations and grant to Agent, for the benefit of the Secured Parties, a security interest in such Person’s personal property, subject to the limitations set forth herein and in the applicable Collateral Documents, to secure such guaranty.

(c)       Furthermore and except as otherwise approved in writing by Required Lenders, each Loan Party shall pledge all of the Stock of each of the Subsidiaries directly owned by it to Agent, for the benefit of the Secured Parties, to secure the Obligations, concurrently with such Loan Party becoming a Loan Party. In connection with each pledge of Stock, the Loan Parties shall deliver, or cause to be delivered, to Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank. Notwithstanding anything to the contrary provided herein, in contemplation of the Permitted Amalgamation, the pledge and delivery to Agent of the original share certificates of BuyCo, DDC Group and Cineplex Digital Media are (i) postponed to November 17, 2025 if the Permitted Amalgamation is not completed by the Amalgamation Outside Date and (ii) waived and replaced with the requirement to pledge and deliver to Agent the original share certificates of Amalco on or before November 21, 2025, if the Permitted Amalgamation is completed prior to the Amalgamation Outside Date.

(d)     The Loan Parties shall deliver, or cause to be delivered, to Agent appropriate resolutions, secretary certificates, certified Organizational Documents and, if requested by Agent, legal opinions relating to the matters described in this Section 4.15 (which opinions shall be in form and substance reasonably acceptable to Agent and, to the extent applicable, substantially similar to the opinions delivered on the Closing Date), in each instance with respect to each Loan Party formed or acquired after the Closing Date. In addition to, and without limiting, any of the foregoing, promptly following any request therefor, the Loan Parties shall deliver, or cause to be delivered, to Agent: (i) such other information regarding the operations, material changes in ownership of Stock, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as Agent or any Lender (through Agent) may reasonably request and (ii) information and documentation reasonably requested by Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

5.	NEGATIVE COVENANTS

Each Loan Party jointly and severally agrees that from and after the date hereof until the Termination Date:

5.1.      Asset Dispositions, Etc.. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer, undergo a statutory division or otherwise dispose of (whether in one or a series of transactions) any property (including the Stock of any Subsidiary, whether in a public or a private offering or otherwise, and accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a)       dispositions in the Ordinary Course of Business to any Person other than an Affiliate of a Loan Party, of (i) Inventory (provided, however, that a sale in the Ordinary Course of Business will not include a transfer in total or partial satisfaction of any liabilities) or (ii) worn‑out or surplus Equipment having a book value not exceeding $50,000 (or the Equivalent Amount in Canadian Dollars, as applicable) in the aggregate in any Fiscal Year as to all Loan Parties and subject to the provisions of Section 2.2(b)(ii);

(b)        dispositions (other than of (i) the Stock of any Subsidiary of any Loan Party or (ii) any Accounts of any Loan Party) not otherwise permitted hereunder which are made for fair market value and the mandatory prepayment in the amount of net Proceeds of such disposition is made if and to the extent required by Section 2.2(b); provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) not less than 75% of the aggregate consideration for such disposition shall be paid in cash, and (iii) the aggregate fair market value of all assets so sold by the Loan Parties and their Subsidiaries, together, shall not exceed in any Fiscal Year $50,000 (or the Equivalent Amount in Canadian Dollars, as applicable); and

5.2.      Investments; Loans and Advances. Except as otherwise expressly permitted by this Section 5.2, no Loan Party shall, nor shall it permit any of its Subsidiaries to, make or permit to exist any Investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that:

(a)       each Loan Party and its Subsidiaries may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to such Loan Party or Subsidiary pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the Ordinary Course of Business, consistent with past practices;

(b)         each Loan Party and its Subsidiaries may maintain its existing Investments in its Subsidiaries made as of the Closing Date;

(c)         each Loan Party may maintain deposit and other accounts with Agent or a Lender;

(d)       so long as no Default or Event of Default has occurred and is continuing, the Loan Parties may maintain petty cash deposit accounts at one or more financial institutions, other than Agent or its Affiliates, up to a maximum ledger balance of $250,000 (or the Equivalent Amount in Canadian Dollars, as applicable) in the aggregate at any time on deposit for all Loan Parties (the “Petty Cash Accounts”) so long as, if requested by Agent, Borrower will, at the Loan Parties’ sole cost and expense, cause each financial institution at which a Petty Cash Account is maintained to enter into a deposit account control agreement, on terms acceptable to Agent in its Permitted Discretion, if (i) the ledger balance in such Petty Cash Account exceeds $100,000 (or the Equivalent Amount in Canadian Dollars, as applicable) at any time or (ii) a Default or Event of Default has occurred and is continuing;

(e)         Investments in cash and Cash Equivalents;

(f)         Investments in another Borrower;

(g)       Investments in prepaid expenses, utility and workers’ compensation, performance and other similar deposits, each as entered into in the Ordinary Course of Business; and

(h)        each Loan Party may make other Investments not exceeding $500,000 (or the Equivalent Amount in Canadian Dollars, as applicable) in the aggregate for all of the Loan Parties at any time outstanding.

5.3.       Indebtedness.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except (without duplication):

(a)         Indebtedness secured by purchase money security interests and Capital Leases permitted in Section 5.7(c),

(b)         the Advances and the other Obligations,

(c)         unfunded employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable Law,

(d)       existing Indebtedness described on Schedule 5.3 and refinancings thereof or amendments or modifications thereof that do not have the effect of increasing the principal amount thereof (except for increases by any amount necessary to cover reasonable fees and expenses incurred in connection therewith) or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable (except for any increase in interest or fee rates to then-market rates) to any Loan Party, Agent or any Lender, as determined by Agent, than the terms of the Indebtedness being refinanced, amended or modified;

(e)         to the extent constituting Indebtedness, Contingent Obligations permitted pursuant to Section 5.6;

(f)        Indebtedness consisting of intercompany loans and advances made by a Borrower to any other Loan Party or by any Guarantor to a Borrower; provided, that: (A) such Borrower shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to Agent; (B) the obligations of each loan Party under any such Intercompany Notes shall be subordinated to the Obligations in a manner reasonably satisfactory to Agent; (C) at the time any such intercompany loan or advance is made by such Borrower and after giving effect thereto, such Borrower shall be Solvent; and (D) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan.

(g)       Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h)       Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the Ordinary Course of Business;

(i)          Subordinated Debt;

(j)          Indebtedness consisting of judgments not otherwise constituting an Event of Default;

(k)        other unsecured Indebtedness not to exceed $50,000 (or the Equivalent Amount in Canadian Dollars, as applicable) in the aggregate outstanding at any time; and

(l)          Indebtedness permitted by Section 5.7(c).

5.4.       Employee Loans and Affiliate Transactions.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction with any Affiliate of such Loan Party or of any such Subsidiary, except:

(a)        as expressly permitted by this Agreement, including without limitation the issuance of Preferred Stock, any conversions thereof, any the exercise of any rights, privileges or preferences associated therewith;

(b)       in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Loan Party or Subsidiary upon fair and reasonable terms no less favorable to such Loan Party or Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of a Borrower or such Subsidiary and which are disclosed in writing to Agent, in each case, exclusive of any loans or advances except to the extent expressly permitted by Sections 5.3(i), 5.4(c) and 5.4(d);

(c)       loans or advances to employees of Loan Parties for travel, entertainment and relocation expenses and other purposes in the Ordinary Course of Business not to exceed $25,000 (or the Equivalent Amount in Canadian Dollars, as applicable) in the aggregate outstanding at any time as to all Loan Parties;

(d)         transactions with Affiliates existing as of the Closing Date and described in Schedule 5.4.

5.5.       Capital Structure and Business. Except as expressly permitted under Section 5.8 or Section 5.13, no Loan Party shall, nor shall it permit any of its Subsidiaries to, make any material changes in its equity structure, or amend any of its Organizational Document in any material respect, in each case, in any respect adverse to Agent and Lenders. No Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any line of business different from those lines of business carried on by it on the Closing Date. Notwithstanding the foregoing, the issuance of Preferred Stock, any conversions thereof, any rights, privileges or preferences associated therewith, shall be permitted and shall not constitute a material change in any Loan Party’s equity structure in violation of this Section.

5.6.      Contingent Obligations. No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Contingent Obligations except in respect of the Obligations and except:

(a)        endorsements for collection or deposit in the Ordinary Course of Business;

(b)        Rate Contract Obligations arranged by Agent;

(c)        Contingent Obligations of the Loan Parties and their Subsidiaries existing as of the Closing Date and listed on Schedule 5.6, including extensions and renewals thereof which do not increase the amount of such Contingent Obligations or impose materially more restrictive or adverse terms on the Loan Parties and their Subsidiaries as compared to the terms of the Contingent Obligation being renewed or extended;

(d)        Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent title insurance policies;

(e)       Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 5.1(b);

(f)         Contingent Obligations arising under Letters of Credit;

(g)       Contingent Obligations arising under guaranties made in the Ordinary Course of Business of obligations of any Loan Party, which obligations are otherwise permitted hereunder; provided, that if such obligation is subordinated to the Obligations, such guaranty shall be subordinated to the same extent;

(h)      Contingent Obligations arising from the Permitted Preferred Stock Offering, including any non-cash dividends, liquidation preferences, conversion rights, voting rights or board/observer rights associated therewith; and

(i)         Contingent Obligations under the Loan Documents.

5.7.       Liens. No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for the following:

(a)        Permitted Encumbrances;

(b)       Liens in existence on the date hereof and summarized on Schedule 5.7 securing Indebtedness described on Schedule 5.3 and permitted refinancings, extensions and renewals thereof, including extensions or renewals of any such Liens; provided, that the principal amount so secured is not increased and the Lien does not attach to any other property;

(c)      Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Loan Party in the Ordinary Course of Business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $250,000 (or the Equivalent Amount in Canadian Dollars, as applicable) outstanding at any one time for all such Liens (provided that such Liens attach only to the Equipment and Fixtures subject to such purchase money debt and such Indebtedness is incurred within thirty (30) days following such purchase and does not exceed 100% of the purchase price of the subject assets).

In addition, no Loan Party shall, nor shall it permit any of its Subsidiaries to, become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of Agent, for the benefit of the Secured Parties, as additional collateral for the Obligations, except operating leases, Capital Leases or Licenses permitted hereunder which prohibit Liens solely upon the assets that are subject thereto.

5.8.       Consolidations, Mergers and Amalgamations. No Loan Party shall, nor shall it permit any of its Subsidiaries to, merge, amalgamate, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person or undergo any statutory division, except (a) as expressly permitted by Section 5.1 and (b) upon not less than fifteen (15) Business Days prior written notice to Agent, (i) any Subsidiary of a U.S. Borrower may merge with, dissolve or liquidate into (in each case in accordance with applicable Law) a U.S. Borrower or a Wholly-Owned Subsidiary of such Borrower which is a Domestic Subsidiary; provided, that (A) a U.S. Borrower or such Wholly-Owned Subsidiary which is a Domestic Subsidiary shall be the continuing or surviving entity (and such U.S. Borrower shall be the continuing or surviving entity if such U.S. Borrower is a party to such transaction), (B) the U.S. Borrowers provide Agent with copies of all applicable documentation relating thereto, and (C) all actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of Agent shall have been completed, (ii) the Permitted Amalgamation, provided that: (A) Amalco, as the successor corporation resulting from the Permitted Amalgamation, possesses all the property, rights, and privileges of BuyCo, DDC Group, Cineplex DM and Guarantor and assumes and is subject to all the obligations and liabilities of each of BuyCo, DDC Group, Cineplex DM and Guarantor under each Loan Document to which BuyCo, DDC Group, Cineplex DM and Guarantor are party, (B) the benefits of each Loan Document to which each of BuyCo, DDC Group, Cineplex DM and Guarantor is a party extend to the performance by Amalco of its obligations under each Loan Document, (C) the validity, enforceability and effect of the Loan Documents, and the validity, effect, priority and perfection of the security held from time to time by the Agent for the benefit of the Secured Parties securing or intended to secure repayment of the Obligations shall not be affected in any way adverse to the interests of the Secured Parties, and (D) with respect to the amalgamation of Amalco and CRI Canada, not less than 4 Business Days prior to proposed amalgamation, Amalco shall have delivered or caused to be delivered to the Agent draft copies of the proposed articles of amalgamation and draft PPSA financing change statements along with an amendment to the RPMRR registration to reflect the new name of the debtor; and (E) the within 3 Business Days of the completion of the Permitted Amalgamation, Amalco shall have delivered or cause to be delivered to the Agent all certificates, opinions, confirmations and other agreements as the Agent may reasonably request to preserve and confirm the matters addressed in Clauses (A) to (C) inclusive of this Section 5.8(ii), and as applicable, registered copies of the financing change statements and the RPMRR amendment described in clause D of this Section 5.8(ii), and (iii) any Foreign Subsidiary may merge with, amalgamate with, or dissolve or liquidate into another Foreign Subsidiary; provided, that the Loan Parties provide Agent with copies of all applicable documentation relating thereto.

5.9.      ERISA. No Loan Party shall, nor shall cause or permit any of its Subsidiaries or ERISA Affiliates to, cause or permit to occur (a) an event that could result in the imposition of a Lien under Section 430 or 6321 of the IRC or Section 303 or 4068 of ERISA or (b) an ERISA Event to the extent such ERISA Event would reasonably be expected to result in a Material Adverse Effect on a Loan Party.

5.10.    Hazardous Materials. No Loan Party shall, nor shall it permit any of its Subsidiaries to, cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.

5.11.    Sale Leasebacks. No Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any sale leaseback, synthetic lease or similar transaction involving any of its assets.

5.12.     Restricted Payments. No Loan Party shall, nor shall it permit any of its Subsidiaries to, declare or make any Restricted Payments except that:

(a)       (i) any Wholly-Owned Subsidiary of a Borrower may declare and pay dividends to such Borrower or any Wholly-Owned Subsidiary of such Borrower, and (ii) any Loan Party or Subsidiary may declare and make dividend payments or other distributions payable solely in its Stock; and

(b)       Each Borrower may redeem from officers, directors and employees Stock provided no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment.

(c)       CRI may issue and sell shares of Preferred Stock pursuant to the Permitted Preferred Stock Offering, and may declare and pay non-cash dividends or make other non-cash distributions on such Preferred Stock to the extent expressly permitted under the terms of such Permitted Preferred Stock Offering.

5.13.    Change of Corporate Name or Location; Change of Fiscal Year. No Loan Party shall, nor shall it permit any of its Subsidiaries to, (a) change its name as it appears in official filings in the state/jurisdiction of its incorporation or other organization, (b) change its chief executive office, principal place of business, business offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state/jurisdiction of incorporation or other organization, or (e) change its state/jurisdiction of incorporation or organization, unless in each case (i) at least thirty (30) days prior written notice (or such later notice as is acceptable to Agent in its sole discretion) is given by such Loan Party to Agent and Agent has provided written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, for the benefit of the Secured Parties, in any Collateral, has been completed or taken, (ii) the priority of all Liens in favor of Agent is not adversely affected, and (iii) any such new location shall be in the continental United States or Canada. No Loan Party shall change its Fiscal Year without Agent’s prior written consent.

5.14.     No Restriction on Distributions; No Negative Pledges.

(a)        Except as contemplated by the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock describing the rights and preferences of the Preferred Stock, (i) no Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Loan Party or any Subsidiary to pay dividends or make any other distribution on any of the Stock of such Loan Party or Subsidiary or to pay fees, including management fees, or make other payments and distributions to a Borrower or any other Loan Party, and (ii) no Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any contractual obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent, whether now owned or hereafter acquired except in connection with any document or instrument governing Liens permitted pursuant to Section 5.7(c) provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens.

5.15.     Reserved.

5.16.    Amendments to Subordinated Debt. No Loan Party shall, nor shall it permit any of its Subsidiaries to, change or amend the terms of any (i) Subordinated Notes except to the extent permitted by the applicable subordination agreement or (ii) any other Subordinated Debt (once such agreements have been initially approved by Agent) except to the extent permitted by the applicable subordination agreement or subordination provisions.

5.17.    Affiliate Compensation and Fees. No Loan Party shall, nor shall it permit any of its Subsidiaries to, pay any management, consulting or similar fees to any Affiliate of any Loan Party or to any officer, director (or manager) or employee of any Loan Party or any Affiliate of any Loan Party; provided, however, that (i) customary reimbursement of reasonable and documented out-of-pocket expenses incurred by directors in the performance of their duties, (ii) the issuance of cash and equity-based compensation to non-employee directors of CRI pursuant to the Non-Employee Director Compensation Plan (as amended by the board of directors of CRI from time to time) shall be permitted.

5.18.    Margin Stock; Use of Proceeds. No Loan Party shall, nor shall it permit any of its Subsidiaries to, use any portion of the Advance Proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Loan Party or Subsidiary or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any requirement of applicable Law or in violation of this Agreement.

5.19.    Sanctions; Use of Proceeds. No Loan Party shall, nor shall it permit any of its Subsidiaries to, fail to comply with the Laws, regulations and executive orders referred to in Sections 3.12. No Loan Party will, directly or indirectly, use the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such Proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans or Letters of Credit, whether as Agent, L/C Issuer, Lender, underwriter, advisor, investor, or otherwise).

5.20.    Prepayments of Other Indebtedness. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (a) the Obligations, (b) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in a transaction permitted hereunder, (c) a refinancing of Indebtedness permitted under Section 5.3(d), (d) prepayments of other Indebtedness (excluding Subordinated Debt) so long as (i) no Default or Event of Default would occur and be continuing after giving effect to any such proposed prepayment and (ii) after giving effect to each such proposed prepayment, the Loan Parties are in pro forma compliance with the Financial Covenants set forth herein, and (e) prepayment of intercompany Indebtedness owing by a Loan Party to another Loan Party, to the extent such intercompany Indebtedness is expressly permitted by this Agreement and by any subordination provisions applicable to such intercompany Indebtedness.

6.	FINANCIAL COVENANTS

6.1.      Financial Covenants. Borrowers shall not breach or fail to comply with any of the following:

(a)       Fixed Charge Coverage Ratio. Commencing as of December 31, 2025 and continuing as of the last day of each Fiscal Quarter of the Borrower Representative thereafter, for the four (4) Fiscal Quarter period ending on each such date, the Borrowers shall not permit the Fixed Charge Coverage Ratio of the Borrowers on a combined basis to be less than 1.20 to 1.00.

(b)      Senior Funded Debt to Adjusted EBITDA Ratio. Commencing as of December 31, 2025 and continuing as of the last day of each Fiscal Quarter of the Borrower Representative thereafter, the Borrowers shall not permit the Senior Funded Debt to Adjusted EBITDA Ratio of the Borrowers on a combined basis to be greater than: (i) 3.00 to 1.00 as measured on December 31, 2025 and March 31, 2026, (ii) 2.75 to 1.00 as measured on June 30, 2026 and September 30, 2026 and (iii) 2.50 to 1.00 as measured any time on or after December 31, 2026. Solely for purposes of testing the convent in this Section 6.1(b) the total interest-bearing Indebtedness included in the numerator of the Senior Funded Debt to Adjusted EBITDA Ratio shall be calculated net of Borrowers’ cash (up to $2,500,000).

7.	FINANCIAL STATEMENTS AND INFORMATION

7.1.       Reports and Notices.

(a)       Each Loan Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner as follows:

(i)        Annual Statements. Within one hundred and five (105) days after the close of each Fiscal Year of the Borrowers, annual consolidated Financial Statements for the Borrowers and their Subsidiaries showing their financial condition and results of operations as at the close of such Fiscal Year and for such Fiscal Year, all prepared in accordance with GAAP, with such Financial Statements to be prepared and audited by independent certified public accountants approved by Agent (which approval shall not be unreasonably withheld), which Financial Statements shall present fairly in all material respects the financial position of the Borrowers and their Subsidiaries as of the date of such Financial Statements and the results of their operations and changes in financial position for the period covered thereby, all in accordance with GAAP.

(ii)     Interim Quarterly Statements. Within sixty (60) days after the end of each Fiscal Quarter ending after the Closing Date, internally prepared consolidated Financial Statements for the Borrowers and their Subsidiaries showing their financial condition and results of operations as at, and for such Fiscal Quarter and year to date with comparison of the Borrowers’ and their Subsidiaries’ performance to the previous fiscal year, all in reasonable detail, and certified to Agent by an Responsible Officer.

(iii)       Quarterly Compliance Certificates. Within seventy-five (75) days after the end of each Fiscal Quarter ending after the Closing Date, a Compliance Certificate.

(iv)       Management Letters. To Agent and Lenders, within five (5) Business Days after receipt thereof by any Loan Party, copies of all management letters, exception reports or similar letters or reports received by such Loan Party from its independent certified public accountants.

(v)        Default Notices. To Agent and Lenders, as soon as practicable, and in any event within five (5) Business Days after an executive officer of any Loan Party has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, written notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof.

(vi)     Stockholder Deliveries and Press Releases. To Agent and Lenders, promptly upon their becoming available, copies of: (i) all Financial Statements, reports, notices and proxy statements made publicly available by any Loan Party to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Loan Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Loan Party to the public concerning material changes or developments in the business of any such Person.

(vii)      Subordinated Debt and Equity Notices. To Agent, as soon as practicable, copies of all material written notices given or received by any Loan Party with respect to any Subordinated Debt or Stock of such Person, and, within five (5) Business Days after any Loan Party obtains knowledge of any matured or unmatured event of default with respect to any Subordinated Debt, notice of such event of default.

(viii)      Supplemental Schedules. To Agent, supplemental disclosures, if any, required by Section 4.6.

(ix)     Litigation. To Agent in writing, promptly upon learning thereof, notice of any Litigation commenced or threatened against any Loan Party that (i) would reasonably be expected to result in a Material Adverse Effect on a Loan Party, (ii) seeks injunctive relief, (iii) is asserted or instituted against any ERISA Plan, its fiduciaries or its assets or against any Loan Party or ERISA Affiliate in connection with any ERISA Plan, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any Law regarding, or seeks remedies in connection with, any Environmental Liabilities; or (vi) involves any product recall.

(x)         Insurance Notices. To Agent, disclosure of losses or casualties required by Section 4.4.

(xi)       Lease Default Notices. To Agent, (i) within five (5) Business Days after receipt thereof, copies of any and all default notices received under or with respect to any leased location, public warehouse or processor location where Collateral is located, (ii) monthly within five (5) Business Days after payment thereof, evidence of payment of lease or rental payments as to each leased or rented location for which a landlord, bailee waiver or processor waiver has not been obtained, and (iii) such other notices or documents as Agent may reasonably request.

(xii)     Rate Contracts. To Agent within two (2) Business Days after entering into such agreement or amendment, copies of all interest rate, commodity or currency hedging agreements or amendments thereto entered into by any Loan Party and a counterparty other than First Merchants Bank.

(xiii)    Projections. On or immediately prior to the last day of each fiscal year, a copy of the monthly plan and forecast (including an income statement and balance sheet) of the Loan Parties for the next succeeding fiscal year prepared in such detail as shall be reasonably satisfactory to Agent.

(xiv)   Other Documents. Promptly following any request therefor, such other information regarding the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of any Loan Party’s or any of its Subsidiaries’ business or financial condition as Agent or any Lender (through Agent) shall, from time to time, reasonably request.

(b)       Each Loan Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the following (collectively, “Collateral Reports”):

(i)        To Agent, upon its request, and in any event no less frequently than noon (Indianapolis, Indiana time) fifteen (15) days after the end of each Fiscal Month (together with a copy of all or any part of the following reports requested by any Lender in writing after the Closing Date), each of the following reports, each of which shall be prepared by Borrowers as of the last day of the immediately preceding Fiscal Month, or the date 2 days prior to the date of any such request:

(1)      a Borrowing Base Certificate with respect to Borrowers, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(2)     with respect to Borrowers, a summary of Inventory by location and type with a supporting perpetual Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion; and

(3)      with respect to Borrowers, a monthly trial balance showing Accounts outstanding aged from due date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion.

(ii)        Reserved; and

(iii)      Such other reports, statements and reconciliations with respect to the Borrowing Base or Collateral or Obligations of any or all Loan Parties as Agent shall from time to time request in its reasonable discretion.

7.2.      Communication with Accountants. Each Loan Party executing this Agreement authorizes (a) Agent and (b) so long as an Event of Default has occurred and is continuing, each Lender, to communicate directly with its independent certified public accountants, and authorizes and shall instruct those accountants and advisors to communicate to Agent and each Lender information relating to any Loan Party with respect to the business, results of operations and financial condition of any Loan Party.

8.	CONDITIONS PRECEDENT.

8.1.      Conditions to the Initial Advances. No Lender shall be obligated to make any Advance or incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to Agent, or waived in writing by Agent:

(a)       Credit Agreement; Loan Documents. This Agreement and the other Loan Documents or counterparts hereof and thereof shall have been duly executed by, and delivered to, Borrowers, each other Loan Party, Agent and Lenders; and Agent shall have received such documents, instruments, agreements and legal opinions as Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, each in form and substance reasonably satisfactory to Agent.

(b)       Approvals. Agent shall have received (i) satisfactory evidence that the Loan Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.

(c)        Payment of Fees. Borrowers shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 2.4(e) (including the Fees specified in the Fee Letter), and shall have reimbursed Agent for all Fees, costs and expenses of closing presented as of the Closing Date.

(d)       Capital Structure: Other Indebtedness. The capital structure of each Loan Party and Subsidiary and the terms and conditions of all Indebtedness of each Loan Party and Subsidiary shall be acceptable to Agent in its sole discretion.

(e)     KYC Information; Beneficial Ownership. Agent and, if requested by a Lender, such Lender, shall have received (i) documentation and other information reasonably requested by Agent or such Lender in order to comply with applicable law, including the USA PATRIOT Act, and (ii) to the extent a Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification.

(f)       Cineplex Share Purchase. Agent shall have received satisfactory evidence that the Cineplex Share Purchase shall have closed in accordance with the Cineplex SPA, and all conditions precedent in the Cineplex SPA shall have been satisfied (and not waived); and Agent shall have received evidence of such closing, a certified true copy of the Cineplex SPA, certified by a Responsible Officer of BuyCo.

For the avoidance of doubt, the conditions precedent expressly set forth in the Commitment Letter shall be deemed fully satisfied or waived for all purposes of this Agreement as of the Closing Date. The Lenders shall not withhold or condition the effectiveness of this Agreement or the funding of the Loans on the basis of any matter set forth in the Commitment Letter, except to the extent that Lenders reasonably determine that delivery of documentation is necessary to evidence such satisfaction. In no event shall the Lenders unreasonably withhold or delay any such request for documentation.

8.2.      Further Conditions to Each Advance. Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Advance, or incur any Letter of Credit Obligation, if, as of the date thereof:

(a)        any representation or warranty by any Loan Party contained herein or in any other Loan Document, or which are contained in any certificate or other document furnished at any time under or in connection herewith or therewith, is untrue or incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality or Material Adverse Effect in the text thereof), except to the extent that such representation or warranty expressly relates to an earlier date in which case such representation or warranty is untrue or incorrect in any material respect as of such earlier date (except that such material qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) and, in each case, except for changes therein expressly permitted or expressly contemplated by this Agreement;

(b)       any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation);

(c)        after giving effect to any Advance (or the incurrence of any Letter of Credit Obligations), the outstanding aggregate amount of the Revolving Exposure would exceed the lesser of the Borrowing Base and the Maximum Revolver Amount; or

(d)        no event shall have occurred and no condition shall exist which has or could be reasonably expected to have a Material Adverse Effect.

The request and acceptance by a Borrower of the proceeds of any Advance (including any Protective Advance, any Overadvance and any Swing Line Advance made pursuant to Section 2.3(b)), the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by each Loan Party that the conditions in this Section 8.2 have been satisfied and (ii) a reaffirmation by each Loan Party of the granting and continuance of Agent’s Liens on the Collateral, on behalf of itself and Lenders, pursuant to the Collateral Documents.

9.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES

9.1.     Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor and whether or not caused by or within the control of any Loan Party) shall constitute an “Event of Default” hereunder:

(a)        Any Borrower (i) fails to make any payment of principal of, or interest on, or Fees owing in respect of, the Advances or any of the other Obligations when due and payable, including any failure to cure any Overadvance in accordance with Section 2.2(b)(i), or (ii) fails to pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within five (5) days following Agent’s demand for such reimbursement or payment of expenses; or

(b)      Any Loan Party fails or neglects to perform, keep or observe any of the provisions of Sections 3.12, 4.1, 4.4, 4.5, 4.11, 4.13, 4.15, 5, 6, 7.2 or any of the provisions set forth in Annex B; or

(c)        Any Loan Party fails or neglects to perform, keep or observe any of the provisions of Section 7.1(a) or 7.1(b), and the same shall remain unremedied for three (3) Business Days or more; or

(d)      Any Loan Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 9.1) and the same shall remain unremedied for thirty (30) days or more; provided, however, that such 30-day cure period shall not apply to: (i) a breach of any provision that cannot be cured or (ii) a breach or default of any other Loan Document if a period of cure is expressly provided for in such other Loan Document with respect to a breach or default under such other Loan Document; or

(e)        A default or breach occurs under any agreement, document or instrument to which any Loan Party is a party (determined exclusive of the Loan Documents) that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness or Contingent Obligations (determined exclusive of the Obligations) of any Loan Party and the aggregate principal amount of such Indebtedness or Contingent Obligation is in excess of $250,000 in the aggregate (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such Indebtedness or Contingent Obligations or a trustee to cause, Indebtedness or Contingent Obligations or a portion thereof in excess of $250,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral to be demanded in respect thereof, in each case, regardless of whether such default is waived, or such right is exercised, by such holder or trustee; or

(f)       (i) Any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect, or (ii) any representation or warranty herein or in any Loan Document or in any written statement, report, Financial Statement or certificate (other than a Borrowing Base Certificate) made or delivered to Agent or any Lender by any Loan Party is untrue or incorrect in any material respect as of the date when made or deemed made; or

(g)       Assets of any Loan Party with a fair market value of $250,000 or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Loan Party and such condition continues for thirty (30) days or more; or

(h)        A case or proceeding is commenced against any Loan Party seeking a decree or order in respect of such Loan Party (i) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar Law (with respect to any U.S. Borrowers), (ii) under the Canadian Insolvency Laws or any other applicable federal, provincial, territorial or foreign bankruptcy or other similar Law (with respect to any Canadian Loan Party), (iii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Loan Party or for any substantial part of any such Loan Party's assets, or (iv) ordering the winding up or liquidation of the affairs of such Loan Party, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or a decree or order granting the relief sought in such case or proceeding is granted by a court of competent jurisdiction; or

(i)        Any (i) U.S. Borrower files a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar Law, (ii) Canadian Loan Party files a petition seeking relief under any Canadian Insolvency Laws or any other applicable federal, provincial, territorial or foreign bankruptcy or other similar Law, (iii) Loan Party consents to or fails to contest in a timely and appropriate manner to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Loan Party or for any substantial part of any such Loan Party's assets, (iv) Loan Party makes an assignment for the benefit of creditors, or (v) Loan Party takes any action in furtherance of any of the foregoing, or (vi) Loan Party admits in writing its inability to, or is generally unable to, pay its debts as such debts become due; or

(j)         (i) A final judgment or judgments for the payment of money in excess of $250,000 in the aggregate at any time are outstanding against one or more of the Loan Parties (which judgments are not covered by insurance policies as to which liability has been accepted by the insurance carrier), and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay, (ii) any action shall be taken by a judgment creditor to attach or levy upon any property of any Loan Party to enforce any such judgment under clause (i) above obtained against a Loan Party, or (iii) any Loan Party shall fail within thirty (30) days after the entry thereof to discharge or stay pending appeal one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or

(k)        Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected first-priority Lien (except as otherwise expressly permitted herein or therein) in any of the Collateral purported to be covered thereby; or

(l)         Any Change of Control occurs; or

(m)       Any subordination provision in any document or instrument governing Subordinated Debt or any subordination provision in any subordination agreement that relates to any Subordinated Debt, or any subordination provision in any guaranty by a Loan Party of any Subordinated Debt, shall cease to be in full force and effect, or any Person (including the holders of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.

9.2.       Remedies.

(a)      If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Required Lenders shall), without notice, suspend the Revolving Loan Commitment with respect to additional Revolving Credit Advances and/or the incurrence of additional Letter of Credit Obligations. If any Event of Default has occurred and is continuing, Agent may (and at the written request of Required Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Advances and the Letter of Credit Fees to the Default Rate.

(b)        If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Required Lenders shall), without notice: (i) terminate the Revolving Loan Commitments with respect to further Advances or the incurrence of further Letter of Credit Obligations; (ii) reduce the Revolving Loan Commitments from time to time; (iii) declare all or any portion of the Obligations, including all or any portion of any Advance to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized in the manner set forth in Annex A, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrowers and each other Loan Party; (iv) in its Permitted Discretion make Protective Advances, subject to the terms of Section 2.1; or (v) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code and/or the PPSA, as applicable; provided, that upon the occurrence of an Event of Default specified in Sections 9.1(h) or (i), the Revolving Loan Commitments shall be immediately terminated and all of the Obligations, including the Advances and Letter of Credit Obligations, shall become immediately due and payable without declaration, notice or demand by any Person.

(c)        Reserved.

(d)        During the continuance of any Event of Default, each Lender is hereby authorized by each Loan Party at any time or from time to time, with reasonably prompt subsequent notice to a Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (i) balances held by such Lender or any of such Lender’s Affiliates at any of its offices for the account of any Loan Party or any of its Subsidiaries (regardless of whether such balances are then due to such Loan Party or Subsidiary), and (ii) other property at any time held or owing by such Lender or any of such Lender’s Affiliates to or for the credit or for the account of any Loan Party or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender or any of such Lender’s Affiliates shall exercise any such right without the prior written consent of Agent. Any Lender exercising a right to set off (including through an Affiliate) shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations. Each Loan Party agrees, to the fullest extent permitted by Law, that any Lender or any of such Lender’s Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 9.2.

9.3.       Application of Proceeds.

(a)       As to Borrowers. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, each Loan Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of any Borrower or any Guarantor of all or any part of the Obligations, and, as between the Loan Parties on the one hand and Agent and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent.

(b)     After Application Event. Following the occurrence and during the continuance of an Event of Default, but absent the occurrence and continuance of an Application Event, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all Proceeds of Collateral received by Agent, in such order as Agent may from time to time elect. Notwithstanding anything to the contrary contained in this Agreement, if an Application Event shall have occurred, and so long as it continues, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all Proceeds of Collateral received by Agent, in the following order: first, to all Fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the other Loan Documents or the Collateral; second, to all Fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Loan Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code and/or Canadian Insolvency Laws, as applicable, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding and Obligations owing to any Eligible Swap Counterparty in respect of any Rate Contract, but excluding any Obligations owing in respect of any Bank Products; fifth, to the Obligations owing in respect of any Bank Products; sixth, to provide cash collateral to secure any and all Letter of Credit Obligations and future payment of related Fees, as provided for in Annex A; seventh to any other indebtedness or obligations of any Loan Party owing to Agent or any Lender under the Loan Documents; and eighth, to Obligations owing to any Eligible Swap Counterparty in respect of any Swap Contracts other than a Rate Contract.

(c)      Residuary. Any balance remaining after giving effect to the applications set forth in this Section 9.3 shall be delivered to Borrowers or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out any of the applications set forth in this Section 9.3, (i) amounts received shall be applied in the numerical order provided until paid in full prior to the application to the next succeeding category and (ii) each of the Persons entitled to receive a payment or cash collateral in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

9.4.       Actions in Concert. For the sake of clarity, anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Agent or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

9.5.     Waivers by Loan Parties. Except as otherwise provided for in this Agreement or by applicable Law, each Loan Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Loan Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption Laws.

10.	EXPENSES AND INDEMNITY

10.1.    Expenses. Each Loan Party hereby jointly and severally agrees to promptly pay (i) all reasonable actual costs and out of pocket expenses of Agent (including the reasonable and documented out of pocket fees, costs and expenses of counsel to, and independent appraisers and consultants retained by, Agent) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Loan Documents, in connection with the performance by Agent of its rights and remedies under the Loan Documents and in connection with the continued administration of the Loan Documents including (A) any amendments, modifications, consents and waivers to and/or under any and all Loan Documents, (B) any periodic public record searches conducted by or at the request of Agent (including title investigations, Uniform Commercial Code searches, PPSA searches, Bank Act (Canada) Section 427 searches, fixture filing searches, judgment, pending Litigation and tax lien searches and searches of applicable corporate, limited liability company, partnership and related records concerning the continued existence, organization and good standing of certain Persons, and (C) subject to Section 4.13, any internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Agent for its examiners or charged to Agent by third-party examiners)), (ii) without limitation of the preceding clause (i), all reasonable actual costs and out of pocket expenses of Agent in connection with (A) the creation, perfection and maintenance of Liens pursuant to the Loan Documents and (B) protecting, storing, insuring, handling, maintaining or selling any Collateral, (iii) without limitation of the preceding clause (i), all actual costs and out of pocket expenses of Agent in connection with (A) any Litigation, dispute, suit or proceeding relating to any Loan Document and (B) any workout, collection, bankruptcy, insolvency, post-judgment or other enforcement proceedings under any and all of the Loan Documents, and (iv) all actual costs and out of pocket expenses incurred by Lenders in connection with any Litigation, dispute, suit or proceeding relating to any Loan Document and in connection with any workout, collection, bankruptcy, insolvency, post-judgment or other enforcement proceedings under any and all Loan Documents.

10.2.    Indemnity. Each Loan Party hereby agrees to indemnify, pay and hold harmless Agent, Arranger, Lenders and the Affiliates, officers, directors, employees, trustees, agents, investment advisors, collateral managers, servicers, and counsel of Agent, Arranger, and Lenders (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented out-of-pocket fees and disbursements of counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Loan Party or any Affiliate thereof, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent, Arranger, or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Loan Documents (including (i) (A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by a Loan Party or any other Person of any Hazardous Materials or any Hazardous Materials Contamination, (B) arising out of or relating to the offsite disposal of any materials generated or present on any such property, or (C) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of any Loan Party, and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Advances and Letters of Credit, except that the Loan Parties shall not have any obligation under this Section to an Indemnitee with respect to any liability resulting solely from the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, the Loan Parties shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them.

11.	AGENT

11.1.     Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes Agent to enter into each of the Loan Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with all such powers as are reasonably incidental thereto. Subject to the terms of Section 12.5 and to the terms of the other Loan Documents, Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders. The provisions of this Section 11 are solely for the benefit of the Secured Parties and neither Borrowers nor any other Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Loan Party. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its own agents or employees.

11.2.     Agent and Affiliates. Agent shall have the same rights and powers under the Loan Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Agent, and Agent and its Affiliates may lend money to, provide Bank Products to, invest in and generally engage in any kind of business with each Loan Party or Affiliate of any Loan Party as if it were not Agent hereunder.

11.3.    Action by Agent; Actions through Sub-Agents. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender or other Person. Nothing in this Agreement or any of the Loan Documents is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Persons. The exculpatory provisions of this Section 11 shall apply to any such sub-agent and to the Related Persons of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

11.4.     Consultation with Experts. Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

11.5.    Liability of Agent. Neither Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Loan Documents, except that Agent shall be liable with respect to its specific duties set forth hereunder, but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction. Neither Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder or the contents of any certificate, financial statement or other report or document delivered under or in connection with any Loan Document, (ii) the performance or observance of any of the covenants or agreements specified in any Loan Document, (iii) the satisfaction of any condition specified in any Loan Document, (iv) the validity, effectiveness, sufficiency or genuineness of any Loan Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith, (v) the existence or non-existence of any Default or Event of Default; or (vi) the financial condition of any Loan Party or the value or the sufficiency of any Collateral. Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

11.6.    Indemnification. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required to be paid to Agent under Sections 10.1 or 10.2 (but without affecting the Loan Parties’ reimbursement and indemnification obligation hereunder), each Lender shall, in accordance with its Pro Rata Share, pay to Agent such Lender’s portion of such unpaid amount (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Pro Rata Share at such time). If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished.

11.7.    Right to Request and Act on Instructions. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Required Lenders or all or such other portion of Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Required Lenders (or all or such other portion of Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of Lenders), Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 11.6.

11.8.    Credit Decision. Each Lender and each L/C Issuer represents to Agent that it has, has, independently and without reliance upon Agent or any other Lender or any of their Affiliates, and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby (including, without limitation, such lender's compliance with section 510 of the Bank Act (Canada) in entering into and performing its obligations under this Agreement), and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder.

11.9.    Collateral Matters. Lenders irrevocably authorize Agent, at its option and in its discretion, to (i) release any Lien granted to or held by Agent under any Collateral Document (A) upon termination of the Revolving Loan Commitments and payment in full of all Obligations, the expiration, termination or cash collateralization (to the satisfaction of Agent) of all Letter of Credit Obligations and, to the extent required by Agent in its sole discretion, the expiration, termination or cash collateralization (to the satisfaction of Agent) of all Rate Contract Obligations and all obligations, liabilities and indebtedness in respect of Bank Products in each case secured, in whole or in part, by any Collateral, or (B) constituting property sold or disposed of as part of or in connection with any disposition permitted under any Loan Document (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Loan Documents), (ii) release any Guarantor from its obligations under the Loan Documents (A) upon termination of the Revolving Loan Commitments and payment in full of all Obligations, the expiration, termination or cash collateralization (to the satisfaction of Agent) of all Letter of Credit Obligations and, to the extent required by Agent in its sole discretion, the expiration, termination or cash collateralization (to the satisfaction of Agent) of all Rate Contract Obligations and all obligations, liabilities and indebtedness in respect of Bank Products in each case secured, in whole or in part, by any Collateral, or (B) upon such Guarantor ceasing to be a Subsidiary pursuant to a transaction permitted by this Agreement (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition being made in full compliance with the provisions of the Loan Documents), and (iii) release or subordinate any Lien granted to or held by Agent under any Collateral Document constituting property described in Section 5.7(c) (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the identification of any property described in Section 5.7(c)). Upon request by Agent at any time, Lenders will confirm Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 11.9.

11.10.   Agency for Perfection. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Code and the PPSA in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Collateral Document or to realize upon any Collateral for the Advances unless instructed to do so by Agent (or consented to by Agent, as provided in Section 9.2(d)), it being understood and agreed that such rights and remedies may be exercised only by Agent.

11.11.   Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will notify each Lender of its receipt of any such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders (or all or such other portion of Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

11.12.    Successor Agent.

(a)        Agent may at any time give notice of its resignation to Lenders, L/C Issuer, Swing Line Lender, and Borrowers. Upon receipt of any such notice of resignation, Required Lenders shall have the right, in consultation with Borrowers, to appoint a successor Agent. Upon the acceptance of a successor’s appointment as Agent hereunder and notice of such acceptance to the retiring Agent, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, the retiring Agent’s resignation shall become immediately effective and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if such resignation was not already effective and such duties and obligations not already discharged, as provided below in this paragraph). The Fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of Lenders, L/C Issuer and Swing Line Lender (but without any obligation) appoint a successor Agent, which appointment shall not be subject to consent by Required Lenders or any Loan Party. From and following the expiration of such thirty (30) day period, Agent shall have the exclusive right, upon one (1) Business Days’ notice to Borrowers and Lenders, to make its resignation effective immediately. From and following the effectiveness of such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender, the L/C Issuer and the Swing Line Lender directly, until such time as Required Lenders appoint a successor Agent as provided for above in this paragraph. The provisions of this Agreement shall continue in effect for the benefit of any retiring Agent and its sub-agents after the effectiveness of its resignation hereunder and under the other Loan Documents in respect of any actions taken or omitted to be taken by any of them (x) while the retiring Agent was acting or was continuing to act as Agent and (y) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including acting as collateral agent or otherwise holding any collateral security on behalf of any of the holders of the Obligations and in respect of any actions taken in connection with transferring the agency to any successor Agent.

(b)        Notwithstanding anything to the contrary herein, if at any time Agent assigns all of its Revolving Loan Commitments and Revolving Loans pursuant to (and in accordance with) the terms and conditions hereof, Agent may terminate Borrowers’ ability to request Swing Line Advances. In the event of such termination: (i) Borrowers shall be entitled to appoint another Lender to act as the successor Swing Line Lender hereunder (with such Lender’s consent); provided, however, that the failure of Borrowers to appoint a successor shall not affect the resignation of Agent as the Swing Line Lender; and (ii) Agent shall retain all of the rights of the maker of Swing Line Advances provided hereunder with respect to Swing Line Advances made by it and outstanding as of the effective date of such termination, including the right to require Lenders to make Revolving Loans or fund participations in outstanding Swing Line Advances pursuant to Section 2.3.

(c)        Notwithstanding anything to the contrary herein, if at any time Agent assigns all of its Revolving Loan Commitments and Revolving Loans pursuant to (and in accordance with) the terms and conditions hereof, Agent may terminate its commitment pursuant to Section 2.6 to issue Letters of Credit. In the event of such termination: (i) Borrowers shall be entitled to appoint another Lender to act as the successor L/C Issuer hereunder (with such Lender’s consent); provided, however, that the failure of Borrowers to appoint a successor shall not affect the resignation of Agent as the L/C Issuer; and (ii) Agent shall retain all of the rights of the L/C Issuer hereunder with respect to Letters of Credit made by it and outstanding as of the effective date of such termination, including the right to require Lenders to fund their Pro Rata Share of such Letters of Credit pursuant to Section 2.6.

11.13.    Disbursements of Term Loan and Revolving Credit Advances; Payment and Sharing of Payment.

(a)         Funding of Term Loan on Closing Date; Revolving Credit Advances, Payments and Settlements; Interest and Fee Payments.

(i)      Each Term Loan Lender shall remit to Agent the amount of the Term Loan to be advanced by such Term Loan Lender to Borrowers on the Closing Date, in accordance with the terms of this Agreement, on or prior to 4:00 p.m. (Indianapolis, Indiana time) on the Closing Date or such other time after 4:00 p.m. (Indianapolis, Indiana time) on the Closing Date as determined by Agent in Agent’s sole discretion. Agent shall be conclusively entitled to assume, for purposes of the preceding sentence, that each Lender will fund its Pro Rata Share of all Revolving Credit Advances requested by a Borrower. Each Lender shall reimburse Agent on demand, in accordance with the provisions of the immediately following paragraph, for all funds disbursed on its behalf by Agent pursuant to the first and second sentences of this clause (i), or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Revolving Credit Advance before Agent disburses the same to Borrowers. If Agent elects to require that each Lender make funds available to Agent, prior to a disbursement by Agent to Borrowers, Agent shall advise each Lender by telephone, facsimile or e‑mail of the amount of such Lender’s Pro Rata Share of the Revolving Credit Advance requested by Borrowers no later than noon (Indianapolis, Indiana time) on the date of funding of such Revolving Credit Advance, and each such Lender shall pay Agent on such date such Lender’s Pro Rata Share of such requested Revolving Credit Advance, in same day funds, by wire transfer to Agent’s account specified by Agent to Lenders from time to time. If any Lender fails to pay the amount of its Pro Rata Share within 1 Business Day after Agent’s demand, Agent shall promptly notify Borrowers, and Borrowers shall immediately repay such amount to Agent. Any repayment required by Borrowers pursuant to this Section 11.13 shall be accompanied by accrued interest thereon from and including the date such amount is made available to Borrowers to but excluding the date of payment at the rate of interest then applicable to Revolving Credit Advances. Nothing in this Section 11.13 or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(ii)      On a Business Day of each week as selected from time to time by Agent, or more frequently (including daily), if Agent so elects (each such day being a “Settlement Date”), Agent will advise each Lender by telephone, facsimile or e‑mail of the amount of each such Lender’s percentage interest of the Revolving Credit Advance balance as of the close of business of the Business Day immediately preceding the Settlement Date. In the event that payments are necessary to adjust the amount of such Lender’s actual percentage interest of the Revolving Credit Advances balance to such Lender’s required percentage interest of the Revolving Credit Advances balance as of any Settlement Date, the party from which such payment is due shall pay Agent, without setoff or discount, to Agent’s account specified by Agent to Lenders from time to time not later than 3:00 p.m. (Indianapolis, Indiana time) on the Business Day following the Settlement Date the full amount necessary to make such adjustment. Any obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstance whatsoever. In the event settlement shall not have occurred by the date and time specified in the second preceding sentence, interest shall accrue on the unsettled amount at the Federal Funds Rate, for the first three (3) days following the scheduled date of settlement, and thereafter at the Applicable Rate for Revolving Credit Advances.

(iii)      On the Closing Date, Agent, on behalf of Lenders, may elect to advance to Borrowers the full amount of the Advances to be made on the Closing Date prior to receiving funds from Lenders, in reliance upon each Lender’s commitment to make its Pro Rata Share of such Advances to Borrowers in a timely manner on such date. If Agent elects to advance such Advances to Borrowers in such manner, Agent shall be entitled to receive all interest that accrues on the Closing Date on each Lender’s Pro Rata Share of such Advances unless Agent receives such Lender’s Pro Rata Share of such Advances on the Closing Date.

(iv)      The provisions of this Section 11.13(a) shall be deemed to be binding upon Agent and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to Borrowers or any other Loan Party.

(b)        Return of Payments.

(i)      If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.

(ii)     If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrowers or paid to any other Person pursuant to any insolvency Law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrowers or such other Person, without setoff, counterclaim or deduction of any kind.

(c)        Defaulting Lenders. The failure of any Defaulting Lender to make any Advances or any payment required by it hereunder shall not relieve any other Lender of its obligations to make such Advances or payment, but neither any other Lender nor Agent shall be responsible for the failure of any Defaulting Lender to make Advances or make any other payment required hereunder.

(d)       Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Advance (other than pursuant to the terms of Section 2.10) in excess of its pro rata share of payments entitled pursuant to the other provisions of this Section 11.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter required to be returned or otherwise recovered from such purchasing Lender, such portion of such purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such return or recovery, without interest. Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this clause (d) may, to the fullest extent permitted by Law, exercise all its rights of payment (including pursuant to Section 9) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar Law, any Lender receives a secured claim in lieu of a setoff to which this clause (d) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this clause (d) to share in the benefits of any recovery on such secured claim.

11.14.    Reserved.

11.15.   Field Exam. Agent agrees to cause a field examination of the Loan Parties’ Accounts, Inventory and related working capital matters within 150 days of the Closing Date and annually thereafter.

11.16.   Withholding Tax. To the extent required by any applicable Law, Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason), such Lender shall indemnify Agent (to the extent that Agent has not already been reimbursed by a Loan Party and without limiting the obligation of any Loan Party to do so) fully for all amounts paid, directly or indirectly, by Agent as Tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

11.17.    Agent May File Proof of Claim.

(a)     In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Advance or any Revolving Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on a Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances or the Revolving Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the Swing Line Lender and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, Swing Line Lender and Agent and its agents and counsel and all other amounts due Lenders, Swing Line Lender and Agent under Section 10.1) allowed in such judicial proceeding; and

(ii)      to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(b)       Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Swing Line Lender to make such payments to Agent and, if Agent shall consent to the making of such payments directly to Lenders and Swing Line Lender, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Section 10.1.

Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender or Swing Line Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

11.18.   Agent in Individual Capacity. First Merchants Bank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Stock in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with each Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though First Merchants Bank were not Agent hereunder, and, in each case, without notice to or consent of the other Lenders. The other Lenders acknowledge (and by entering into an agreement regarding Bank Products, each provider of Bank Products shall be deemed to acknowledge) that, pursuant to such activities, First Merchants Bank or its Affiliates may receive information regarding Loan Parties or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of a Borrower or such other Person and that prohibit the disclosure of such information to the Lenders (or providers of Bank Products), and the Lenders acknowledge (and by entering into an agreement regarding Bank Products, each provider of Bank Products shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include First Merchants Bank in its individual capacity.

11.19.    ERISA Fiduciary Representations and Warranties.

(a)      Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i)      such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments or this Agreement,

(ii)     the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement,

(iii)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement, or

(iv)     such other representation, warranty and covenant as may be agreed in writing between Agent, in its sole discretion, and such Lender.

(b)      In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Agent and the Arranger and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that none of Agent, the Arranger, or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

11.20.    Acknowledgments Regarding Erroneous Payments.

(a)       Each Lender and L/C Issuer hereby agrees that (x) if Agent notifies such Lender or such L/C Issuer that Agent has determined in its sole discretion that any funds received by such Lender or such L/C Issuer from Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or such L/C Issuer (whether or not known to such Lender or such L/C Issuer), and demands the return of such Payment (or a portion thereof), such Lender or such L/C Issuer shall promptly, but in no event later than one (1) Business Day thereafter, return to Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or such L/C Issuer to the date such amount is repaid to Agent at the Federal Funds Rate, and (y) to the extent permitted by applicable law, such Lender or such L/C Issuer shall not assert, and hereby waives, as to Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of Agent to any Lender or such L/C Issuer under this Section 11.20 shall be conclusive, absent manifest error.

(b)        Each Lender and each L/C Issuer hereby further agrees that if it receives a Payment from Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and each L/C Issuer agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or such L/C Issuer shall promptly notify Agent of such occurrence and, upon demand from Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or such L/C Issuer to the date such amount is repaid to Agent at the Federal Funds Rate.

(c)       Each Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender or such L/C Issuer that has received such Payment (or portion thereof) for any reason, Agent shall be subrogated to all the rights of such Lender or such L/C Issuer with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party.

(d)     Each party’s obligations under this Section 11.20 shall survive the resignation or replacement of Agent or any transfer of rights or obligations by, or the replacement of, a Lender or a L/C Issuer, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

11.21.   Appointment of Hypothecary Representative. Without limiting the powers of the Agent, for the purposes of holding any hypothec granted to the Attorney (as defined below) pursuant to the laws of the Province of Quebec to secure the payment and performance of any and all Obligations by any Loan Party, each of the Secured Parties hereby irrevocably appoints and authorizes the Agent and, to the extent necessary, ratifies the appointment and authorization of the Agent, to act as the hypothecary representative of the creditors as contemplated under Article 2692 of the Civil Code of Quebec (in such capacity, the “Attorney”), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any related deed of hypothec. The Attorney shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any such deed of hypothec and applicable law, and (b) benefit from and be subject to all provisions hereof with respect to the Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties and Loan Parties. Any person who becomes a Secured Party shall, be deemed to have consented to and confirmed the Attorney as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Attorney in such capacity. The substitution of the Agent pursuant to the provisions of this Section 11.21 hereof also constitutes the substitution of the Attorney.

12.	MISCELLANEOUS

12.1.   Survival. All agreements, representations and warranties made herein and in every other Loan Document shall survive the execution and delivery of this Agreement and the other Loan Documents. The provisions of Sections 2.9, 2.10 and 2.11 and Sections 10, 11 and 12 shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively) and any termination of this Agreement.

12.2.    No Waivers. No failure or delay by Agent or any Lender in exercising any right, power or privilege under any Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by Law. Any reference in any Loan Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that any Borrower or any other Loan Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Loan Documents.

12.3.     Notices.

(a)        All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, e‑mail, electronic submissions or similar writing, but not facsimile transmission (except by Agent with respect to operational or administrative matters)) and shall be given to such party at its address or e‑mail address set forth on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an Assignment Agreement or in a notice delivered to a Borrower and Agent by the assignee Lender forthwith upon such assignment) or at such other address or e‑mail address as such party may hereafter specify for the purpose by notice to Agent and a Borrower; provided, that notices, requests or other communications shall be permitted by e‑mail or other electronic submissions only in accordance with the provisions of Section 12.3(b). Each such notice, request or other communication shall be effective (i) if given by e‑mail or other electronic submissions, as set forth in Section 12.3(c) or (ii) if given by mail, prepaid overnight courier or any other means, when received at the applicable address specified by this Section. Notwithstanding anything to the contrary herein, and for the avoidance of any doubt, notices, requests and other communications delivered by facsimile transmission do not satisfy the requirements of this Section 12.3.

(b)       Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites); provided, that (i) the foregoing shall not apply to notices sent directly to any party hereto if such party has notified Agent that it has elected not to receive notices by electronic communication (which election may be limited to particular notices) and (ii) any Notice of Borrowing or any notices regarding request for advances hereunder shall be delivered or furnished by Borrowers by electronic communication in accordance with all procedures established by or otherwise acceptable to Agent from time to time in its sole discretion.

(c)       Unless Agent otherwise prescribes, (i) notices and other communications sent to an e‑mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e‑mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

12.4.   Severability. In case any provision of or obligation under this Agreement or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

12.5.     Amendments and Waivers.

(a)       General Provisions. No provision of this Agreement or any other Loan Document (other than the Fee Letter) may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrowers, Agent and Required Lenders (and, if any amendment, waiver or other modification would increase a Lender’s Revolving Loan Commitment or Term Loan Commitment, by such Lender); provided, that no such amendment, waiver or other modification shall, unless signed or otherwise approved in writing by Agent, Borrowers and all Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any Fees with respect to any Advance or Reimbursement Obligation or forgive any principal, interest or Fees with respect to any Advance or Reimbursement Obligation, (B) postpone the date fixed for, or waive, any payment (other than a payment pursuant to Section 2.2(b)) of principal of any Advance, or of any Reimbursement Obligation or of interest on any Advance or any Reimbursement Obligation or any Fees hereunder or postpone the date of termination of the commitment of any Lender hereunder, (C) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder, (D) release all or substantially all of the Collateral, authorize any Borrower or any other Loan Party to sell or otherwise dispose of all or substantially all of the Collateral or release all or substantially all of the value of the Guarantors, except, in each case with respect to this clause (D), as otherwise may be provided in this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder and including as provided in Section 11.9) in each case as in effect on the Closing Date), (E) modify Section 9.3 or 11.13(d) or any other provision providing for the pro rata sharing of payments, (F) amend, waive or otherwise modify this Section 12.5(a) or the definitions of the terms used in this Section 12.5(a) insofar as the definitions affect the substance of this Section 12.5(a); (G) consent to the assignment, delegation or other transfer by any Loan Party of any of its rights and obligations under any Loan Document or release any Borrower or any other Loan Party of its payment obligations under any Loan Document, except, in each case with respect to this clause (G), pursuant to a merger, amalgamation, consolidation or other transaction permitted pursuant to this Agreement; (H)  (i) subordinate or have the effect of subordinating any of the Obligations to any other Indebtedness or (ii) subordinate or have the effect of subordinating the Liens securing any of the Obligations on the Collateral to any other Lien securing any other Indebtedness; (I) amend the Agreement to add definitions of “restricted subsidiary”, “unrestricted subsidiary”, or any related or similar definitions or any other provision related thereto without the written consent of each Lender; or (J) amend or waive the definition of “Eligible Assignee” or any other provision in a manner that would permit the assignment of Loans to any Loan Party or any of their Affiliates or Subsidiaries. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G), (H), (I) and (J) of the preceding sentence. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be amended and restated without the consent of any Lender (but with the consent of Borrowers and Agent) if upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Revolving Loan Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Section 2.9, Section 10.1, Section 10.2 and Section 11.13(d)), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section 12.5 notwithstanding (i) any attempted cure or other action taken by any Borrower or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section).

(b)      All Lender Consent Rights. Without limitation of the provisions of the preceding Section 12.5(a), no amendment or waiver shall, unless signed by Agent and Lenders (or by Agent with the consent of the Lenders): (i) amend or modify the definitions of Eligible Accounts, Eligible Inventory or Borrowing Base, including any increase in the percentage advance rates in the definition of Borrowing Base, in a manner which would increase the availability of credit under the Revolving Loan Commitment or (ii) amend or waive the conditions set forth in Section 8.2. No amendment or waiver shall, unless signed by Agent and all Lenders (or by Agent with the consent of all Lenders) (x) amend or waive this Section 12.5(b) or the definitions of the terms used in this Section 12.5(b) insofar as the definitions affect the substance of this Section 12.5(b); (y) change the definition of (i) the term Required Lenders, (ii) the percentage of Lenders which shall be required for Lenders to take any action hereunder, or (iii) change any specific right of Required Lenders to grant or withhold consent or take or omit to take any action hereunder.

(c)       Agent, Swing Line Lender, L/C Issuer Consent Rights. No amendment, waiver or consent shall, unless in writing and signed by Agent, the Swing Line Lender or the L/C Issuer, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of Agent, the Swing Line Lender or the L/C Issuer, as applicable, under this Agreement or any other Loan Document.

(d)      Defaulting Lenders. Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Advances and Revolving Loan Commitments, included in the determination of “Required Lenders”, or “Lenders directly affected” pursuant to this Section 12.5) for any voting or consent rights under or with respect to any Loan Document, except that a Defaulting Lender shall be treated as an “affected Lender” solely with respect to an increase in or extension of such Defaulting Lender’s Revolving Loan Commitments, a reduction of the principal amount owed to such Defaulting Lender or, unless such Defaulting Lender is treated the same as the other Lenders holding Advances of the same type, a reduction in the interest rates applicable to the Advances held by such Defaulting Lender, and any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender. Moreover, for the purposes of determining Required Lenders, the Advances and Revolving Loan Commitments held by Defaulting Lenders shall be excluded from the total Advances and Revolving Loan Commitments outstanding.

(e)       Certain Amendments. Notwithstanding anything to the contrary contained in this Section 12.5, (i) Agent may amend Annex C to reflect any assignments entered into pursuant to Section 12.6, and (ii) Agent and Borrowers may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein, and (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Loan Parties; provided, that no Accounts or Inventory of such Person shall be included as Eligible Accounts or Eligible Inventory until a field examination (and, if required by Agent, an Inventory appraisal) with respect thereto has been completed to the satisfaction of Agent, including the establishment of Reserves required in Agent’s Permitted Discretion.

(f)       Eligible Swap Counterparty and Bank Product Consent Rights. Without limitation of the foregoing provisions of this Section 12.5, no waiver, amendment or other modification to this Agreement shall, unless signed by each Eligible Swap Counterparty and each provider of Bank Products then in existence, modify the provisions of Section 9.3 in any manner adverse to the interests of each such Eligible Swap Counterparty and/or such provider of Bank Products.

(g)      Correction of Errors. Each Loan Party and each of the Lenders hereby authorizes Agent to (i) correct any patent (or scrivener’s) errors or other erroneous content in the Loan Documents, (ii) date any dates and fill in any blanks or other missing content in any of the Loan Documents, and (iii) replace or substitute pages, as applicable, in each Loan Document that were changed to correct such errors or fill in such dates, missing content or blanks (each a “Corrected Document”), in each case, without the need for a written amendment signed by the parties; provided that Agent shall send a copy of any such Corrected Document to Loan Parties and the Lenders (which copy may be given by electronic mail). Without limiting the generality of any of the foregoing, each Borrower further covenants that it shall, and shall cause each of the other Loan Parties to, execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered (or, as applicable, re-execute, re-acknowledge and re-deliver), (A) each agreement, instrument or other document that was incorrectly drafted and signed at the Closing Date and (B) all such further assurances and other agreements, instruments or documents, and take or cause to be taken all such other actions, as Agent shall request from time to time to permit Agent to evidence or give effect to the express terms and conditions of this Agreement and the other Loan Documents and any of the transactions contemplated hereby, including to perfect (or continue the perfection of) and protect Agent’s Liens upon the Collateral, and shall take such other action as may be requested by Agent to give effect to or carry out the intent and purposes of this Agreement.

12.6.     Assignments; Participations; Replacement of Lenders.

(a)         Assignments.

(i)      Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s Advances and interest in the Revolving Loan Commitments, together with all related obligations of such Lender hereunder. Except as Agent may otherwise agree, the amount of any such assignment (determined as of the date of the applicable Assignment Agreement or, if a “Trade Date” is specified in such Assignment Agreement, as of such Trade Date) shall be in a minimum aggregate amount equal to $5,000,000 or, if less, the assignor’s entire interests in the Revolving Loan Commitments and outstanding Advances; provided, that, in connection with simultaneous assignments to two or more related Affiliates or Approved Funds, such Affiliates and Approved Funds shall be treated as one assignee for purposes of determining compliance with the minimum assignment size referred to above. Borrowers and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto, such other information regarding such Eligible Assignee as Agent reasonably shall require and a processing fee of $3,500; provided, only one processing fee shall be payable in connection with simultaneous assignments to two or more related Affiliates and Approved Funds.

(ii)      From and after the date on which the conditions described above have been met, (A) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (B) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations hereunder (other than those that survive termination pursuant to Section 12.1). Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrowers shall execute and deliver to Agent for delivery to the Eligible Assignee (and, as applicable, the assigning Lender) Notes in the aggregate principal amount of the Eligible Assignee’s percentage interest in the Revolving Loan Commitment and the outstanding principal balance of the Term Loan (and, as applicable, Notes in the principal amount of that portion of the Revolving Loan Commitment and the outstanding principal balance of the Term Loan retained by the assigning Lender). Upon receipt by the assigning Lender of such promissory note, the assigning Lender shall return to Borrowers any prior promissory note, if any, held by it.

(iii)      Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at its offices located in Indianapolis, Indiana, a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount and stated interest of the Advances owing to, such Lender pursuant to the terms hereof (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrowers, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time upon reasonable prior notice to Agent. It is intended that the Register be maintained such that the Advances are in “registered form” for the purposes of the IRC.

(iv)      Notwithstanding the foregoing provisions of this Section 12.6(a) or any other provision of this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(b)        Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or Agent, sell to one or more Persons participating interests in its Advances, commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) each Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, and (iii) all amounts payable by a Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender, provided, however, notwithstanding the foregoing, each Borrower hereby agrees that each Participant shall be entitled to the benefits of Section 2.10 (subject to the requirements and limitations set forth in Section 2.11) and the requirements under Section 2.9 (it being understood that the documentation required under Section 2.9 shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section 12.6; provided, further, a Participant shall not be entitled to receive any greater payment under Section 2.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Law, regulation ruling, treaty or other action or doctrine of a Governmental Authority that occurs after the date the Participant acquired the applicable participation. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 12.5 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 9.2(d). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive and binding absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(c)        Replacement of Lenders. Within thirty (30) days after (i) receipt by Agent of notice and demand from any Lender for payment of additional costs or as provided in Section 2.10, which demand shall not have been revoked, (ii) Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.9, (iii) any Lender is a Defaulting Lender, and the circumstances causing such status shall not have been cured or waived; or (iv) any failure by any Lender to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender, or each Lender affected thereby, is required with respect thereto (each relevant Lender in the foregoing clauses (i) through (iv) being an “Affected Lender”), Borrowers and/or Agent may, at its option, notify such Affected Lender and, in the case of Borrowers’ election, Agent, of such Person’s intention to obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Lender, which Replacement Lender shall be an Eligible Assignee and, in the event the Replacement Lender is to replace an Affected Lender described in the preceding clause (iv), such Replacement Lender consents to the requested amendment, waiver or modification making the replaced Lender an Affected Lender. In the event Borrowers or Agent, as applicable, obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender shall sell, at par, and assign all of its Advances and funding commitments hereunder to such Replacement Lender in accordance with the procedures set forth in Section 12.6(a); provided, that (A) Borrowers shall have, as applicable, reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under any of Sections 2.9 or 2.10, as applicable, of this Agreement through the date of such sale and assignment and (B) Borrowers shall pay to Agent the $3,500 processing fee in respect of such assignment. In the event that a replaced Lender does not execute an Assignment Agreement pursuant to Section 12.6(a) within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 12.6(c) and presentation to such replaced Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 12.6(c), such replaced Lender shall be deemed to have consented to the terms of such Assignment Agreement, and any such Assignment Agreement executed by Agent, the Replacement Lender and, to the extent required pursuant to Section 12.6(a), Borrowers, shall be effective for purposes of this Section 12.6(c) and Section 12.6(a). Upon any such assignment and payment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth in Section 12.1.

(d)       Loan Party Assignments. No Loan Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Loan Document without the prior written consent of Agent and each Lender.

12.7.    Headings. Headings and captions used in the Loan Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

12.8.    Confidentiality. Agent and each Lender shall hold all non-public information regarding the Loan Parties and their respective businesses identified as such by any Borrower and obtained by Agent or any Lender pursuant to the requirements hereof in accordance with such Person’s customary procedures for handling information of such nature, except that disclosure of such information may be made (i) to such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, auditors, professional consultants, advisors and representatives of such Person and of such Person’s Affiliates (collectively, the “Related Parties” of such Person) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) to rating agencies, insurance industry associations and portfolio management services, (iii) to prospective transferees or purchasers of or participants in any interest in the Advances and, as applicable, the Loan Documents, to prospective contractual counterparties (or the professional advisors thereto) in Rate Contracts permitted hereby and to prospective providers of Bank Products, provided, that any such Persons shall have agreed to be bound by the provisions of this Section 12.8, (iv) to the extent requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties, including any self-regulatory authority, (v) to any other Party hereto, (vi) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vii) as required by Law, subpoena, judicial order or similar order and in connection with any Litigation, (viii) as may be required in connection with the examination, audit or similar investigation of such Person, (ix) with the consent of Borrowers, (x) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section, or (B) becomes available to Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties, and (xi) to a Person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For the purposes of this Section, “Securitization” shall mean a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of Stock or debt securities which represent an interest in, or which are collateralized, in whole or in part, by the Advances. Confidential information shall include only such information identified as such at the time provided to Agent and shall not include information that either (A) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (B) is disclosed to such Person by a Person other than a Loan Party, provided, Agent does not have actual knowledge that such Person is prohibited from disclosing such information. The obligations of Agent and Lenders under this Section 12.8 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.

12.9.    Waiver of Consequential and Other Damages. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

12.10.    Marshaling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that any Loan Party makes any payment or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment or the Proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefore, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

12.11.    GOVERNING LAW; SUBMISSION TO JURISDICTION.

(a)       THIS AGREEMENT, EACH NOTE AND EACH OTHER LOAN DOCUMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF INDIANA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

(b)     EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR INDIANA STATE COURT SITTING IN, OR WITH JURISDICTION THAT INCLUDES, MARION COUNTY, INDIANA, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURTS OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURTS. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)    EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO PERSONAL JURISDICTION AND THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

12.12.  WAIVER OF JURY TRIAL . TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY, AGENT AND LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY, AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH LOAN PARTY, AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

12.13.   Publication; Advertisement.

(a)       Publication. No Loan Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of First Merchants Bank or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by Law, subpoena or judicial or similar order, in which case the applicable Loan Party shall give Agent prior written notice of such publication or other disclosure or (ii) with First Merchants Bank’s prior written consent.

(b)       Advertisement. Each Lender and each Loan Party hereby authorizes First Merchants Bank to publish the name of such Lender and Loan Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which First Merchants Bank elects to submit for publication (the “Publication”). In addition, each Lender and each Loan Party agrees that First Merchants Bank may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date. With respect to any of the foregoing, First Merchants Bank shall submit an initial copy of any Publication to the Loan Parties for its prior approval (such approval not to be unreasonably withheld, conditioned or delayed); provided, however, that First Merchants Bank shall not be required to submit any Publication to the Loan Parties which is substantially similar to a Publication previously approved by any Loan Party.

12.14.    Counterparts; Integration; Restatement; Release. (a)      This Agreement and the other Loan Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile or other electronic transmission (including “pdf” or “tif” format) shall bind the parties hereto. This Agreement and the other Loan Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. Certain Loan Parties and First Merchants Bank entered into that certain Credit Agreement dated as of May 23, 2024 (as previously amended, the “Existing Credit Agreement”) pursuant to which First Merchants provided a revolving credit facility to certain Borrowers. This Agreement amends, restates, supersedes and replaces the Existing Credit Agreement in its entirety. This Agreement represents in part a renewal of, and is issued in substitution and exchange for, and not in satisfaction or novation of, the Indebtedness under the Existing Credit Agreement. Nothing herein shall be construed to deem such Indebtedness paid, or to release or terminate any Lien given to secure such Indebtedness or any guaranty thereof. For the avoidance of doubt, all letters of credit issued and outstanding under the Existing Credit Agreement shall hereafter be deemed issued under this Agreement. All references to the Credit Agreement or words of like import in the other Loan Documents, or any instrument or agreement executed and delivered in connection with the Existing Credit Agreement shall be deemed to refer to this Agreement as it may be further amended, amended and restated, modified or extended. Each Loan Party hereby reaffirms the grant of a Lien in the Collateral in favor of the Administrative Agent to secure the Obligations for the benefit of Lenders and ratifies and reaffirms its continuing liability with respect to the Obligations and under each of the other Loan Documents. The amendment and restatement of the Existing Credit Agreement shall not constitute a waiver of any Default or Event of Default under the Existing Credit Agreement.

(b)       Each Loan Party represents and warrants that it has no claims, counterclaims, setoffs, actions or causes of actions, damages or liabilities of any kind or nature whatsoever whether at law or in equity, in contract or in tort, existing as of the Closing Date (collectively, “Borrower Claims”) against Administrative Agent, any Lender, their respective direct or indirect parent corporations or any direct or indirect Affiliates of such parent corporations, or any of their respective directors, managers, officers, employees, agents, attorneys and legal representatives, or the heirs, administrators, successors or assigns of any of them (collectively, “Lender Parties”) that directly or indirectly arise out of, are based upon or are in any manner connected with any Prior Related Event. As an inducement to the Lenders to enter into this Agreement, each Loan Party on behalf of itself, and all of its respective successors and assigns hereby knowingly and voluntarily releases and discharges all Lenders from any and all Borrower Claims, whether known or unknown in existence as of the Closing Date, that directly or indirectly arise out of, are based upon or are in any manner connected with any Prior Related Event. As used herein, the term “Prior Related Event” means any transaction, event, circumstance, action, failure to act, occurrence of any sort or type, whether known or unknown, which occurred, existed, was taken, permitted or begun (i) at any time prior to the Closing Date and (ii) in accordance with, pursuant to or by virtue of any of the terms of the Existing Credit Agreement or which was related to or connected in any manner, directly or indirectly to the extension of credit represented by the Existing Credit Agreement.

12.15.   No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

12.16.  USA PATRIOT Act Notification. Agent (for itself and not on behalf of any Lender) and each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies such Loan Party, which information includes the name and address of each Loan Party and such other information that will allow Agent or such Lender, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act. The Loan Parties agree to, promptly following a request by Agent or any Lender, provide all such other documentation and information that Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and the Beneficial Ownership Regulation.

12.17.   Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)      the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)        the effects of any Bail-In Action on any such liability, including, if applicable:

(i)      a reduction in full or in part or cancellation of any such liability;

(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any applicable Resolution Authority.

12.18.   Joinder of Cineplex DM and DDC Group. Upon the consummation of the Cineplex Share Purchase, the signature of Cineplex DM and DDC Group to this Agreement and the other Loan Documents to which it is a party shall be deemed to confirm its agreement to each of the following provisions: Each of Cineplex DM and DDC Group shall, and do hereby, become a Canadian Borrower under this Agreement as if an original signatory thereto, and agree to execute and deliver any such additional agreements, documents and instruments as Agent shall reasonably request. Each of Cineplex DM and DDC Group hereby ratify and confirm their respective obligations under this Agreement, all in accordance with the terms thereof, and shall be deemed to have made each representation and warranty set forth herein to the extent applicable to it (other than any representation or warranty that expressly speaks only of a different date, in which case, it shall be true and correct in all material respects of such other date). Each of Cineplex DM and DDC Group (i) acknowledge and agree that it has been afforded the opportunity to completely read and understand this Agreement, the Notes and any other Loan Documents executed in connection therewith; (ii) consent to all of the provisions of this Agreement and the Notes and any other Loan Documents executed in connection therewith relating to Cineplex DM and DDC Group; and (iii) acknowledge and agree that this Agreement and the other Loan Documents to which it is a party have been freely executed without duress and after an opportunity was provided to it for review by competent legal counsel of its choice. Each of Cineplex DM and DDC Group represents and warrants that the Schedules attached to this Agreement include all of the respective information applicable to it, and that such Schedules are true, correct and complete as of the date of the consummation of the Cineplex Share Purchase. Each of Cineplex DM and DDC Group acknowledge and agree that it shall be primarily liable for the obligations under this Agreement and the other Loan Documents to which it is a party as a joint and several obligor, in accordance with the terms set forth in Section 12.19 hereof.

12.19.    Joint and Several Liability. Each Borrower agrees as follows:

(a)      It is jointly and severally, directly, and primarily liable to Lenders for payment in full of the Obligations and that such liability is independent of the duties, obligations and liabilities of each Borrower. This Agreement, the Notes and each other Loan Document are a primary and original obligation of each Borrower, are not the creation of a surety relationship, and are an absolute, unconditional, and continuing promise of payment and performance which shall remain in full force and effect without respect to future changes in conditions, including any change of law or any invalidity or irregularity with respect to the Loan Documents. Each Borrower acknowledges that the obligations of such Borrower undertaken herein might be construed to consist, at least in part, of the guaranty of obligations of persons or entities other than such Borrower (including any other Borrower party hereto) and, in full recognition of that fact, each Borrower consents and agrees that Lenders may, at any time and from time to time, without notice or demand, whether before or after any actual or purported termination, repudiation, or revocation of this Agreement, the Notes and the other Loan Documents by any one or more Borrowers, and without affecting the enforceability or continuing effectiveness hereof as to each Borrower: (i) supplement, restate, modify, amend, increase, decrease, extend, renew, accelerate, or otherwise change the time for payment or the terms of the Obligations or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (ii) supplement, restate, modify, amend, increase, decrease or waive, or enter into or give any agreement, approval, or consent with respect to, the Obligations or any part thereof, or any of the Loan Documents or any additional security or guaranties, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (iii) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the Obligations or any part thereof; (iv) accept partial payments on the Obligations; (v) receive and hold additional security or guaranties for the Obligations or any part thereof; (vi) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer, or enforce any security or guaranties, and apply any security and direct the order or manner of sale thereof as Lenders in their sole and absolute discretion may determine; (vii) release any Person from any personal liability with respect to the Obligations or any part thereof; (viii) settle, release on terms satisfactory to Lenders or by operation of applicable laws, or otherwise liquidate or enforce any Obligations and any security therefor or guaranty thereof in any manner, consent to the transfer of any security and bid and purchase at any sale; or (ix) consent to the merger, amalgamation, change, or any other restructuring or termination of the corporate or partnership existence of any Borrower or any other Person, and correspondingly restructure the Obligations, and any such merger, amalgamation, change, restructuring, or termination shall not affect the liability of any Borrower or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Obligations.

(b)     Upon the occurrence and during the continuance of any Event of Default, Lenders may enforce this Agreement, the Notes and the other Loan Documents independently as to each Borrower and independently of any other remedy or security Lenders at any time may have or hold in connection with the Obligations, and it shall not be necessary for Agent, or any Lender, to marshal assets in favor of any Borrower or any other Person or to proceed upon or against or exhaust any security or remedy before proceeding to enforce this Agreement, the Notes and the other Loan Documents. Each Borrower expressly waives any right to require Agent, or any Lender, to marshal assets in favor of any Borrower or any other Person or to proceed against any other Borrower or any Collateral provided by any Person, and agrees that Agent, on behalf of the Lenders, may proceed against Borrowers or any Collateral in such order as it shall determine in its sole and absolute discretion.

(c)       Agent may file a separate action or actions against any Borrower, whether action is brought or prosecuted with respect to any security or against any other person, or whether any other person is joined in any such action or actions. Each Borrower agrees that Agent and any Borrower and any affiliate of any Borrower may deal with each other in connection with the Obligations or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the continuing efficacy of this Agreement, the Notes or the other Loan Documents.

(d)      To the maximum extent permitted by applicable law and to the extent that a Borrower is deemed a guarantor, each Borrower expressly waives any and all defenses now or hereafter arising or asserted by reason of (i) any disability or other defense of any other Borrower with respect to the Obligations, (ii) the unenforceability or invalidity of any security or guaranty for the Obligations or lack of perfection or continuing perfection or failure of priority of any security for the Obligations, (iii) the cessation for any cause whatsoever of the liability of any other Borrower (other than by reason of the full payment and performance of all Obligations), (iv) any failure of the Agent to marshal assets in favor of Agent, on behalf of the Lenders, or any Borrower or any other person, (v) any failure of Agent to give notice of sale or other disposition of collateral to any Borrower or any other Person or any defect in any notice that may be given in connection with any sale or disposition of collateral, (vi) any failure of Lenders to comply with applicable law in connection with the sale or other disposition of any collateral or other security for any Obligations, including any failure of Agent to conduct a commercially reasonable sale or other disposition of any collateral or other security for any Obligations, (vii) any act or omission of Agent or others that directly or indirectly results in or aids the discharge or release of any Borrower or the Obligations or any security or guaranty therefor by operation of law or otherwise, (viii) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation, (ix) any failure of Agent to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person, (x) the election by Agent of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code or the equivalent thereof in Canadian Insolvency Laws, as applicable, (xi) any extension of credit or the grant of any lien under Section 364 of the United States Bankruptcy Code, or the equivalent thereof in Canadian Insolvency Laws, as applicable, (xii) any use of cash collateral under Section 363 of the United States Bankruptcy Code, or the equivalent thereof in Canadian Insolvency Laws, as applicable, (xiii) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person, (xiv) the avoidance of any lien in favor of Agent or any Lender for any reason, or (xv) any action taken by Agent or any Lender that is authorized by this Agreement or any other provision of any Loan Document. Until such time as all of the Obligations have been fully, finally, and indefeasibly paid in full in cash: (A) each Borrower hereby waives and postpones any right of subrogation it has or may have as against any other Borrower with respect to the Obligations; and (B) in addition, each Borrower also hereby waives and postpones any right to proceed or to seek recourse against or with respect to any property or asset of any other Borrower. Each Borrower expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Agreement or the other Loan Documents or of the existence, creation or incurring of new or additional Obligations.

(e)      In the event that all or any part of the Obligations at any time are secured by any one or more deeds of trust or mortgages or other instruments creating or granting liens on any interests in real property, each Borrower authorizes Agent, on behalf of the Lenders, upon the occurrence of and during the continuance of any Event of Default, at its sole option, without notice or demand and without affecting the obligations of any Borrower, the enforceability of this Agreement and the other Loan Documents, or the validity or enforceability of any liens of Lenders, to foreclose any or all of such deeds of trust or mortgages or other instruments by judicial or nonjudicial sale.

(f)      Without limiting the generality of any other waiver or other provision set forth in this Agreement, each Borrower waives all rights and defenses that such Borrower may have because the Obligations is secured by real property. This means, among other things:

(i)     Agent, on behalf of the Lenders, may collect from any Borrower without first foreclosing on any real or personal property pledged as Collateral by any other Borrower to secure the Obligations.

(ii)      If Agent, on behalf of the Lenders, forecloses on any real property pledged as Collateral by any Borrower:

(A)      the amount of the debt may be reduced only by the price for which that Collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and

(B)     Agent, on behalf of the Lenders, may collect from any Borrower even if Agent, on behalf of Lenders, by foreclosing on the real property pledged as Collateral, has destroyed any right that Borrower may have to collect from any other Borrower.

This is an unconditional and irrevocable waiver of any rights and defenses each Borrower may have because the Obligations is secured by real property.

(g)      To the fullest extent permitted by applicable law, to the extent that a Borrower is deemed a guarantor, each Borrower expressly waives any defenses to the enforcement of this Agreement and the other Loan Documents or any rights of Lenders created or granted hereby or to the recovery by Lenders against any Borrower or any other Person liable therefor of any deficiency after a judicial or nonjudicial foreclosure or sale, even though such a foreclosure or sale may impair the subrogation rights of Borrowers and may preclude Borrowers from obtaining reimbursement or contribution from other Borrowers. To the fullest extent permitted by applicable law, each Borrower expressly waives any suretyship defenses or benefits that it otherwise might or would have under applicable law. WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER WAIVES ALL RIGHTS AND DEFENSES ARISING OUT OF AN ELECTION OF REMEDIES BY LENDERS, EVEN THOUGH THAT ELECTION OF REMEDIES, SUCH AS A NONJUDICIAL FORECLOSURE WITH RESPECT TO SECURITY FOR THE OBLIGATIONS, HAS DESTROYED SUCH BORROWER’S RIGHTS OF SUBROGATION AND REIMBURSEMENT AGAINST THE OTHER BORROWERS BY OPERATION OF LAW.

12.20.    Judgment Currency.

(a)       If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due to the Agent or any Lender in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, such Agent or Lender could purchase the Original Currency with the Other Currency on the Business Day preceding the day on which final judgment is given or, if permitted by applicable law, on the day on which the judgment is paid or satisfied.

(b)       The obligations of the Loan Parties in respect of any sum due in the Original Currency from it to the Agent or the Lenders under any of the Loan Documents shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Agent of any sum adjudged to be so due in the Other Currency, the Agent may, in accordance with normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Agent in the Original Currency, the Borrowers agree, as a separate obligation and notwithstanding the judgment, to indemnify the Agent, against any loss, and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Agent in the Original Currency, the Agent shall remit such excess to the Borrowers (or to any other Person who may be entitled thereto under applicable law).

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first written above.

BORROWERS

Allure Global Solutions, Inc., a Georgia corporation

By:	/s/ Richard Mills
Name: Richard Mills
Title: Chief Executive Officer, President, Chief Financial
Officer, Treasurer and Secretary

Borrower’s Address for Notices: 13100 Magisterial Drive, Suite 102 Louisville, KY 40223 Attention: Richard Mills Email: rick.mills@cri.com

With a copy to (which shall not constitute notice): Taft Stettinius & Hollister LLP 2200 IDS Center 80 South Eighth Street Minneapolis, MN 55402 Attention: Brad Pederson

[Signature Page to Amended and Restated Credit Agreement]

Reflect Systems, Inc., a Delaware corporation

By:	/s/ Richard Mills
Name: Richard Mills
Title: Chief Executive Officer, Chief Financial Officer and Secretary

Borrower’s Address for Notices:

13100 Magisterial Drive, Suite 102

Louisville, KY 40223

Attention: Richard Mills

Email: rick.mills@cri.com

With a copy to (which shall not constitute notice):

Taft Stettinius & Hollister LLP

2200 IDS Center

80 South Eighth Street

Minneapolis, MN 55402

Attention: Brad Pederson

[Signature Page to Amended and Restated Credit Agreement]

Creative Realities, Inc., a Minnesota corporation

By:	/s/ Richard Mills
Name: Richard Mills Title: Chief Executive Officer and interim Chief Financial Officer

Borrower’s Address for Notices:

13100 Magisterial Drive, Suite 102

Louisville, KY 40223

Attention: Richard Mills

Email: rick.mills@cri.com

With a copy to (which shall not constitute notice):

Taft Stettinius & Hollister LLP

2200 IDS Center

80 South Eighth Street

Minneapolis, MN 55402

Attention: Brad Pederson

[Signature Page to Amended and Restated Credit Agreement]

1001372953 Ontario Inc., an Ontario corporation

By:	/s/ Richard Mills
Name: Richard Mills Title: Chief Executive Officer and Director

Borrower’s Account:

Borrower’s Address for Notices:

13100 Magisterial Drive, Suite 102

Louisville, KY 40223

Attention: Richard Mills

Email: rick.mills@cri.com

With a copy to (which shall not constitute notice):

Taft Stettinius & Hollister LLP

2200 IDS Center

80 South Eighth Street

Minneapolis, MN 55402

Attention: Brad Pederson

[Signature Page to Amended and Restated Credit Agreement]

DDC Group International Inc., an Ontario corporation

By:	/s/ Richard Mills
Name: Richard Mills Title: Chief Executive

Borrower’s Address for Notices:

13100 Magisterial Drive, Suite 102

Louisville, KY 40223

Attention: Richard Mills

Email: rick.mills@cri.com

With a copy to (which shall not constitute notice):

Taft Stettinius & Hollister LLP

2200 IDS Center

80 South Eighth Street

Minneapolis, MN 55402

Attention: Brad Pederson

[Signature Page to Amended and Restated Credit Agreement]

Cineplex Digital Media Inc., an Ontario corporation

By:	/s/ Richard Mills
Name: Richard Mills Title: Chief Executive Officer

Borrower’s Address for Notices:

13100 Magisterial Drive, Suite 102

Louisville, KY 40223

Attention: Richard Mills

Email: rick.mills@cri.com

With a copy to (which shall not constitute notice):

Taft Stettinius & Hollister LLP

2200 IDS Center

80 South Eighth Street

Minneapolis, MN 55402

Attention: Brad Pederson

[Signature Page to Amended and Restated Credit Agreement]

Cineplex Digital Media U.S. Inc., a Delaware corporation

By:	/s/ Richard Mills
Name: Richard Mills Title: President, Secretary and Treasurer

Borrower’s Address for Notices:

13100 Magisterial Drive, Suite 102

Louisville, KY 40223

Attention: Richard Mills

Email: rick.mills@cri.com

With a copy to (which shall not constitute notice):

Taft Stettinius & Hollister LLP

2200 IDS Center

80 South Eighth Street

Minneapolis, MN 55402

Attention: Brad Pederson

[Signature Page to Amended and Restated Credit Agreement]

The following Persons are signatories to this Agreement in their capacity as Loan Parties, but not as a Borrower.

LOAN PARTIES

Creative Realities Canada, Inc., an Ontario corporation

By:	/s/ Richard Mills
Name: Richard Mills Title: Chief Executive Officer

Address for Notices:

13100 Magisterial Drive, Suite 102

Louisville, KY 40223

Attention: Richard Mills

Email: rick.mills@cri.com

With a copy to (which shall not constitute notice):

Taft Stettinius & Hollister LLP

2200 IDS Center

80 South Eighth Street

Minneapolis, MN 55402

Attention: Brad Pederson

[Signature Page to Amended and Restated Credit Agreement]

The following Persons are signatories to this Agreement in their capacity as Agent and/or a Lender.

FIRST MERCHANTS BANK as Agent and a Lender

By:	/s/ James M. Stehlik
James M. Stehlik, First Vice President

Agent’s and Lender’s Address for Notices: 8711 River Crossing Blvd. Indianapolis, Indiana 46240 Attention: James M. Stehlik, First Vice President Email: jstehlik@firstmerchants.com

[Signature Page to Amended and Restated Credit Agreement]

NORTHWEST BANK as Lender

By:	/s/ Jeffrey Dears
Jeffrey Dears, as Senior Vice President

Lender’s Address for Notices: 100 Liberty Street Warren, Pennsylvania 16365 Attention: Jeffrey Dears, as Senior Vice President Email: jeffrey.dears@northwest.com

[Signature Page to Amended and Restated Credit Agreement]

AXOS BANK as Lender

By:	/s/s Anthony De Angelis
Anthony DeAngelis, as Managing Director

Lender’s Address for Notices: 4350 La Jolla Village Drive, Suite 140 San Diego, California 92122 Attention: Anthony DeAngelis Email: anthony.deangelis@axosbank.com

[Signature Page to Amended and Restated Credit Agreement]

ANNEX A
to
CREDIT AGREEMENT

LETTERS OF CREDIT

(a)          Issuance.

(i)        Subject to the terms and conditions of this Agreement, Agent and Lenders agree to incur, from time to time prior to the Commitment Termination Date, upon the request of a Borrower and for such Borrower’s or its Subsidiary’s account, Letter of Credit Obligations with respect to Letters of Credit issued by L/C Issuer for such Borrower’s or its Subsidiary’s account. A Borrower shall give Agent at least five (5) Business Days prior written notice requesting the incurrence of any Letter of Credit Obligation. The notice shall be accompanied by a completed Letter of Credit application. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by a Borrower and communications by Agent and L/C Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and between such Borrower and L/C Issuer. Borrowers hereby authorize L/C Issuer and Agent to accept, act upon, and treat as genuine and original (but without any obligation of L/C Issuer or Agent to do any of the foregoing) applications, authorizations, and other requests regardless of the manner communicated, including those sent or communicated via overnight courier, certified or non-certified mail, fax, email, electronic code, or phone, so long as L/C Issuer does not have actual knowledge that a particular application, authorization, or other request is not authorized by a Borrower.

(ii)        Letters of Credit issued hereunder shall constitute utilization of the Commitments. A Letter of Credit shall be issued, extended, reinstated, or otherwise amended only if (and upon issuance, extension, reinstatement or other amendment of each Letter of Credit Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, extension, reinstatement or other amendment (i) the aggregate amount of Letter of Credit Obligations shall not at any time exceed $2,500,000 (the “L/C Sublimit”); (ii) no Lender will exceed its individual Commitment; and (iii) the aggregate amount of all borrowings and Letter of Credit Obligations incurred under this Agreement shall not exceed the total Commitments; and (iv) the aggregate amount of all outstanding Revolving Credit Advances and Letter of Credit Obligations incurred under this Agreement shall not exceed the Borrowing Base.

(iii)       Borrowers are responsible for preparing or approving the text of each Letter of Credit as submitted to and as issued by L/C Issuer and as received by the beneficiary, notwithstanding any drafting recommendations or forms provided by L/C Issuer. L/C Issuer’s recommendation or drafting of text or L/C Issuer’s use or non-use or refusal to use text submitted by a Borrower shall not affect Borrowers’ ultimate responsibility. Borrowers are responsible for L/C Issuer’s failure to apply, or to observe standard practice as applied to, Letter of Credit terms or conditions, and for terms or conditions that (A) are erroneous, ambiguous, inconsistent, insufficient, ineffective, or illegal, (B) require L/C Issuer to respond to a demand in fewer than three (3) Business Days, or (C) require or allow a Borrower to sign, issue, or present a document. Notwithstanding anything to the contrary in this Agreement, L/C Issuer’s obligation to issue, amend, or extend the expiration date of a Letter of Credit is subject to its review and approval of the proposed terms of the Letter of Credit (and any amendment thereof) in its sole discretion. Each Borrower represents and warrants to L/C Issuer that such Borrower is familiar with, and understands, applicable Law and letter of credit practice. If requested by L/C Issuer, a Borrower will execute, deliver, and submit a letter of credit application and reimbursement agreement on L/C Issuer’s standard forms in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any such letter of credit application or reimbursement agreement, the terms and conditions of this Agreement will control, for so long as a Borrower and L/C Issuer are subject thereto. Notwithstanding anything to the contrary in this Agreement but subject to Borrowers’ ultimate responsibility as set forth above in this paragraph (a), L/C Issuer’s obligation to issue, amend, or extend the expiration date of a Letter of Credit is subject to its review and approval of the proposed terms of the Letter of Credit (and any amendment thereof) in its sole discretion.

[Annex A to Credit Agreement]

(iv)    A Borrower will notify L/C Issuer in writing no later than three (3) Business Days after a Borrower first becomes aware of any objection such Borrower may have to L/C Issuer’s issuance or amendment of a Letter of Credit, L/C Issuer’s acceptance or rejection of a presentation under any Letter of Credit, or any other action or inaction taken or proposed to be taken by L/C Issuer under or in connection with this Agreement or any other agreement, document, or instrument relating hereto; provided, however, that if L/C Issuer reasonably believes that it is obligated to take any action, including, but not limited to, the payment on a Letter of Credit in a period of time less than three (3) Business Days, L/C Issuer is allowed to take such action without liability to such Borrower. A Borrower’s failure to give timely and specific notice of objection shall automatically waive Borrowers’ objection, authorize or ratify L/C Issuer’s action or inaction, and absolutely preclude Borrowers from raising the objection as a defense or claim against L/C Issuer (or any Indemnitee). If L/C Issuer approaches a Borrower for a waiver of discrepancies in a presentation, then such Borrower must respond within three (3) Business Days. L/C Issuer may treat such Borrower’s failure to respond as a waiver of the indicated discrepancies, but need not itself accept such Borrower’s implied or express waiver of discrepancies as binding on L/C Issuer. A Borrower’s acceptance or retention of any documents presented under or in connection with a Letter of Credit (including, but not limited to, originals or copies of documents sent directly to such Borrower) or of any property for which payment is supported by any Letter of Credit shall ratify L/C Issuer’s honor of the relevant presentation and absolutely preclude Borrowers from raising a defense or claim against L/C Issuer (or any Indemnitee) with respect to such honor.

(b)         Expiration Date. Except for Evergreen Letters of Credit that are subject to the terms and conditions set forth in this paragraph, no Letter of Credit shall have an expiration date that is later than the earlier of (i) one year following the date of issuance thereof (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, one year after the then‑current expiration date of such Letter of Credit) unless otherwise permitted by L/C Issuer (subject to the other provisions of this Agreement) and (ii) the date that is five (5) Business Days before the Commitment Termination Date, and neither Agent nor Lenders shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase or acquire participations in, any Letter of Credit having an expiration date that is later than the Commitment Termination Date. If a Borrower so requests in any notice requesting the issuance of a Letter of Credit (or the amendment of an outstanding Letter of Credit), L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Evergreen Letter of Credit”), provided that any such Evergreen Letter of Credit shall permit L/C Issuer to prevent any such extension at least once in each one-year period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such one-year period to be agreed upon by a Borrower and L/C Issuer at the time such Letter of Credit is issued. Unless otherwise directed by L/C Issuer, a Borrower shall not be required to make a specific request to L/C Issuer for any such extension. Once an Evergreen Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) L/C Issuer to permit the extension of such Letter of Credit at any time to an expiration date not later than the expiration date permitted under this paragraph.

[Annex A to Credit Agreement]

(c)          Participations.

(i)       By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of L/C Issuer or the Lenders, L/C Issuer hereby grants to each Lender, and each Lender hereby acquires from L/C Issuer, a participation in such Letter of Credit and the related Letter of Credit Obligations equal to such Lender’s Pro Rata Share. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph is absolute, unconditional, and irrevocable and shall not be affected by any circumstance whatsoever, including any extension, reinstatement or other amendment of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

(ii)       In consideration and in furtherance of the foregoing, each Lender hereby absolutely, unconditionally, and irrevocably agrees to pay to Agent, for account of L/C Issuer, such Lender’s Pro Rata Share of each payment made by L/C Issuer promptly upon the request of L/C Issuer at any time from the time of such payment until such payment is reimbursed by Borrowers or at any time after any reimbursement payment is required to be refunded to Borrowers for any reason, including after the Commitment Termination Date. Such payment by each Lender shall be made without any offset, abatement, withholding, or reduction whatsoever (including without limitation any offset, abatement, withholding or reduction relating to or arising out of those matters set forth in paragraph (h) below), and shall be made in the same manner as provided in this Agreement with respect to Revolving Credit Advances (and such provisions shall apply, mutatis mutandis, to the payment obligations of the Lenders under this paragraph). Agent shall promptly pay to L/C Issuer the amounts so received by it from the Lenders. Promptly following receipt by Agent of any payment from Borrowers pursuant to paragraph (d) below, Agent shall distribute such payment to L/C Issuer or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse L/C Issuer, to such Lenders and L/C Issuer as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse L/C Issuer for any payment under a Letter of Credit shall not constitute an Advance and shall not relieve Borrowers of their obligation to reimburse such Letter of Credit payment, unless Borrowers has financed such payment with a Swing Line Advance in accordance with the terms of this Agreement.

(iii)       Each Lender acknowledges and agrees that its participation in each Letter of Credit and the related Letter of Credit Obligations will be automatically adjusted to reflect adjustments in such Lender’s Pro Rata Share from time to time.

(iv)        The obligations of Lenders under the paragraphs above shall be for the benefit of Agent and L/C Issuer and may be enforced by L/C Issuer.

(d)          Reimbursement and Interim Interest.

(i)         If L/C Issuer shall make any disbursement in respect of a Letter of Credit, Borrowers shall reimburse L/C Issuer by paying to Agent an amount equal to such disbursement in immediately available U.S. dollars, without withholding, deduction, or setoff, not later than 1:00 p.m. prevailing local time in Indianapolis, Indiana on (i) the Business Day that a Borrower receives notice of L/C Issuer’s disbursement, if such notice is received prior to 10:00 a.m. prevailing local time in Indianapolis, Indiana; or (ii) the Business Day immediately following the day that a Borrower receives such notice, if such notice is not received prior to such time, with interest at the rate applicable to Revolving Credit Advances for the additional calendar day(s) elapsed; provided that, if such disbursement by L/C Issuer is not less than $100,000, Borrowers may, subject to the conditions to borrowing set forth in this Agreement, request in accordance with Section 2.1 or 2.3 that such payment be financed with a Revolving Credit Advance in an equivalent amount, and to the extent so financed, a Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Credit Advance. L/C Issuer’s records showing the dates and amounts of payments due and disbursements made shall be presumed correct and complete and, if Borrowers does not object within five (5) Business Days after receiving the information, shall be final. If Borrowers fail to make such payment when due, Agent shall notify each Lender of the applicable payment under the Letter of Credit, the payment then due from Borrowers in respect thereof, and such Lender’s Pro Rata Share thereof.

[Annex A to Credit Agreement]

(ii)         If Borrowers fails to reimburse L/C Issuer for any amount disbursed when due pursuant to paragraph (d)(i) above, then the unpaid amount shall bear interest, for each day from and including the date such disbursement is made to but excluding the date that Borrowers reimburses L/C Issuer for such disbursement, at the Default Rate. Interest accrued pursuant to this paragraph shall be for account of L/C Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (c)(ii) above to reimburse L/C Issuer shall be for account of such Lender to the extent of such payment.

(e)          Limitations. L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(i)        any order, judgment, or decree of any Governmental Authority or arbitrator shall enjoin or restrain, or purport to enjoin or restrain, L/C Issuer from issuing such Letter of Credit, or request that such L/C Issuer refrain from, or, if in the sole discretion of L/C Issuer, any Law applicable to L/C Issuer shall prohibit the issuance of letters of credit generally or such Letter of Credit in particular, or any such order, judgment or decree, or Law shall impose upon L/C Issuer with respect to such Letter of Credit any restriction, reserve, capital or liquidity requirement (for which L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon L/C Issuer any unreimbursed loss, cost, or expense that was not applicable on the Closing Date and that L/C Issuer in good faith deems material to it;

(ii)         the issuance of such Letter of Credit would violate one or more policies of L/C Issuer;

(iii)        except as otherwise agreed by Agent and L/C Issuer, such Letter of Credit is in an initial amount less than $500,000; or

(iv)        any Lender is at that time a Defaulting Lender, unless L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to L/C Issuer (in its sole discretion) with Borrowers or such Lender to eliminate L/C Issuer’s actual or potential fronting exposure (after giving effect to any reallocation under Section 2.12) with respect to the Defaulting Lender arising from either such Letter of Credit then proposed to be issued or such Letter of Credit and all other Letter of Credit Obligations as to which L/C Issuer has actual or potential fronting exposure, as it may elect in its sole discretion.

L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(f)           Cash Collateral.

(i)        If Borrowers are required to provide cash collateral for any Letter of Credit Obligations pursuant to this Agreement, including Section 9.2 of this Agreement, prior to the Commitment Termination Date, Borrowers will pay to Agent for the ratable benefit of itself and Lenders cash or Cash Equivalents acceptable to Agent (“Cash Collateral”) in an amount equal to 105% of the Letter of Credit Obligations plus accrued and unpaid interest thereon. Such Cash Collateral shall be held by Agent and pledged to, and subject to the control of, Agent, for the benefit of Agent, Lenders, and L/C Issuer. Each Borrower hereby pledges and grants to Agent, on behalf of itself and Lenders, a security interest in all such Cash Collateral and all Proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due. This Agreement, including this paragraph (f)(i), shall constitute a security agreement under applicable Law.

[Annex A to Credit Agreement]

(ii)         If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, Borrowers shall provide Cash Collateral within two (2) Business Days therefor in the manner described, and subject to the terms and conditions as set forth, above.

(iii)         From time to time after funds are deposited as Cash Collateral by a Borrower, whether before or after the Commitment Termination Date, Agent may apply such funds then held by it to the payment of any amounts, and in such order as Agent may elect, as shall be or shall become due and payable by Borrowers to Agent and Lenders with respect to such Letter of Credit Obligations of Borrowers and, upon the satisfaction in full of all Letter of Credit Obligations of Borrowers, to any other Obligations then due and payable.

(iv)         No Borrower nor any Person claiming on behalf of or through such Borrower shall have any right to withdraw any of the Cash Collateral, except that upon the termination of all Letter of Credit Obligations (which requires the return of all original Letters of Credit) and the payment of all amounts payable by Borrowers to Agent and Lenders in respect thereof, any remaining Cash Collateral shall be applied to other Obligations then due and owing and upon payment in full of such Obligations any remaining amount shall be paid to Borrowers or as otherwise required by Law. Interest earned, if any, on Cash Collateral shall be held as additional collateral.

(g)        Fees and Expenses. In addition to the Letter of Credit Fees payable pursuant to Section 2.4(e)(iii) of this Agreement, Borrowers shall pay to L/C Issuer, on demand, such Letter of Credit Fees as are set forth from time to time in L/C Issuer’s Fee schedule for letters of credit. Borrowers acknowledge that L/C Issuer may modify such Fee schedule at any time and will communicate such new Fee schedule information to Borrowers as required in the notice provision hereunder. Such new Fees will be effective thirty (30) days after such notice and shall apply as of such date to all existing and future Letters of Credit issued by L/C Issuer. In the event of any inconsistency between the Fees set forth in this Agreement and the Fees set forth in such Fee schedule, the Fees set forth in this Agreement will control.

(h)       Obligations Absolute. The obligation of Borrowers to reimburse L/C Issuer, Agent, and Lenders for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional, and irrevocable, and not subject to abatement, reduction, withholding, deduction, deferment, interruption, recoupment, or other right (whether legal, equitable, or otherwise) for any reason whatsoever, without necessity of presentment, demand, protest, or other formalities, and the obligations of each Lender to make payments to Agent with respect to Letters of Credit shall be absolute, unconditional, and irrevocable. Such obligations of Borrowers and Lenders shall be paid strictly in accordance with the terms hereof under all circumstances, including and/or despite any of the following:

(i)          any lack of validity or enforceability of any Letter of Credit or this Agreement or the other Loan Documents or any other agreement;

(ii)        the existence of any claim, setoff, defense (including suretyship), or other right that any Borrower or any of its Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Agent, any Lender, or any other Person, whether in connection with this Agreement, the Letter of Credit, the transactions contemplated herein or therein, or any unrelated transaction (including any underlying transaction between any Borrower or any of its Affiliates and the beneficiary for which the Letter of Credit was procured);

[Annex A to Credit Agreement]

(iii)        any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect;

(iv)         payment by Agent or L/C Issuer under any Letter of Credit or guaranty thereof against presentation of a demand, draft, certificate, or other document that does not comply with the terms of such Letter of Credit or such guaranty;

(v)         the fact that a Default or an Event of Default has occurred and is continuing;

(vi)       any bankruptcy, insolvency, receivership, reorganization, or similar proceeding discharging or otherwise affecting any Borrower or any of its Affiliates;

(vii)        Agent’s, L/C Issuer’s, or any other Lender’s rights and remedies with respect to any collateral;

(viii)       Any Borrower’s claims, rights, or remedies against any of its Affiliates;

(ix)         Agent’s, L/C Issuer’s, or any other Lender’s waiver or release of any obligation of any Borrower;

(x)         any amendment, supplement, restatement, or renewal of this Agreement or any other agreement, document, or instrument relating hereto;

(xi)         any loss or damage to any collateral;

(xii)       the failure of any lien or security interest in favor of Agent (for the benefit of the Lenders) to attach, be perfected or recorded, or remain perfected or recorded;

(xiii)      Agent’s release of any collateral, or taking of additional collateral; or

(xiv)     any other circumstance or event whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder, and each Borrower waives any and all rights with respect to all of the foregoing.

(i)           L/C Issuer Discretion.

(i)         For a Borrower’s account, L/C Issuer may at any time provide in a Letter of Credit or otherwise agree to do or do the following:

(A)      send the Letter of Credit via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) network and bind Borrowers directly and as an indemnifier to the rules applicable to SWIFT messages (including, but not limited to, rules obligating Borrowers or L/C Issuer to pay bank charges);

[Annex A to Credit Agreement]

(B)       assert, waive, or, with any necessary consent from the beneficiary or other person or entity, amend any provision in the Letter of Credit or applicable practice that primarily concerns issuer operations including, but not limited to, (A) identification of the Letter of Credit in any presentation, (B) marking of the Letter of Credit to reflect a transfer, payment, or other action, (C) specification of the business days and hours, manner, and place for L/C Issuer receiving a presentation, effecting honor, and giving notice of dishonor under the Letter of Credit, (D) duration of the period(s) for examination, approaching Borrowers for a waiver, or sending a notice of refusal, (E) disposition of the beneficiary’s documents after dishonor or while approaching Borrowers for a waiver, and (F) replacement of a lost Letter of Credit or recognition of a successor beneficiary;

(C)        discount an accepted draft or deferred payment undertaking incurred under the Letter of Credit, at the request of the beneficiary or other third party, without affecting the amount or due date of Borrowers’ obligations to reimburse or pay fees to L/C Issuer;

(D)       select any branch, bank office, or L/C Issuer affiliate or any other bank or financial institution or affiliate for issuing, advising, transferring, confirming, and/or nominating bank or person or entity under the law and practice of the place where it acts (if the Letter of Credit permits advice, transfer, confirmation, and/or nomination) to act under contract with L/C Issuer as a letter of credit processing agent for L/C Issuer in L/C Issuer’s issuance of the Letter of Credit or processing of demands or in any other action that L/C Issuer is required or permitted to take under the Letter of Credit;

(E)      accept documents that appear on their face to be in substantial compliance with the terms and conditions of a Letter of Credit without responsibility for further investigation and disregarding any information or data outside of the face of the documents, regardless of any notice or information to the contrary, and may honor and make payment upon any presentation that appears on its face to substantially comply with the terms and conditions of a Letter of Credit, whether or not the Letter of Credit requires strict compliance and without regard to any non-documentary condition in such Letter of Credit (including, but not limited to, honor of a draft that is non-negotiable or informal, honor up to the amount available under the Letter of Credit of a demand claiming more than that amount, honor of a draft or other document that lacks a reference to the Letter of Credit, honor of a presentation of documents that include inconsistent extraneous data, and allowance of a grace period of one business day for timing requirements under the Letter of Credit);

(F)         decline to accept any documents and make payment if such documents are not in strict compliance with the terms and conditions of a Letter of Credit;

(G)        provide for or submit to arbitration, mediation, DOCDEX (the ICC Banking Commission’s informal dispute resolution service), or the like for the resolution of some or all disputes with the beneficiary or other person or entity; and

(H)         replace a purportedly lost, stolen, or destroyed original Letter of Credit or amendment thereto with a replacement marked as such or waive a requirement for its presentation.

[Annex A to Credit Agreement]

(ii)      Unless specifically committed to do so in a writing signed by L/C Issuer, L/C Issuer is not required to issue any Letter of Credit amendment. If the Letter of Credit may be extended or terminated by a notice given or other action taken by L/C Issuer (with or without the passage of time), then, whether or not requested to do so by Borrowers, L/C Issuer shall have the right to give such notice or take such action, to fail or refuse to do so, or to fail to retain proof of doing so. If L/C Issuer gives such notice or takes such action at a Borrower’s request, then Borrowers shall obtain the beneficiary’s acknowledgement and, in the case of Letter of Credit termination, return the original Letter of Credit. If L/C Issuer fails or refuses to give notice of non-extension or termination at Borrowers’ timely written request, then L/C Issuer’s Letter of Credit Fees shall be calculated as if L/C Issuer had given such notice or taken such action.

(iii)     If the beneficiary or another person or entity claims that L/C Issuer has wrongfully repudiated or dishonored a Letter of Credit, then L/C Issuer shall have the right to defend or settle the claim, with or without joining a Borrower in any proceeding or negotiation and without regard to whether the claimant asserts that L/C Issuer is precluded from relying on a valid defense. Borrowers shall have the obligation to mitigate damages and, if L/C Issuer pays or settles a claim then Borrowers will reimburse, indemnify, account for any benefits, and cooperate with L/C Issuer as subrogee.

(iv)      L/C Issuer’s actions in one or more instances shall not waive its right, with or without notice to Borrowers, to use its discretion differently in other similar instances and shall not establish a course of conduct on which Borrowers may rely in any other instances under the same or other Letter of Credit.

(j)           Indemnification; Nature of Duties.

(i)       In addition to amounts payable as elsewhere provided in this Agreement, each Borrower hereby jointly and severally agrees to pay and to protect, indemnify, and save harmless Agent, L/C Issuer, and each Lender, and each other Indemnitee, from and against any and all claims, demands, liabilities, damages, losses, costs, charges, and expenses (including reasonable and documented out-of-pocket attorneys’ fees) that Agent, L/C Issuer, or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty thereof, (B) the failure of Agent or any Lender seeking indemnification or of L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, (C) arising from or incurred in connection with any breach of a representation, warranty, or covenant by a Borrower; (D) arising out of or resulting from any suit, action, claim, proceeding, or governmental investigation, pending or threatened, whether based on statute, regulation, or order, or tort, or contract, or otherwise, before any court or governmental authority (and irrespective of who may be the prevailing party); (E) arising out of or in connection with any payment or action taken in connection with any Letter of Credit, including, without limitation, any action or proceeding seeking to restrain any drawing under a Letter of Credit or to compel or restrain any payment or any other action under a Letter of Credit or this Agreement (and irrespective of who may be the prevailing party); or (F) arising out of or in connection with any act or omission of any governmental authority or other cause beyond the Indemnitee’s reasonable control; except in each case to the extent such claim, liability, loss, damage, tax, penalty, interest, judgment, cost, or expense is found to have resulted from the gross negligence or willful misconduct of an Indemnitee (as finally determined by a court of competent jurisdiction in a non-appealable matter).

[Annex A to Credit Agreement]

(ii)      As between Agent, L/C Issuer, and any Lender and any Borrower, each Borrower assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by, beneficiaries of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by Law, none of Agent, L/C Issuer, or any Lender shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness, or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent, or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any Letter of Credit to comply fully and strictly with the conditions required in order to demand payment under such Letter of Credit; (D) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (H) any consequences arising from causes beyond the control of Agent, L/C Issuer, or any Lender. None of the above shall affect, impair, or prevent the vesting of any of Agent’s, L/C Issuer’s, or any Lender’s rights or powers hereunder or under this Agreement.

(iii)        Limitations on Remedies.

(A)         Nothing contained herein shall be deemed to limit or to expand any waivers, covenants, or indemnities made by a Borrower in favor of L/C Issuer in any letter of credit application, reimbursement agreement, or similar document, instrument, or agreement between a Borrower and L/C Issuer.

(B)    EXCEPT AS MAY BE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER L/C ISSUER (NOR ANY OTHER INDEMNITEE) SHALL BE LIABLE TO ANY BORROWER IN CONTRACT, TORT, OR OTHERWISE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES.

(C)         Each Borrower must take action to avoid and reduce the amount of damages claimed against L/C Issuer (or other Indemnitee, as applicable).

(D)        Each Borrower’s aggregate remedies against L/C Issuer for honoring a presentation or retaining honored documents in breach of L/C Issuer’s obligations to such Borrower (whether arising under this Agreement, any other agreement, document, or instrument relating hereto, applicable letter of credit practice or law, or any other applicable law) are limited to the aggregate amounts paid by such Borrower to L/C Issuer with respect to the honored presentation.

(E)       In any dispute or litigation between any Borrower and L/C Issuer, Borrowers shall jointly and severally pay L/C Issuer’s reasonable attorneys’ fees, expert witness fees, and other expenses of litigation or dispute resolution, unless Borrowers obtains a non-appealable award for damages against L/C Issuer, as so ordered by a court of competent jurisdiction. If a Borrower prevails in an action based on forgery or fraud of the beneficiary or other presenter, this does not relieve such Borrower from its obligation to pay L/C Issuer’s fees and expenses in contesting the entry or maintenance of injunctive relief.

(iv)         L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and L/C Issuer shall have all of the benefits and immunities (A) provided to Agent in Section 11.6 of this Agreement with respect to any acts taken or omissions suffered by L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Letter of Credit documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Section 11.6 of this Agreement included L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to L/C Issuer.

[Annex A to Credit Agreement]

(v)        Each Borrower, Agent, and Lenders each agree that, in the absence of gross negligence or willful misconduct on the part of L/C Issuer (as finally determined by a court of competent jurisdiction), L/C Issuer will be deemed to have exercised care in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(k)         Letters of Credit Issued for account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Borrowers shall be obligated as a primary obligor as set forth herein for any and all drawings under such Letter of Credit, and irrevocably waives any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries. To the extent that any Letter of Credit is issued for the account of any Subsidiary of a Borrower, each Borrower agrees that (i) such Subsidiary shall have no rights against L/C Issuer, Agent, or any Lender and each Borrower shall hold L/C Issuer, Agent and any such Lender harmless with respect to any claim or other attempted exercise of rights by such Subsidiary against any of them, (ii) each Borrower shall be responsible for the obligations in respect of such Letter of Credit under this Agreement and any application or reimbursement agreement, (iii) each Borrower shall have the sole right to give instructions and make agreements with respect to this Agreement and the Letter of Credit, and the disposition of documents related thereto, and (iv) each Borrower shall have all powers and rights in respect of any security arising in connection with the Letter of Credit and the transactions related thereto. Borrowers shall, at the request of L/C Issuer, cause such Subsidiary to execute and deliver an agreement confirming the terms specified in the immediately preceding sentence and acknowledging that it is bound thereby.

(l)         Rules of Practice. Unless otherwise expressly agreed by L/C Issuer and Borrowers when a Letter of Credit is issued by it, (i) the rules of the International Standby Practices, ICC Publication No. 590 (as amended, supplemented, restated, and/or republished from time to time, the “ISP”) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (as amended, supplemented, restated, and/or republished from time to time, the “UCP”) shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, L/C Issuer shall not be responsible to Borrowers for, and L/C Issuer’s rights and remedies against Borrowers shall not be impaired by, any action or inaction of L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Laws or any order of a jurisdiction where L/C Issuer, the beneficiary, or any advising, transferring, confirming, or nominated bank or person or entity is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade, or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such laws or practice rules.

(m)       Survival. The provisions of this Annex A shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively), any termination of this Agreement, and the assignment of any rights hereunder.

[Annex A to Credit Agreement]

ANNEX B
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CREDIT AGREEMENT

Each Loan Party shall, and shall cause its Subsidiaries to, establish and maintain the Cash Management Systems described below:

(a)        Until the Termination Date, Borrowers shall (i) (A) establish on the Closing Date and thereafter maintain the Collection Account at Agent, (ii) request in writing and otherwise take such reasonable steps, as soon as practicable after the Closing Date, to ensure that all Account Debtors forward payment directly to the Collection Account in the case of electronic Remittances and (iii) utilize, as soon as practicable after the Closing Date (the “Electronic Deposit Activation Date”), Agent’s electronic deposit and cash management system (i.e., to scan and create an electronic file containing an electronic image of the Remittance data) to deposit, on each Business Day, all paper Remittances received by a Borrower on and after such Electronic Deposit Activation Date directly into the applicable Collection Account. No Loan Party shall notify any customer or account debtor to pay any Remittance to any other place or address other than a Borrower’s headquarters (in the case of paper Remittances) or the Collection Account (in the case of electronic Remittances) without Agent’s prior written consent.

(b)        Until the Termination Date, Borrowers shall maintain, in their name, the Disbursement Account at Agent into which Agent shall, at the written direction of Borrowers or in accordance with Section 2.3 of this Agreement, from time to time, deposit proceeds of Revolving Credit Advances made to, or for the benefit or on behalf of, a Borrower pursuant to Section 2.1 or, as applicable, Section 2.3 of this Agreement for use by a Borrower in accordance with the provisions of Section 4.14 of this Agreement.

(c)      During a Cash Dominion Period, (i) all available funds received in the Collection Account, in excess of an aggregate amount equal to $0.00, will be automatically swept each Business Day from the Collection Account and immediately applied to the outstanding balance of the Revolving Loan, without the need for any further notice by Agent to any Borrower, (ii) no Loan Party shall, and shall not cause or permit any Subsidiary thereof to, accumulate or maintain cash in the Disbursement Account or payroll accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements, and (iii) the Collection Account will be subject only to the signing authority designated from time to time by Agent, and no Borrower nor any Person other than Agent shall have any control over such deposits or funds, and Agent shall have sole access to the Collection Account during a Cash Dominion Period. Notwithstanding the foregoing, (A) at any time that Agent is providing automatic funding to the Disbursement Account pursuant to Section 2.3 of this Agreement, all available funds received in the Collection Account, in excess of an aggregate amount equal to $0.00 will be automatically swept each Business Day from the Collection Account and immediately applied to the outstanding balance of the Revolving Loan as provided in this Agreement, without the need for any further notice by Agent to a Borrower and (B) the Loan Parties may maintain (1) the Petty Cash Accounts subject to (1) Section 5.2(d) of this Agreement and (2) the terms of this Annex B. If any such Petty Cash Account is the subject of a deposit account control agreement with Agent, Agent, in its sole discretion, may elect to transfer all collected funds in such Petty Cash Account to the Collection Account in accordance with the applicable deposit account control agreement.

(d)       During a Cash Dominion Period, Agent reserves the right to require the Loan Parties to establish at Agent and maintain lock boxes (collectively, “Lock Boxes”). If any Lock Box is established, then the Loan Parties will promptly request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to each such Lock Box in the case of paper Remittances. Upon collection into a Lock Box and subject to, and in accordance with, the terms and conditions of the Bank Products provided by Agent to Borrowers, all Remittances received in the applicable Lock Box shall be deposited by Agent into the Collection Account. If any Lock Box is established, no Loan Party shall notify any customer or account debtor to pay any paper Remittance to any other place or address other than the Lock Boxes without Agent’s prior written consent.

[Annex B to Credit Agreement]

(e)       The Lock Boxes (if any), the Disbursement Account and the Collection Account shall be cash collateral accounts, with all Remittances in such accounts securing payment of the Advances and all other Obligations, and in which each Loan Party and each Subsidiary thereof shall have granted a Lien to Agent pursuant to the Security Agreement and/or the Canadian Security Agreement, as applicable.

(f)          All amounts deposited in the Collection Account shall be deemed received by Agent in accordance with Section 2.7 of this Agreement and shall be applied (and allocated) by Agent in accordance with this Agreement. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.

(g)         Each Loan Party shall, and shall cause its Related Persons to, (i) hold in trust for Agent all Remittances received by each such Loan Party or any such Related Person, and (ii) within one (1) Business Day after receipt by any such Loan Party or any such Related Person of any Remittance, deposit the same into the Collection Account. Each Loan Party on behalf of itself and each Related Person acknowledges and agrees that all Remittances are part of the Collateral. All Proceeds of the sale or other disposition of any Collateral shall be deposited directly into the Collection Account.

[Annex B to Credit Agreement]

ANNEX C
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CREDIT AGREEMENT

Lender	Revolving Commitment including a Swing Line Maximum Amount of $5,000,000	Term Loan Commitment
First Merchants Bank	$9,615,384.61	$15,384,615.39

Northwest Bank	$9,038,461.54	$14,461,538.46

Axos Bank	$3,846,153.85	$6,153,846.15

Total	$22,500,000	$36,000,000

[Annex C to Credit Agreement]